The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 9, 2007
Filed Pursuant to Rule 424(b)(2)
Registration No. 333-143244

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated June 12, 2007)

7,250,000 Shares

Common Stock

We are offering 5,500,000 shares of common stock and our chairman, Merton J. Segal, his spouse Beverly Segal and a trust established for her benefit (collectively, “Mr. Segal”) are collectively offering 1,750,000 shares of common stock. We will not receive any proceeds from sales of our common stock by Mr. Segal.

Our common stock is traded on the New York Stock Exchange under the symbol “MIG.” On July 6, 2007, the closing price of our common stock as reported on the New York Stock Exchange was $10.96 per share of common stock.

Investing in our common stock involves a high degree of risk. You should carefully consider the information under the heading “Risk Factors” beginning on page S-9 of this prospectus supplement and page 3 of the accompanying prospectus before buying shares of our common stock.

	Per Share	Total

Public offering price
Underwriting discounts and commissions*
Proceeds, before expenses, to us
Proceeds, before expenses, to the selling shareholder

*	See “Underwriting” on page S-74 for a description of the underwriters’ compensation.

To the extent that the underwriters sell more than 7,250,000 shares of common stock, we have granted the underwriters an option for a period of 30 days to purchase up to 1,087,500 additional shares of our common stock at the public offering price, less the underwriting discount.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect the shares of our common stock will be ready for delivery to purchasers on or about          .

KeyBanc Capital Markets
Friedman Billings Ramsey
Ferris, Baker Watts Incorporated

The date of this prospectus supplement is          .

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, on May 24, 2007 using a “shelf” registration process (the “Shelf Registration Statement”). In this prospectus supplement, we provide you with specific information about the terms of this offering and certain other information. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing in our common stock. This prospectus supplement and the accompanying prospectus also incorporate by reference important business and financial information about us that is not included in or delivered with these documents. You should read both this prospectus supplement and the accompanying prospectus, as well as the additional information described under the heading “Where You Can Find More Information” below and on page 3 of the accompanying prospectus before investing in our common stock. This prospectus supplement adds, updates and changes information contained in the accompanying prospectus and the information incorporated by reference. To the extent that any statement that we make or incorporate by reference in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus or the information incorporated by reference herein or therein, the statements made or incorporated by reference in the accompanying prospectus are deemed modified or superseded by the statements made or incorporated by reference in this prospectus supplement.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with information that is different from that contained in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted. You should assume the information contained in this prospectus and any prospectus supplement is accurate only as of the date of this prospectus or such prospectus supplement relating to the offering, respectively, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or any sale of common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

We have filed the Shelf Registration Statement with the SEC with respect to the common stock offered for sale by us pursuant to this prospectus supplement and accompanying prospectus. This prospectus supplement and the accompanying prospectus, filed as part of the Shelf Registration Statement, do not contain all of the information set forth in the Shelf Registration Statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and the common stock, we refer you to the Shelf Registration Statement and to its exhibits and schedules. Statements in this prospectus supplement and the accompanying prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed or incorporated by reference as an exhibit to the Shelf Registration Statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the Shelf Registration Statement and its exhibits and schedules without charge at the public reference facilities maintained by the SEC in Washington, D.C. (100 F Street NE, Room 1580, Washington, D.C. 20549). Copies of such materials can be obtained from the SEC’s public reference section at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330 or on the SEC website located at http://www.sec.gov.

Information about us is also available at our website at http://www.meadowbrook.com. However, the information on our website is not a part of this prospectus supplement or the accompanying prospectus.

S-ii

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we may disclose information to you by referring you to other documents we have filed with the SEC. The information that we incorporate by reference is an important part of this prospectus supplement and information that we later file with the SEC will automatically update and, where applicable, supersede the information in this prospectus supplement or incorporated by reference in this prospectus supplement.

We incorporate by reference in this prospectus supplement all the documents listed below and any filings Meadowbrook Insurance Group, Inc. makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before all the shares of common stock offered by this prospectus supplement have been sold or de-registered:

•	the annual report on Form 10-K for the fiscal year ended December 31, 2006;

•	the proxy statement in connection with the 2007 Annual Meeting of Shareholders;

•	the quarterly report on Form 10-Q for the period ended March 31, 2007;

•	the current reports on Form 8-K filed on April 4, 2007, April 12, 2007, April 18, 2007, May 7, 2007 and May 11, 2007 and the current report on Form 8-K filed on July 9, 2007 (other than the portions furnished pursuant to Item 7.01 of Form 8-K);

•	the description of our common stock contained in a registration statement on Form 8-A dated September 14, 1995 filed under the Exchange Act and any amendments or reports filed with the SEC for the purpose of updating such description; and

•	the description of our preferred share purchase rights contained in a registration statement on Form 8-A dated October 12, 1999 filed under the Exchange Act and any amendments or reports filed with the SEC for the purpose of updating such description.

You may send a written request or call us to obtain without charge a copy of the documents incorporated by reference in this prospectus supplement. We will not send exhibits to these documents unless we specifically incorporated the exhibits by reference in this prospectus supplement. Make your request by calling or writing to:

Holly Moltane
Director of External Financial Reporting
Meadowbrook Insurance Group, Inc.
26255 American Drive
Southfield, Michigan 48034-5178
(248) 204-8590
hmoltane@meadowbrook.com

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary may not contain all of the information that may be important to you. You should read the entire prospectus supplement, including the financial statements and related notes and other financial data included or incorporated by reference in this prospectus supplement, before making an investment decision. Investors should carefully consider the information set forth under “Risk Factors” beginning on page S-9 of this prospectus supplement and page 3 of the accompanying prospectus. In addition, some statements include forward-looking statements that involve risk and uncertainties. See “Special Note on Forward-Looking Statements” on page S-16.

As used in this prospectus supplement, “we,” “us,” “our” and “Meadowbrook Insurance Group, Inc.” mean Meadowbrook Insurance Group, Inc. and our subsidiaries, unless the context indicates otherwise.

MEADOWBROOK INSURANCE GROUP, INC.

Overview

We are a specialty risk management organization offering a full range of insurance products and services, focused on niche and specialty program business, which we believe is under served by the standard insurance market. Program business refers to an aggregation of individually underwritten risks that have some unique characteristic and are distributed through a select group of focused general agencies, retail agencies and program administrators. We perform the majority of underwriting and claims services associated with these programs. We also provide property and casualty insurance coverage and services through programs and alternative risk management solutions for agents, professional and trade associations, public entities and small to medium-sized insureds.

We operate in the specialty insurance market, which differs significantly from the standard market. In the standard market, insurance rates and forms are highly regulated, with largely uniform products and coverages, and companies tend to compete for customers on the basis of price and distribute their products through a large number of independent agents. In contrast, our specialty market provides coverage for unique, homogenous or hard-to-place risks that may not easily fit the underwriting criteria of standard carriers. Our products and services are generally distributed through a select group of focused general agencies, retail agencies and program administrators. Policies or risks written in the specialty insurance market usually cover insureds engaged in similar, but highly specialized activities that are not often recognized as a program by standard insurers or involve insurance products or classes of insureds that are often overlooked by large admitted carriers.

We pursue niche-focused underwriting in areas that tend to exhibit a reduced level of competition. This focus has allowed us to improve underwriting results through controlled and disciplined growth with long-term program partners. Furthermore, our fee-based and commission income operations generate a stream of consistent revenue, which helps to offset the potential volatility generally associated with underwriting operations.

We have a disciplined management team and culture of accountability, which we believe has helped us to effectively manage our capital. Since our last public offering in 2002, we have established a strong track record of success in deploying capital. Since 2002, we have increased our revenues from $197.8 million to $318.2 million in 2006, representing a compound annual growth rate of 12.6%; earnings per share have grown from $0.08 in 2002 to $0.75 in 2006; and book value per share increased from $4.98 at December 31, 2002 to $6.93 at December 31, 2006. This financial performance was achieved, in part, by reducing our combined ratio from 108.6% in 2002 to 96.8% in 2006.

Recent Developments

In April 2007, A.M. Best Company (“A.M. Best”) upgraded the financial strength rating of our insurance subsidiaries to “A−” (Excellent) from “B++” (Very Good). A.M. Best maintains a letter scale rating system ranging from “A++” (Superior) to “F” (In Liquidation), and an “A−” rating is the fourth highest rating on a scale of sixteen used by A.M. Best. A.M. Best ratings are directed toward the concerns of policyholders and insurance agencies and are not intended for the protection of investors or as a recommendation to buy, hold or sell securities. However, ratings have become an increasingly important factor in establishing the competitive position of insurance companies. The rating reflects Meadowbrook’s strong operating profitability generated through continued underwriting and operating improvements, solid capitalization, and Meadowbrook’s recognized expertise in the specialty program business market and alternative risk market. With the upgrade, we believe we are well positioned to attract additional high quality underwriting prospects from new and existing insurance programs which we would not have been able to access with our previous “B++” rating. With the addition of these new insurance clients, we should be able to further leverage fixed costs. In addition, we will be able to eliminate the use of a non-affiliated “A” rated insurance carrier to issue policies that require an A.M. Best rating of “A.” In 2006, the premium associated with these policies was $72.6 million and the associated policy issuance fee (front fee) was $4.0 million. We expect that elimination of these fees will produce approximately a 1.5 percentage point improvement in the combined ratio, which will be realized over a 12-24 month period as policies renew. As these policies renew, we will be able to issue the policies directly from one of our insurance company subsidiaries and eliminate the front fee as the premium is earned.

On April 16, 2007, we acquired the business of U.S. Specialty Underwriters, Inc. (“USSU”). Based in Cleveland, Ohio, USSU is a specialty program manager that produces fee-based income by underwriting excess workers’ compensation coverage for a select group of insurance companies. In 2006, USSU produced $54.0 million of premiums and $8.5 million in net commissions through a nationwide network of agents who provide services to self-insured entities. USSU focuses on self-insureds within the healthcare industry, as well as universities and public schools in twenty-nine states. This acquisition provides growth to our fee-based operations and complements our existing public entity excess workers’ compensation program.

Operations

For the year ending December 31, 2006, our revenue was derived from over $700 million in annual gross premiums under management. For this period, nearly fifty percent of these premiums were underwritten within our insurance company operations; the remainder represents premiums under management within our fee-for-service and agency operations. Our specialty risk management operations and agency operations are supported by our full-service back office processing capabilities, which provide every function necessary to a risk management organization.

(1)	Figures are for the year ending December 31, 2006

(2)	Under GAAP, intercompany fees are fees paid by our insurance company subsidiaries for risk management services and are eliminated upon consolidation

Specialty Risk Management Operations

Our specialty risk management operations, which include insurance company specialty programs and fee-for-service specialty programs, focus on specialty or niche insurance business. We provide services and coverages tailored to meet specific requirements of defined client groups and their members. We generate business through independent program administrators, general agencies and wholesale and retail agents, collectively referred to as producers. We generate revenue from the services and coverages from our specialty risk management operations within seven categories: net earned premiums, management fees, claims fees, loss control fees, reinsurance placement fees, investment income and net realized gains (losses). Our specialty risk management operations generated total revenues of $306.5 million, $294.5 million and $261.8 million for the years ending December 31, 2006, 2005 and 2004, respectively.

For over thirty years, we have specialized in providing risk management solutions for our clients. By forming risk-sharing partnerships, we align our financial objectives with our clients. Our products and services provide small to medium-sized client groups with access to more sophisticated risk management techniques previously available only to larger corporations. This enables our clients to control insurance costs and potentially turn risk management into a profit center. When our clients place their capital at risk, they are motivated to reduce exposure and share in the underwriting profits and investment income derived from their risk management plan. This commitment fosters a longer-term relationship.

Insurance Company Specialty Programs

Our insurance company specialty programs concentrate on underwriting specialty property and casualty insurance programs designed for niche classes of business such as trade/professional groups and associations. We provide various types of property and casualty insurance coverage, including workers’ compensation, commercial multiple peril, general liability, professional liability, commercial auto liability and inland marine. While we have a focus on workers’ compensation and commercial package policies, we seek to achieve a balance among our lines of business. Our program insureds are generally small to medium-sized businesses and professionals. Representative industries include public entities, retail, professional services, trucking, contractors, agricultural, manufacturing and high-tech. Typically, our insurance programs operate on a regional or state-specific basis, and our producers are local or regional insurance agents who possess expertise in their specialty areas of concentration. While these producers sell policies for us as well as for other insurance companies, we seek to be the producer’s preferred source of coverage on the specific programs we have established, and in some cases we have an exclusive relationship or right of first refusal on the program. We seek to avoid geographic concentration of risks through our underwriting process that might unexpectedly create exposure to natural or man-made catastrophic events, and to mitigate such losses through the purchase of reinsurance.

Fee-For-Service Specialty Programs

Our fee-for-service specialty programs generate significant revenues. We provide risk management services for these programs in return for fees or commissions. These services include risk management consulting and administration, claims administration and handling, loss control and prevention, and reinsurance placement. The fees we receive are either a fixed amount or based on a percentage of premium or claim count. Representative fee-for-service specialty programs include self-insured workers’ compensation funds and public entity pools and trusts. We also provide complete back office services for other insurance companies. We assume no underwriting risk from these programs and therefore do not need to allocate substantial capital to generate ongoing revenue. Our fee-for-service specialty programs generated net fee revenue of $30.4 million, $26.8 million and $32.1 million for the years ending December 31, 2006, 2005 and 2004, respectively.

Agency Operations

Our agency operations specialize in commercial, group life/accident & health, as well as personal insurance product solutions and produce policies for more than fifty major regional, national and international unaffiliated insurance carriers. Our agency operations have grown to be one of the largest agencies in Michigan and, through acquisitions, have expanded into California and Florida. Our Michigan-based retail insurance agency operations are consistently ranked as a leading business insurance agency in Michigan and the United States. Our agency operations generated net commissions of $12.3 million, $11.3 million and $9.8 million for the years ending December 31, 2006, 2005 and 2004, respectively.

Summary Historical Data

As previously indicated, earnings per share have grown from $0.08 per share in 2002 to $0.75 per share in 2006 and book value per share has increased from $4.98 at December 31, 2002 to $6.93 at December 31, 2006. This financial performance was achieved, in part, by reducing our combined ratio from 108.6% in 2002 to 96.8% in 2006. Our return on beginning equity improved by ten percentage points over the same period.

									As of and for the
									Quarters Ending
	As of and for the Years Ending December 31,								March 31,
	2002		2003		2004		2005	2006	2006	2007
	(In thousands, except per share and ratio data)

Income Statement Data:
Gross Written Premiums	$183,637		$253,280		$313,493		$332,209	$330,872	$89,010	$89,504
Gross Commissions and Fees	63,180	(1)	81,101	(1)	88,585	(1)(2)	86,670	91,167	23,564	23,998
Revenues
Net Earned Premiums	145,383		151,205		214,493		249,959	254,920	63,124	65,204
Net Commissions and Fees	37,581	(1)	45,291	(1)	40,535	(1)(2)	35,916	41,172	11,289	11,551
Net Investment Income	13,958		13,484		14,911		17,975	22,075	5,239	6,156
Total Revenues	197,787		210,803		270,278		304,017	318,236	79,645	82,905
Total Expenses	195,240		194,525		249,904		278,351	286,731	71,182	72,846
Net Income	1,650		10,099		14,061		17,910	22,034	5,625	6,923
Earnings per Share (Diluted)	$0.08		$0.35		$0.48		$0.60	$0.75	$0.19	$0.23
Balance Sheet Data:
Total Assets	674,839		692,266		801,696		901,344	969,000	925,518	1,009,352
Shareholders’ Equity	147,395		155,113		167,510		177,365	201,693	180,947	207,379
Book Value per Share	$4.98		$5.34		$5.76		$6.19	$6.93	$6.28	$7.02
Other Data:
Combined Ratio	108.6%		104.4%		101.4%		98.7%	96.8%	96.2%	96.3%
Return on Beginning Equity	2.1%		6.9%		9.1%		10.7%	12.4%	12.7%	13.7%

(1)	Both gross and net commissions and fees include fee revenue associated with two limited duration contracts with the state of Missouri. For the years 2002, 2003, and 2004, gross and net commissions and fees included $748,000, $14.5 million, and $8.3 million, respectively, in fee revenue related to these contracts.

(2)	In the third quarter of 2004, we accelerated the recognition of $3.5 million in revenue from the two limited duration contracts with the state of Missouri.

Competitive Advantages

Flexible Business Model

We have the ability to selectively increase or decrease the underwriting exposure or amount of risk we retain based upon insurance market conditions and our own underwriting and capital management criteria. We offer a full spectrum of products and services to our clients for a fee. These services include risk management services, policy issuance, reinsurance placement and traditional insurance underwriting. This flexible model allows us to better manage underwriting cycles by offsetting lower premium volume with higher fee income when appropriate, or by reducing our reinsurance attachment point.

Balanced Revenue Sources

Our diverse sources of revenue reduce earnings volatility and provide more flexibility to manage through the property and casualty insurance market cycles. Our revenues are derived from three principal sources:

•	Our targeted specialty programs generate insurance premiums and investment income. We focus on specific underwriting niches in smaller average premium accounts, which tend to be less subject to price competition.

•	Revenue generated from managed service fees allows us to provide our back office insurance service expertise to self-insured groups, public entity pools, trusts and other insurance companies, thus leveraging our resources over a larger customer base.

•	Agency commissions received from non-affiliated insurance carriers provide revenues which are not tied to the same geographic markets or class of business as those in our risk taking programs and create greater diversification.

These various revenue sources allow us to remain disciplined through the more competitive underwriting market cycles with the ability to leverage our infrastructure to generate fee and commission revenue, as well as target specific local or regional markets that are less competitive.

Specialty Niche Focus

We have expertise in insuring and providing risk management services to agents, professional and trade associations and small to medium-sized commercial businesses. We focus on specialty program business with unique characteristics in under served markets. These programs require specialized underwriting expertise and industry knowledge that we have accumulated since our inception over fifty years ago. We believe our range of products, specialized market knowledge and successful history serving these programs leads to enhanced client loyalty, program retention and increased shareholder value.

Comprehensive Program Controls

Unlike many other specialty insurers that work with program administrators, our organizational controls over our business enable us to monitor and identify further opportunities and quickly and efficiently react to any changes. To maintain these controls, we:

•	Perform the vast majority of our own underwriting — which produces more consistent data and a better understanding of the risks we insure

•	Manage substantially all of our own claims — which keeps us in tune with how losses develop and produces greater reliability and predictability in the reserving process, and an overall better result

•	Perform regular audits of our branch offices and program partners — which allows us to ensure consistency in the application of our underwriting and claims handling standards

•	Maintain all data on our information systems — which gives us more timely access to information in order to identify strengths and weaknesses in our programs and recognize and respond quickly to changes in the market

•	Perform monthly reviews of premium and losses on all programs — which enables us to regularly evaluate pricing adequacy, reserve position and adherence to our underwriting guidelines

•	Execute a multi-disciplinary due diligence process — which allows representatives from all significant disciplines within our company (e.g., actuarial, underwriting, claims, legal, finance and systems) to ensure that new programs are designed to meet our return on equity goals and are adequately structured to promote success

•	Utilize a web-based processing system — which makes it easier for producers to do business with us and helps reduce costs and improve control over underwriting

Our focus on underwriting controls as well as improved risk selection, adequate pricing, and expense initiatives have resulted in an improvement in our combined ratio from 108.6% in 2002 to 96.8% in 2006.

Successful Integration of Acquisitions

Part of our strategy is to pursue acquisitions that generate value significantly faster than we can create organically. Over the last ten years, we acquired six businesses which have contributed approximately $12.2 million to our net income in 2006. Through these acquisitions, we have added a number of talented insurance professionals to our team and have realized synergies such as revenue growth, improved claims and loss control services and expansion of our geographic presence.

Long-Term Relationships

We serve our small and medium-sized agencies and insureds by providing specialized market knowledge, a diverse product offering and superior customer service. We believe our dedicated focus on these specialty products and markets has made us a preferred choice as risk manager or insurer among our potential client base. Our full range of products and services allow us to adapt to our clients’ changing needs. Our customized solutions and risk sharing opportunities align the financial interests of our partners with ours and create partner loyalty as well as barriers to entry.

Experienced Management Team

Our senior management team has an average of 28 years of experience and broad industry expertise. Our management team has fostered a working environment that focuses on communicating current information and strategies with a strong commitment to integrity, training, innovation and respect. Since our 2002 offering, the senior management team has effectively deployed and managed the Company’s capital, and achieved an A.M. Best rating increase from “B+” to “A−”. The ratings upgrade was obtained while significantly growing revenues and increasing return on beginning equity from 2.1% in 2002 to 12.4% in 2006.

Strategy

We plan to pursue profitable growth and favorable returns on equity through the following strategies:

Focus on Profitability

We intend to continue to focus on underwriting discipline and profitability. Specifically, we target a 95% combined ratio and annual growth in net income of 15-20%. We endeavor to select risks prudently, capitalize upon our A.M. Best rating upgrade to eliminate the majority of our policy issuance fees that we pay to unaffiliated carriers, use our flexible business model to manage through underwriting cycles, expand margins on fee based business, realize economies of scale and continue to seek opportunities to decrease expenses.

Grow Our Revenue Sources Organically

We plan to grow our revenues organically through the addition of new members to our existing programs, through implementing new insurance and managed programs and by adding new agency clients. Additionally, we act as underwriting managers for non-affiliated insurance companies on small workers’ compensation and other lines of business. Where and when it is appropriate, we may have the opportunity to convert some premiums from managed programs to risk-bearing programs.

Leverage Our Diverse Distribution Channels

We generate business through a select number of independent program administrators, general agencies and wholesale and retail agents. These producers sell policies for us as well as for other insurance companies. However, we seek to be the preferred source of coverage on the specific programs we have established with the producer and in some cases we have an exclusive relationship or right of first refusal on the program. We intend to continue seeking producers with specialized knowledge of the programs they control and a history of profitable business. We also intend to continue distributing our products and services through a diversified array of producers to find the most attractive program opportunities and insulate our business from disruptions in any particular channel.

Continue Risk Sharing and Alignment with Our Partners

We plan on continuing to align our interests with those of our agents and customers through customized risk sharing arrangements including captives, rent-a-captives, profit-based commissions and dividend plans, among other things. We believe these arrangements enhance partner loyalty and create a stable, long term program.

Maintain Our Regional Program Focus

We plan to maintain our local and regional focus, as we believe it is a platform that allows us to grow our business and expand our margins. Our regional offices throughout the country perform underwriting, claims handling and loss control services, subject to comprehensive program controls. Our regional presence produces a higher level of service for the agents and customers with whom we do business and provides us with local market knowledge, which we believe provides an important advantage when developing market strategies, tailoring products to the needs of different regions and capitalizing on opportunities in each region.

Pursue Acquisitions on a Selective Basis

We plan to continue to pursue opportunities to acquire program managers, agencies and specialty books of business with a demonstrated history of profitable underwriting. We expect to continue targeting local and regional agencies or administrators that control profitable programs, with proven management teams that will continue to grow their business as part of our team. We expect acquisitions to be an important part of our strategy in the future.

Continue to Develop Scalable Technology

Our technology department has developed effective, customized analytical tools that we believe significantly enhance our ability to write profitable business and cost-effectively administer claims. In addition, these tools allow all internal systems to be connected. We intend to continue making investments in advanced and reliable technology infrastructure.

Challenges

Our business is subject to a number of risks discussed in the “Risk Factors” section and elsewhere in this prospectus supplement and the accompanying prospectus. In particular, the following considerations may offset our competitive advantages or have a negative effect on our business strategy and could cause a decrease in the price of our common stock and result in a loss of a portion or all of your investment:

•	If our estimates of reserves for losses and loss adjustment expenses are not adequate, we will have to increase our reserves, which would result in reductions in net income, retained earnings, statutory surplus and liquidity.

•	If our financial strength ratings are reduced, we may be adversely impacted.

•	Market conditions may cause our reinsurance to be more costly or unavailable, we may be required to bear increased risks or reduce the level of our underwriting commitments.

•	We are subject to credit risk with respect to the obligations of our reinsurers and risk-sharing partners. The inability of our reinsurers or risk-sharing partners to meet their obligations could adversely affect our profitability.

•	We may face competitive pressures in our business that could adversely affect our profitability.

•	Our results may fluctuate due to many factors, including cyclical periods of price competition and excess capacity (known as a soft market) followed by periods of high premium rates and reduced underwriting capacity (known as a hard market).

For a further discussion of these and other risks, see “Risk Factors.”

Our principal executive offices are located at 26255 American Drive, Southfield, Michigan 48034-5178 and our telephone number is (248) 358-1100.

THE OFFERING

Common stock we are offering	5,500,000 shares

Common stock offered by the selling shareholders	1,750,000 shares

Total	7,250,000 shares

Common stock outstanding after the offering	36,030,387 shares

Use of proceeds	We estimate that our net proceeds from this offering, after payment of underwriting discounts and the expenses of the offering, will be approximately $56.9 million, assuming no exercise of the underwriters’ option to acquire additional shares. We plan to use the net proceeds of the offering to temporarily reduce the outstanding balance of $22.0 million on our bank line of credit, to support organic growth of our underwriting business, to fund potential select acquisitions, and for other general corporate purposes.

We will not receive any of the proceeds from the sale of shares by the selling shareholders.

Risk factors	See “Risk Factors” beginning on page S-9 of this prospectus supplement and page 3 of the accompanying prospectus and other information included in this prospectus supplement for a discussion of risks you should consider before deciding to invest in our common stock.

New York Stock Exchange Symbol	MIG

We calculated the outstanding shares after the offering assuming the underwriters do not exercise their option to purchase an additional 1,087,500 shares and based on the number of shares outstanding as of July 6, 2007, excluding:

•	174,200 shares reserved for issuance on the exercise of options granted under our existing stock option plan at an average option exercise price of $11.53 per share; and

•	778,790 additional shares available for future issuance under our equity incentive plans.

Unless otherwise stated, all figures in this prospectus supplement assume no exercise of the underwriters’ option to acquire additional shares.

RISK FACTORS

An investment in our common stock involves a number of risks. You should carefully consider the following information about these risks, together with the other information contained in this prospectus supplement and the accompanying prospectus as well as in our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated herein by reference, before investing in our common stock. Additional risks not presently known to us, or that we currently deem immaterial, may also impair our business or results of operations. Any of the risks described could result in a significant or material adverse effect on our financial condition or results of operations, and a corresponding decline in the market price of our common stock. You could lose all or part of your investment.

This prospectus supplement and accompanying prospectus also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus supplement and the accompanying prospectus. See “Special Note on Forward-Looking Statements.”

If our estimates of reserves for losses and loss adjustment expenses are not adequate, we will have to increase our reserves, which would result in reductions in net income, retained earnings, statutory surplus, and liquidity.

We establish reserves for losses and expenses related to the adjustment of losses for the insurance policies we write. We determine the amount of these reserves based on our best estimate and judgment of the losses and costs we will incur on existing insurance policies. Star Insurance Company (“Star”), Savers Property and Casualty Insurance Company (“Savers”), Williamsburg National Insurance Company (“Williamsburg”) and Ameritrust Insurance Corporation (“Ameritrust”, and together with Star, Savers and Williamsburg, the “Insurance Company Subsidiaries”) obtain an annual statement of opinion from an independent actuarial firm on these reserves. While we believe our reserves are adequate, we base these reserves on assumptions about past and future events. The following factors could have a substantial impact on our future loss experience:

•	the amounts of claims settlements and awards

•	legislative activity

•	changes in inflation and economic conditions

Actual losses and the costs we incur related to the adjustment of losses under insurance policies could exceed, perhaps substantially, the amount of reserves we establish. When we increase reserves, our net income for the period will decrease by a corresponding amount. An increase in reserves may also require us to write off a portion of our deferred acquisition costs asset, which would cause a further reduction of net income in that period.

If our financial strength ratings are reduced, we may be adversely impacted.

Insurance companies are subject to financial strength ratings produced by external rating agencies. Higher ratings generally indicate greater financial stability and a stronger ability to pay claims. Ratings are assigned by rating agencies to insurers based upon factors they believe are important to policyholders. Ratings are not recommendations to buy, hold, or sell our securities.

Our ability to write business is most influenced by our rating from A.M. Best. A.M. Best ratings are designed to assess an insurer’s financial strength and ability to meet continuing obligations to policyholders. Currently, our financial strength rating from A.M. Best is “A−” (Excellent) for our Insurance Company Subsidiaries. There can be no assurance that A.M. Best will not change its rating in the future. A rating downgrade from A.M. Best could materially adversely affect the business we write and our results of operations.

If market conditions cause our reinsurance to be more costly or unavailable, we may be required to bear increased risks or reduce the level of our underwriting commitments.

As part of our overall risk and capacity management strategy, we purchase reinsurance for significant amounts of risk underwritten by our Insurance Company Subsidiaries, especially for the excess-of-loss and severity risks. Market conditions beyond our control determine the availability and cost of the reinsurance we purchase, which may affect the level of our business and profitability. Our reinsurance facilities are generally subject to annual renewal. We may be unable to maintain our current reinsurance facilities or to obtain other reinsurance in adequate amounts and at favorable rates. Increases in the cost of reinsurance would adversely affect our profitability. In addition, if we are unable to renew our expiring facilities or to obtain new reinsurance on favorable terms, either our net exposure to risk would increase or, if we are unwilling to bear an increase in net risk exposures, we would have to reduce the amount of risk we underwrite.

We are subject to credit risk with respect to the obligations of our reinsurers and risk-sharing partners. The inability of our reinsurers or risk-sharing partners to meet their obligations could adversely affect our profitability.

Our Insurance Company Subsidiaries cede insurance to other insurers under pro rata and excess-of-loss contracts. These reinsurance arrangements diversify our business and reduce our exposure to large losses or from hazards of an unusual nature. We transfer some of the risk we have assumed to reinsurance companies in exchange for a portion of the premium we receive in connection with the risk. Although reinsurance makes the reinsurer liable to us to the extent the risk is transferred, the ceding of insurance does not discharge us of our primary liability to our policyholder. If all or any of the reinsuring companies fail to pay or pay on a timely basis, we would be liable for such defaulted amounts. Therefore, we are subject to credit risk with respect to the obligations of our reinsurers. If our reinsurers fail to pay us or fail to pay on a timely basis, our financial results and financial condition could be adversely affected. In order to minimize our exposure to significant losses from reinsurer insolvencies, we evaluate the financial condition of our reinsurers and monitor the economic characteristics of the reinsurers on an ongoing basis. As of December 31, 2006, our reinsurance recoverables on paid and unpaid losses was $202.7 million. (See “Reinsurance Considerations that Impact Us” on page S-61.)

In addition, with our risk-sharing programs, we are subject to credit risk with respect to the payment of claims by our clients’ captive, rent-a-captive, large deductible programs and indemnification agreements, as well as on the portion of risk either ceded to captives or retained by our clients. The capitalization and creditworthiness of prospective risk-sharing partners is one of the factors we consider upon entering into and renewing risk-sharing programs. Generally, we collateralize balances due from our risk-sharing partners through funds withheld trusts or stand-by letters of credit issued by highly rated banks. No assurance can be given regarding the future ability of any of our risk-sharing partners to meet their obligations. The inability of our risk-sharing partners to meet their obligations could adversely affect our profitability.

We face competitive pressures in our business that could cause our revenues to decline and adversely affect our profitability.

We compete with a large number of other companies in our selected lines of business. We and our agents compete, and will continue to compete, with major United States, foreign and other regional insurers, as well as mutual companies, specialty insurance companies, underwriting agencies and diversified financial services companies. Many of our competitors have greater financial and marketing resources than we do. Our profitability could be adversely affected if we lose business or any of our agents to competitors offering similar or better products at or below our prices.

A number of new, proposed or potential legislative or industry developments could further increase competition in our industry. These developments include:

•	the formation of new insurers and an influx of new capital in the marketplace as existing companies attempt to expand their business as a result of better pricing and/or terms

•	programs in which state-sponsored entities provide property insurance in catastrophe-prone areas or other alternative market types of coverage

•	changing practices created by the internet, which has increased competition within the insurance business

These developments could make the property and casualty insurance marketplace more competitive by increasing the supply of insurance capacity. In that event, the current trend toward a softer market could be accelerated and may negatively influence our ability to maintain or increase rates. Accordingly, these developments could have an adverse effect on our business, financial condition and results of operations.

Our results may fluctuate as a result of many factors, including cyclical changes in the insurance industry.

The results of companies in the property and casualty insurance industry historically have been subject to significant fluctuations and uncertainties. Our industry’s profitability can be affected by:

•	rising levels of actual costs that are not known by companies at the time they price their products

•	volatile and unpredictable developments, including man-made, weather-related and other natural catastrophes or terrorist attacks

•	changes in loss reserves resulting from the general claims and legal environments as different types of claims arise and judicial interpretations relating to the scope of insurer’s liability develop

•	fluctuations in interest rates, inflationary pressures and other changes in the investment environment, which affect returns on invested assets and may impact the ultimate payout of losses

•	increases in medical costs beyond historic or expected annual inflationary levels

The demand for property and casualty insurance can also vary significantly, rising as the overall level of economic activity increases and falling as that activity decreases. The property and casualty insurance industry historically is cyclical in nature, with periods of reduced underwriting capacity and favorable premium rates alternating with periods of excess underwriting capacity and flat or falling premium rates. These fluctuations in demand and supply could produce underwriting results that would have a negative impact on our financial condition and results of operations.

Negative developments within the workers’ compensation insurance industry may adversely affect our financial condition and results of operations.

Although we engage in other businesses, approximately 34% of our premium was attributable to workers’ compensation insurance for the trailing twelve months ended March 31, 2007. As a result, negative developments within the economic, competitive or regulatory conditions affecting the workers’ compensation insurance industry may have an adverse effect on our financial condition and results of operations. For example, if legislators in one of our larger markets, such as Florida, Nevada, or Massachusetts, were to enact legislation to increase the scope or amount of benefits for employees under workers’ compensation insurance policies without related premium increases or loss control measures, this could negatively affect the workers’ compensation insurance industry. In some states, workers’ compensation insurance premium rates are determined by regulation, and changes in mandated rates could reduce our profitability. Negative developments within the workers’ compensation insurance industry could have a greater effect on us than on more diversified insurance companies with more diversified lines of insurance.

The failure of any of the loss limitation methods we employ could have a material adverse effect on our results of operations and financial condition.

We seek to limit our loss exposure by writing a number of our insurance and reinsurance contracts on an excess-of-loss basis. Excess-of-loss insurance and reinsurance indemnifies the insured against losses in excess of a specified amount. In addition, we limit program size for each client and purchase third-party reinsurance for our own account. In the case of our assumed proportional reinsurance treaties, we seek per occurrence limitations or loss and loss expense ratio caps to limit the impact of losses ceded by the client. In proportional reinsurance, the reinsurer shares a proportional part of the premiums and losses of the reinsured. We also seek to limit our loss exposure by geographic diversification. Various provisions of our policies, such as limitations or exclusions from coverage or choice of forum negotiated to limit our risks, may not be enforceable in the manner we intend. As a result, one or more catastrophic or other events could result in claims that substantially exceed our expectations, which could have an adverse effect on our results of operations or financial condition.

Because our investment portfolio consists primarily of fixed income securities, our investment income could suffer as a result of fluctuations in interest rates and market conditions.

We currently maintain and intend to continue to maintain an investment portfolio consisting primarily of fixed income securities. The fair value of these securities fluctuates depending on changes in interest rates. Generally, the fair market value of these investments increases or decreases in an inverse relationship with changes in interest rates, while net investment income earned by us from future investments in fixed income securities will generally increase or decrease with interest rates. Changes in interest rates may result in fluctuations in the income derived from, and the valuation of, our fixed income investments, which could have an adverse effect on our financial condition and results of operations.

In addition, our investment portfolio includes mortgage-backed securities. As of March 31, 2007, mortgage-backed securities constituted approximately 20.5% of our invested assets. As with other fixed income investments, the fair market value of these securities fluctuates depending on market and other general economic conditions and the interest rate environment. Changes in interest rates can expose us to prepayment risks on these investments. When interest rates fall, mortgage-backed securities are prepaid more quickly than expected and the holder must reinvest the proceeds at lower interest rates. Our mortgage-backed securities currently consist of securities with features that reduce the risk of prepayment, but there is no guarantee that we will not invest in other mortgage-backed securities that lack this protection. In periods of increasing interest rates, mortgage-backed securities are prepaid more slowly, which may require us to receive interest payments that are below the prevailing interest rates for longer than expected.

We could be forced to sell investments to meet our liquidity requirements.

We believe we maintain adequate amounts of cash and short-term investments to pay claims, and do not expect to have to sell securities prematurely for such purposes. We may, however, decide to sell securities as a result of changes in interest rates, credit quality, the rate or repayment or other similar factors. A significant increase in market interest rates could result in a situation in which we are required to sell securities at depressed prices to fund payments to our insureds. Since we carry debt securities at fair value, we expect these securities would be sold with no material impact on our net equity, although it could result in net realized losses. If these securities are sold, future net investment income may be reduced if we are unable to reinvest in securities with similar yields.

Because we are heavily regulated by the states in which we operate, we may be limited in the way we operate.

We are subject to extensive supervision and regulation in the states in which we operate. The supervision and regulation relate to numerous aspects of our business and financial condition. The primary purpose of the supervision and regulation is to maintain compliance with insurance regulations and to protect policyholders and not our shareholders. The extent of regulation varies, but generally is governed by state statutes. These statutes delegate regulatory, supervisory and administrative authority to state insurance departments. This system of regulation covers, among other things:

•	standards of solvency, including risk-based capital measurements

•	restrictions on the nature, quality and concentration of investments

•	restrictions on the types of terms that we can include in the insurance policies we offer

•	required methods of accounting

•	required reserves for unearned premiums, losses and other purposes

•	permissible underwriting and claims settlement practices

•	potential assessments for the provision of funds necessary for the settlement of covered claims under certain insurance policies provided by impaired, insolvent or failed insurance companies

The regulations of the state insurance departments may affect the cost or demand for our products and may impede us from obtaining rate increases or taking other actions we might wish to take to increase our profitability. Furthermore, we may be unable to maintain all required licenses and approvals and our business may not fully comply with the wide variety of applicable laws and regulations or the relevant authority’s interpretation of the laws and regulations. Also, regulatory authorities have relatively broad discretion to grant, renew or revoke licenses and approvals. If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, the insurance regulatory authorities could stop or temporarily suspend us from conducting some or all of our activities or monetarily penalize us.

Also, the insurance industry has recently become the focus of increased scrutiny by regulatory authorities relating to the placement of insurance, as well as claims handling by insurers in the wake of recent hurricane losses. Some states have adopted new disclosure requirements relating to the placement of insurance business, while other states are considering what additional regulatory oversight might be required with regard to claims handling activities of insurers. It is difficult to predict the outcome of these regulatory activities, whether they will expand into other areas of the business not yet contemplated, whether activities and practices currently thought of to be lawful will be characterized as unlawful and what form of additional or new regulations may be finally adopted and what impact, if any, such increase regulatory actions may have on our business. We have received general industry-wide requests for information from a few state insurance departments regarding compensation with insurance agents. We responded to these inquires. Subsequent to our responses, we have not received any further inquiries or comments from the state insurance departments.

Our reliance on producers subjects us to their credit risk.

With respect to our agency billed premiums generated by our Insurance Company Subsidiaries, producers collect premiums from the policyholders and forward them to us. In certain jurisdictions, when the insured pays premium for these policies to producers for payment, the premium might be considered to have been paid under applicable insurance laws and the insured will no longer be liable to us for those amounts, whether or not we have actually received the premium from the producer. Consequently, we assume a degree of credit risk associated with producers. Although producers’ failures to remit premiums to us have not caused a material adverse impact on us to date, there may be instances where producers collect premium but do not remit it to us and we may be required under applicable law to provide the coverage set forth in the policy despite the actual collection of the premium by us. Because the possibility of these events is dependent in large part upon the financial condition and internal operations of our producers, we may not be able to quantify any potential exposure presented by the risk. If we are unable to collect premium from our producers in the future, our financial condition and results of operations could be materially and adversely affected.

Provisions of the Michigan Business Corporation Act, our articles of incorporation and other corporate governing documents and the insurance laws of Michigan, Missouri, California and Florida may discourage takeover attempts.

The Michigan Business Corporation Act contains “anti-takeover” provisions. Chapters 7A (the “Fair Price Act”) and 7B (the “Control Share Act”) of the Business Corporation Act apply to us and may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in their best interest, including those attempts that might result in shareholders receiving a premium over market price for their shares.

The Fair Price Act provides that a supermajority vote of 90 percent of the shareholders and no less than two-thirds of the votes of non interested shareholders must approve a “business combination.” The Fair Price Act defines a “business combination” to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an “interested shareholder” or certain “affiliates.” An “interested shareholder” is generally any person who owns ten percent or more of the outstanding voting shares of the company. An “affiliate” is a person who directly or indirectly controls, is controlled by, or is under common control with, a specified person. The supermajority vote required by the Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions include, among others: (i) the purchase price to be paid for the shares of the company in the business combination must be at least equal to the highest of either (a) the market value of the shares or (b) the highest per share price paid by the interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and (ii) once becoming an interested shareholder, the person may not become the beneficial owner of any additional shares of the company except as part of the transaction which resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends.

The Control Share Act establishes procedures governing “control share acquisitions” of large public Michigan corporations. A control share acquisition is defined as an acquisition of shares by an acquiror which, when combined with other shares held by that person or entity, would give the acquiror voting power, alone or as part of a group, at or above any of the following thresholds: 20 percent, 33 1/3 percent or 50 percent. Under the Control Share Act, an acquiror may not vote “control shares” unless the company’s disinterested shareholders (defined to exclude the acquiring person, officers of the target company, and directors of the target company who are also employees of the company) vote to confer voting rights on the control shares. The Control Share Act does not affect the voting rights of shares owned by an acquiring person prior to the control share acquisition. The Control Share Act entitles corporations to redeem control shares from the acquiring person under certain circumstances. In other cases, the Control Share Act confers dissenters’ right upon all of the corporation’s shareholders except the acquiring person.

Our articles of incorporation allow our Board of Directors to issue one or more classes or series of preferred stock with voting rights, preferences and other privileges as the Board of Directors may determine. Also, we have adopted a shareholder rights plan which if triggered would significantly dilute the stock ownership percentage of anyone who acquires more than fifteen percent of our shares without the approval of our Board of Directors. The existence of our shareholder rights plan and the possible issuance of preferred shares could adversely affect the holders of our common stock and could prevent, delay or defer a change of control.

We are also subject to the laws of various states, such as Michigan, Missouri, California, and Florida, governing insurance holding companies. Under these laws, a person generally must obtain the applicable Insurance Department’s approval to acquire, directly or indirectly, five to ten percent or more of the outstanding voting securities of our Insurance Company Subsidiaries. An Insurance Department’s determination of whether to approve an acquisition would be based on a variety of factors, including an evaluation of the acquirer’s financial stability, the competence of its management, and whether competition in that state would be reduced. These laws may prevent, delay or defer a change of control of us or our Insurance Company Subsidiaries.

Most states assess our Insurance Company Subsidiaries to provide funds for failing insurance companies and those assessments could be material.

Our Insurance Company Subsidiaries are subject to assessments in most states where we are licensed for the provision of funds necessary for the settlement of covered claims under certain policies provided by impaired, insolvent or failed insurance companies. Maximum contributions required by law in any one year vary by state, and have historically been less than one percent of annual premiums written. We cannot predict with certainty the amount of future assessments. Significant assessments could have a material adverse effect on our financial condition and results of operations.

We may require additional capital in the future, which may not be available or may only be available on unfavorable terms.

Our future capital requirements depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. To the extent that our present capital is insufficient to meet future operating requirements and/or cover losses, we may need to raise additional funds through financings. Based on our current operating plan, we believe our capital growth strategy, together with the proceeds of this offering, will support our operations without the need to raise additional capital. However, we cannot provide any assurance in that regard, since many factors will affect our capital needs and their amount and timing, including our growth and profitability, our claims experience, and the availability of reinsurance, as well as possible acquisition opportunities, market disruptions and other unforeseeable developments. If we had to raise additional capital, equity or debt financing may not be available or, may be on terms that are not favorable to us. In the case of equity financings, dilution to our shareholders could result, and in any case such securities may have rights, preferences and privileges that are senior to those of the shares offered hereby. If we cannot obtain adequate capital on favorable terms or at all, our business, operating results and financial condition could be adversely affected.

We have broad discretion in the use of the net proceeds from an offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our results of operations or enhance the value of our common stock. The failure by our management to apply these proceeds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our common stock to decline.

Our performance is dependent on the continued services and performance of our senior management and other key personnel.

The success of our business is dependent on our ability to retain and motivate our senior management and key management personnel. The loss of the services of any of our executive officers or other key employees could have a material adverse effect on our business, financial condition, and results of operations. We have existing employment or severance agreements with Merton J. Segal, Robert S. Cubbin, Michael G. Costello, Karen M. Spaun, Stephen Belden, Robert C. Spring, Archie S. McIntyre, and Kenn R. Allen. We maintain a “key person” life insurance policy on Robert S. Cubbin, our President and CEO.

Our future success also will depend on our ability to attract, train, motivate and retain other highly skilled technical, managerial, marketing, and customer service personnel. Competition for these employees is intense and we may not be able to successfully attract, integrate or retain sufficiently qualified personnel. In addition, our future success depends on our ability to attract, retain and motivate our agents and other producers. Our failure to attract and retain the necessary personnel and producers could have a material adverse effect on our business, financial condition, and results of operations.

We rely on our information technology and telecommunications systems to conduct our business.

Our business is dependent upon the uninterrupted functioning of our information technology and telecommunication systems. We rely upon our systems, as well as the systems of our vendors, to underwrite and process our business, make claim payments, provide customer service, provide policy administration services, such as endorsements, cancellations and premium collections, comply with insurance regulatory requirements and perform actuarial and other analytical functions necessary for pricing and product development. Our operations are dependent upon our ability to timely and efficiently process our business and protect our information and telecommunications systems from physical loss, telecommunications failure or other similar catastrophic events, as well as from security breaches. While we have implemented business contingency plans and other reasonable and appropriate internal controls to protect our systems from interruption, loss or security breaches, a sustained business interruption or system failure could adversely impact our ability to process our business, provide customer service, pay claims in a timely manner or perform other necessary business functions. Likewise, a security breach of our computer systems could also interrupt or damage our operations or harm our reputation in the event confidential customer information is disclosed to third parties. Either of these circumstances could have a material adverse effect upon our financial condition, operations or reputation.

Managing technology initiatives and obtaining the efficiencies anticipated with technology implementation may present significant challenges.

While technological enhancements and initiatives can streamline several business processes and ultimately reduce the costs of operations, these initiatives can present short-term costs and implementation risks. Projections of associated costs, implementation timelines, and the benefits of those results may be inaccurate and such inaccuracies could increase over time. In addition, there are risks associated with not achieving the anticipated efficiencies from technology implementation that could impact our results of operations.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus supplement and the prospectus and the documents incorporated by reference in this prospectus supplement and the prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking phrases such as “will,” “may,” “are expected to,” “is anticipated,” “estimate,” “target,” “forecast,” “plan,” “should,” “projected,” “intends to,” or other similar words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, such as:

•	changes in the business environment in which we operate, including inflation and interest rates;

•	availability, terms and collectibility of reinsurance;

•	changes in taxes, laws and governmental regulations;

•	competitive product and pricing activity;

•	managing growth profitably;

•	catastrophe losses including those from future terrorist activity;

•	the cyclical nature of the property and casualty industry;

•	product demand;

•	claims development and the process of estimating reserves;

•	the ability of our reinsurers to pay reinsurance recoverables owed to us;

•	investment results;

•	changes in the ratings assigned to us by ratings agencies;

•	uncertainty as to reinsurance coverage for terrorist acts; and

•	availability of dividends from our insurance company subsidiaries.

We have described these and other risks under “Risk Factors.” You should keep in mind these risk factors and other cautionary statements in this prospectus supplement when considering forward-looking statements.

Except as required by law, we undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Based on an assumed public offering price of $10.96 per share (the closing price of our common stock on the New York Stock Exchange on July 6, 2007), we estimate that we will receive approximately $56.9 million in net proceeds from this offering after deducting underwriting discounts and commissions and our estimated expenses for this offering of approximately $3.4 million. If the underwriters’ option to purchase additional shares of common stock is exercised in full, we estimate that our net proceeds will be approximately $68.2 million. We plan to use the net proceeds of the offering to temporarily reduce the outstanding balance of $22.0 million on our bank line of credit, to support organic growth of our underwriting business, to fund potential select acquisitions, and for other general corporate purposes.

As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, we will retain broad discretion over the use of these proceeds. Pending the use of the net proceeds, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, interest-bearing, and investment-grade securities.

DIVIDEND POLICY

While we have paid dividends in the past, we have not in the past five years paid dividends on our common stock. Our Board of Directors considers whether or not a dividend will be declared based on a variety of factors, including but not limited to our cashflow, liquidity needs, results of operations and financial condition. As a holding company, we are dependent upon dividends and other permitted payments from our subsidiaries to pay any cash dividend. Our regulated subsidiaries’ ability to pay dividends to us is limited by government regulations. See “Business — Regulations that Impact Us” on page S-66.

CAPITALIZATION

The following table shows our capitalization at March 31, 2007, and as adjusted to give effect to (i) our acquisition of the business of USSU on April 16, 2007 and (ii) the sale of the common stock offered by this prospectus supplement based upon an assumed public offering price of $10.96 per share (the closing price of our common stock on the New York Stock Exchange on July 6, 2007) and after deducting underwriting discounts and commissions and estimated offering expenses of approximately $3.4 million.

		As Adjusted for Stock
		Issued in USSU	As Adjusted for Stock
	Actual	Acquisition	Issued in this Offering
	(In thousands)

Revolving Debt	$10,400	$23,060	$0
Debentures	55,930	55,930	55,930

Total Debt	$66,330	$78,990	$55,930
Common stock, $0.01 par value; authorized 75,000,000(1) shares, 29,539,236 (actual), 30,447,171 shares (as adjusted for the USSU acquisition) and 36,030,387 (as adjusted for this offering) issued and outstanding	295	304	359
Additional paid-in capital	125,265	135,256	192,072
Retained earnings	83,205	83,205	83,205
Note receivable from officer	(871)	(871)	(871)
Accumulated other comprehensive income	(515)	(515)	(515)

Total shareholders’ equity	$207,379	$217,379	$274,250

Total Capitalization	$273,709	$296,369	$330,180

(1)	We amended our Articles of Incorporation on May 14, 2007 to increase the number of authorized shares of common stock from 50,000,000 to 75,000,000.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the New York Stock Exchange under the symbol “MIG.” The following table shows the high and low prices of our common stock as reported by the NYSE and our dividends declared for each fiscal period shown.

	High	Low	Dividend

2005
First quarter	$5.89	$4.98	—
Second quarter	5.53	5.02	—
Third quarter	5.72	5.05	—
Fourth quarter	6.77	5.31	—

	High	Low	Dividend

2006
First quarter	$7.00	$5.63	—
Second quarter	8.91	6.68	—
Third quarter	11.83	8.32	—
Fourth quarter	12.48	8.78	—

	High	Low	Dividend

2007
First quarter	$11.68	$9.10	—
Second quarter	12.45	9.94	—
Third quarter (through July 6, 2007)	11.57	10.87	—

On July 6, 2007, the last reported sale price of our common stock on the New York Stock Exchange was $10.96 per share. As of July 6, 2007, there were 247 holders of record of our common stock.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth our selected historical consolidated financial and operating information for the periods ended and as of the dates indicated. The selected consolidated income statement data for the years ended December 31, 2006 and 2005 and the balance sheet data as of December 31, 2006 and 2005 are derived from our audited financial statements included elsewhere in this prospectus supplement, which have been audited by Ernst & Young LLP, an independent registered public accounting firm. The selected consolidated income statement data for the year ended December 31, 2004 are derived from our audited financial statements included elsewhere in this prospectus supplement, which have been prepared in accordance with GAAP and have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. The selected consolidated income statement data for the years ended December 31, 2003 and 2002 and the balance sheet data as of December 31, 2004, 2003, and 2002 are derived for our audited financial statements, which have been prepared in accordance with GAAP and have been audited by PricewaterhouseCoopers LLP. The selected unaudited consolidated income statement data for the three months ended March 31, 2007 and 2006 and the balance sheet data as of March 31, 2007 and 2006 are derived from our unaudited financial statements included elsewhere in this prospectus supplement, which have been prepared in accordance with GAAP. The selected unaudited consolidated financial statements include all adjustments, other than normal recurring adjustments, which we consider necessary for a fair presentation of our financial position, results of operations and cash flows for the interim periods presented. These historical results are not necessarily indicative of results to be expected from any future period.

You should read the following selected consolidated financial information together with the other information contained in this prospectus supplement, including the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus supplement.

						For the Quarters Ending
	For the Years Ending December 31,					March 31,
	2002	2003	2004	2005	2006	2006	2007
	(In thousands, except per share and ratio data)
						(Unaudited)

Income Statement Data:
Gross written premiums	$83,637	$253,280	$313,493	$332,209	$330,872	$89,010	$89,504
Net written premiums	139,795	189,827	233,961	258,134	262,668	69,381	71,972

Net earned premiums	$145,383	$151,205	$214,493	$249,959	$254,920	$63,124	$65,204
Net commissions and fees	37,581	45,291	40,535	35,916	41,172	11,289	11,551
Net investment income	13,958	13,484	14,911	17,975	22,075	5,239	6,156
Net realized gains (losses)	666	823	339	167	69	(7)	(6)
Gain on sale of subsidiary	199	—	—	—	—	—	—

Total revenue	$197,787	$210,803	$270,278	$304,017	$318,236	$79,645	$82,905

Net losses and loss adjustment expenses (“LAE”)	$98,734	$98,472	$135,938	$151,542	$146,293	$37,043	$36,646
Policy acquisition and other underwriting expenses	33,573	23,606	33,424	44,439	50,479	11,424	13,643
Other administrative expenses	22,612	23,232	25,964	27,183	29,414	7,959	7,537
Salaries and employee benefits	37,659	48,238	52,297	51,331	54,569	13,368	13,532
Interest expense	3,021	977	2,281	3,856	5,976	1,388	1,488
Gain on debt reduction	(359)	—	—	—	—	—	—
Income before income taxes and equity in earnings of affiliates	2,547	16,278	20,374	25,666	31,505	8,463	10,059
Equity in earnings of affiliates	—	3	39	1	128	9	13
Net income	$1,650	$10,099	$14,061	$17,910	$22,034	$5,625	$6,923
Earnings per share — Diluted	$0.08	$0.35	$0.48	$0.60	$0.75	$0.19	$0.23

						As of and for the Quarters Ending
	As of and for the Years Ending December 31,					March 31,
	2002	2003	2004	2005	2006	2006	2007
	(In thousands, except per share and ratio data)
						(Unaudited)

Balance Sheet Data:
Total investments and cash and cash equivalents	$286,050	$324,235	$402,156	$460,233	$527,600	$467,745	$553,015
Total assets	674,839	692,266	801,696	901,344	969,000	925,518	1,009,352
Loss and LAE reserves	374,933	339,465	378,157	458,677	501,077	470,902	514,833
Revolving debt	32,497	17,506	12,144	7,000	7,000	8,312	10,400
Debentures	—	10,310	35,310	55,930	55,930	55,930	55,930
Shareholders’ equity	147,395	155,113	167,510	177,365	201,693	180,947	207,379
Book value per share	$4.98	$5.34	$5.76	$6.19	$6.93	$6.28	$7.02
Other Data:
GAAP ratios (insurance companies only):
Net loss and LAE ratio(1)	72.1%	70.1%	67.9%	65.2%	62.3%	63.7%	61.3%
Expense ratio(1)	36.5%	34.3%	33.5%	33.5%	34.5%	32.5%	35.0%
Combined ratio	108.6%	104.4%	101.4%	98.7%	96.8%	96.2%	96.3%

(1)	Both the GAAP loss and loss adjustment expense ratio and the GAAP expense ratio are calculated based upon unconsolidated insurance company operations. The following table sets forth the intercompany fees, which are eliminated upon consolidation.

						For the Quarters Ending
	For the Years Ending December 31,					March 31,
	2002	2003	2004	2005	2006	2006	2007
	(In thousands, except ratio data)
						(Unaudited)

Unconsolidated GAAP data — Ratio Calculation Table:
Net earned premiums	$145,383	$151,205	$214,493	$249,959	$254,920	$63,124	$65,204
Consolidated net losses and LAE	$98,734	$98,472	$135,938	$151,542	$146,293	$37,043	$36,646
Intercompany claim fees	6,154	7,514	9,691	11,523	12,553	3,158	3,295

Unconsolidated net losses and LAE	$104,888	$105,986	$145,629	$163,065	$158,846	$40,201	$39,941

GAAP net loss and LAE ratio	72.1%	70.1%	67.9%	65.2%	62.3%	63.7%	61.3%
Consolidated policy acquisition and other underwriting expenses	$33,573	$23,606	$33,424	$44,439	$50,479	$11,424	$13,643
Intercompany administrative and other underwriting fees	19,445	28,296	38,359	39,231	37,442	9,117	9,152

Unconsolidated policy acquisition and other underwriting expenses	$53,018	$51,902	$71,783	$83,670	$87,921	$20,541	$22,795

GAAP expense ratio	36.5%	34.3%	33.5%	33.5%	34.5%	32.5%	35.0%
GAAP combined ratio	108.6%	104.4%	101.4%	98.7%	96.8%	96.2%	96.3%

Management uses the GAAP combined ratio and its components to assess and benchmark underwriting performance.

The GAAP combined ratio is the sum of the GAAP loss and loss adjustment expense ratio and the GAAP expense ratio. The GAAP loss and loss adjustment expense ratio is the unconsolidated net loss and loss adjustment expenses in relation to net earned premiums. The GAAP expense ratio is the unconsolidated policy acquisition and other underwriting expenses in relation to net earned premiums.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a specialty risk management organization offering a full range of insurance products and services, focused on niche and specialty program business, which we believe is under served by the standard insurance market. Program business refers to an aggregation of individually underwritten risks that have some unique characteristic and are distributed through a select group of focused general agencies, retail agencies and program administrators. We perform the majority of underwriting and claims services associated with these programs. We provide property and casualty insurance coverage and services through programs and alternative risk management solutions for agents, professional and trade associations and small to medium-sized insureds.

We operate in the specialty insurance market, which differs significantly from the standard market. In the standard market, insurance rates and forms are highly regulated, with largely uniform products and coverages, and companies tend to compete for customers on the basis of price and distribute their products through a large number of independent agents. In contrast, our specialty market provides coverage for unique, homogenous or hard-to-place risks that may not easily fit the underwriting criteria of standard carriers. Our products and services are generally distributed through a select group of more focused general agencies, retail agencies, and program administrators. Policies or risks written in the specialty insurance market usually cover insureds engaged in similar, but highly specialized activities that are not often recognized as a program by standard insurers or involve insurance products or classes of insureds that are often overlooked by large admitted carriers.

We pursue niche-focused underwriting in areas that tend to exhibit a reduced level of competition. This focus has allowed us to improve underwriting results through controlled and disciplined growth with long-term program partners. Furthermore, our fee-based and commission income operations generate a stream of consistent revenue, which helps to dampen the potential volatility generally associated with underwriting operations.

We have a disciplined management team and culture of accountability which we believe has helped us to effectively manage our capital. Since our last public offering in 2002, we have established a strong track record of success in deploying capital. Since 2002, we have increased our revenues from $197.8 million to $318.2 million in 2006, representing a compound annual growth rate of 12.6%; earnings per share have grown from $0.08 in 2002 to $0.75 in 2006; and book value per share increased from $4.98 at December 31, 2002 to $6.93 at December 31, 2006. This financial performance was achieved, in part, by reducing our combined ratio from 108.6% in 2002 to 96.8% in 2006.

A.M. Best Upgrade

In April 2007, we announced the upgrade of our financial strength rating by A.M. Best Company to “A−” (Excellent), from “B++” (Very Good) for our Insurance Company Subsidiaries. With the upgrade, we believe we are well positioned to attract additional solid underwriting prospects from new and existing insurance programs and should realize significant cost savings in the future.

Critical Accounting Policies

In certain circumstances, we are required to make estimates and assumptions that affect amounts reported in our consolidated financial statements and related footnotes. We evaluate these estimates and assumptions on an on-going basis based on a variety of factors. There can be no assurance, however, that actual results will not be materially different than our estimates and assumptions, and that reported results of operation will not be affected by accounting adjustments needed to reflect changes in these estimates and assumptions. We believe the following policies are the most sensitive to estimates and judgments.

Losses and Loss Adjustment Expenses

Significant periods of time can elapse between the occurrence of a loss, the reporting of the loss to the insurer, and the insurer’s payment of that loss. To recognize liabilities for unpaid losses and loss adjustment expenses

(“LAE”), insurers establish reserves as balance sheet liabilities representing estimates of amounts needed to pay reported and unreported net losses and LAE.

We establish a liability for losses and LAE, which represent case based estimates of reported unpaid losses and LAE and actuarial estimates of incurred but not reported losses (“IBNR”) and LAE. Such liabilities, by necessity, are based upon estimates and, while we believe the amount of our reserves is adequate, the ultimate liability may be greater or less than the estimate. As of December 31, 2006 and 2005, we have accrued $501.1 million and $458.7 million of gross loss and LAE reserves, respectively.

The following table sets forth our gross and net reserves for losses and LAE based upon an underlying source of data, at December 31, 2006 (in thousands):

	Case	IBNR	Total

Direct	$181,884	$227,864	$409,748
Assumed-Directly Managed(1)	17,777	41,264	59,041
Assumed-Residual Markets(2)	9,242	16,855	26,097
Assumed-Retroceded	1,281	227	1,508
Assumed-Other	3,031	1,652	4,683

Gross	213,215	287,862	501,077
Less Ceded	90,038	108,384	198,422

Net	$123,177	$179,478	$302,655

(1)	Directly managed represents business managed and processed by our underwriting, claims, and loss control departments, utilizing our internal systems and related controls.

(2)	Residual markets represent mandatory pooled workers’ compensation business based upon an individual company’s market share by state.

In reference to the above table, the reserves related to our direct business and assumed business which we manage directly, are established through transactions processed through our internal systems and related controls. Accordingly, the case reserves are established on a current basis, therefore there is no backlog, and IBNR is determined utilizing various actuarial methods based upon historical data. Ultimate reserve estimates related to assumed business from residual markets are provided by individual states on a two quarter lag and include an estimated reserve based upon actuarial methods for this lag. Assumed business which is subsequently 100% retroceded to participating reinsurers relates to business previously discontinued and now is in run-off. Lastly, in relation to assumed business from other sources, we receive case and paid loss data within a forty-five day reporting period and develop our estimates for IBNR based on both current and historical data.

The completeness and accuracy of data received by cedants on assumed business that we do not manage directly is verified through monthly reconciliations to detailed statements, inception to date rollforwards of claim data, actuarial estimates of historical trends, field audits, and a series of management oversight reports on a program basis.

The following table sets forth our net case and IBNR reserves for losses and LAE by line of business at December 31, 2006 (in thousands):

	Net Case	Net IBNR	Total

Workers’ Compensation	$60,882	$76,231	$137,113
Residual Markets	9,242	16,856	26,098
Commercial Multiple Peril/General Liability	21,340	41,716	63,056
Commercial Automobile	24,555	30,087	54,642
Other	7,158	14,588	21,746

Total	$123,177	$179,478	$302,655

When a claim is reported to one of our Insurance Company Subsidiaries, for the majority of claims, our claims personnel within our risk management subsidiary will establish a case reserve for the estimated amount of the ultimate payment for a majority of our claims. The amount of the reserve is primarily based upon a case-by-case evaluation of the type of claim involved, the circumstances surrounding each claim, and the policy provisions relating to the type of losses. The estimate reflects the informed judgment of such personnel based on general insurance reserving practices, as well as the experience and knowledge of the claims person. Until the claim is resolved, these estimates are revised as deemed necessary by the responsible claims personnel based on subsequent developments, new information or periodic reviews of the claims.

In addition to case reserves and in accordance with industry practice, we maintain estimates of reserves for losses and LAE incurred but not yet reported. We project an estimate of ultimate losses and LAE at each reporting date. The difference between the projected ultimate loss and LAE reserves and the case loss reserves and LAE reserves, is carried as IBNR reserves. By using both estimates of reported claims and IBNR determined using generally accepted actuarial reserving techniques, we estimate the ultimate liability for losses and LAE, net of reinsurance recoverables.

Our reserves are reviewed by internal and independent actuaries for adequacy on a quarterly basis. When reviewing reserves, we analyze historical data and estimate the impact of various factors such as: (1) per claim information; (2) industry and our historical loss experience; (3) legislative enactments, judicial decisions, legal developments in the imposition of damages, and changes in political attitudes; and (4) trends in general economic conditions, including the effects of inflation. This process assumes that past experience, adjusted for the effects of current developments and anticipated trends, is an appropriate basis for predicting future events. There is no precise method, however, for subsequently evaluating the impact of any specific factor on the adequacy of reserves, because the eventual deficiency or redundancy is affected by multiple factors.

The key assumptions we use in our selection of ultimate reserves include underlying actuarial methodologies, a review of current pricing and underwriting initiatives, an evaluation of reinsurance costs and retention levels, and a detailed claims analysis with an emphasis on how aggressive claims handling may be impacting the paid and incurred loss data trends embedded in the traditional actuarial methods. With respect to the ultimate estimates for losses and LAE, the key assumptions remained consistent for the years ended December 31, 2006 and 2005.

Reinsurance Recoverables

Reinsurance recoverables represent (1) amounts currently due from reinsurers on paid losses and LAE, (2) amounts recoverable from reinsurers on case basis estimates of reported losses and LAE, and (3) amounts recoverable from reinsurers on actuarial estimates of IBNR losses and LAE. Such recoverables, by necessity, are based upon estimates. Reinsurance does not legally discharge us from our legal liability to our insureds, but it does make the assuming reinsurer liable to us to the extent of the reinsurance ceded. Instead of being netted against the appropriate liabilities, ceded unearned premiums and reinsurance recoverables on paid and unpaid losses and LAE are reported separately as assets in our consolidated balance sheets. Reinsurance recoverable balances are also subject to credit risk associated with the particular reinsurer. In our selection of reinsurers, we continually evaluate their financial stability. While we believe our reinsurance recoverables are collectible, the ultimate recoverable may be greater or less than the amount accrued. At December 31, 2006 and 2005, reinsurance recoverables on paid and unpaid losses were $202.7 million and $202.6 million, respectively.

In our risk-sharing programs, we are subject to credit risk with respect to the payment of claims by our clients’ captive, rent-a-captive, large deductible programs, indemnification agreements, or on the portion of risk either ceded to the captives, or retained by the clients. The capitalization and credit worthiness of prospective risk-sharing partners is one of the factors we consider upon entering into and renewing risk-sharing programs. We collateralize balances due from our risk-sharing partners through funds withheld trusts or stand-by letters of credit issued by highly rated banks. We have historically maintained an allowance for the potential uncollectibility of certain reinsurance balances due from some risk-sharing partners, some of which are in litigation. At the end of each quarter, an analysis of these exposures is conducted to determine the potential exposure to uncollectibility. At December 31, 2006, we believe this allowance is adequate. To date, we have not, in the aggregate, experienced material difficulties in collecting balances from our risk-sharing partners. No assurance can be given, however, regarding the future ability of any of our risk-sharing partners to meet their obligations.

Investments and Other Than Temporary Impairments of Securities and Unrealized Losses on Investments

Our investment securities are classified as available for sale. Investments classified as available for sale are available to be sold in the future in response to our liquidity needs, changes in market interest rates, tax strategies and asset-liability management strategies, among other reasons. Available for sale securities are reported at fair value, with unrealized gains and losses reported in the accumulated other comprehensive income component of shareholders’ equity, net of deferred taxes and, accordingly, have no effect on net income. However, if there is a decline in the fair value of an investment below its cost and the decline is considered other than temporary, the amount of decline below cost is charged to earnings.

Our investment portfolio is primarily invested in debt securities classified as available for sale, with a concentration in fixed income securities of a high quality. Our investment philosophy is to maximize after-tax earnings and maintain significant investments in tax-exempt bonds. Our policy for the valuation of temporarily impaired securities is to determine impairment based on analysis of, but not limited to, the following factors: (1) rating downgrade or other credit event (e.g., failure to pay interest when due); (2) financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer such as changes in technology or discontinuance of a business segment; (3) prospects for the issuer’s industry segment; and (4) intent and ability to retain the investment for a period of time sufficient to allow for anticipated recovery in market value. We evaluate our investments in securities to determine other than temporary impairment, no less than quarterly. Investments that are deemed other than temporarily impaired are written down to their estimated net fair value and the related losses recognized in income. There were no impaired investments written down in 2006, 2005, and 2004. There can be no assurance, however, that significant changes in the above factors in relation to our investment portfolio, will not result in future impairment charges.

At March 31, 2007, we had 289 securities that were in an unrealized loss position. These investments all had unrealized losses of less than ten percent. At March 31, 2007, 194 of those investments, with an aggregate $192.3 million and $3.8 million fair value and unrealized loss, respectively, have been in an unrealized loss position for more than eighteen months.

At December 31, 2006 and 2005, we had 293 and 267 securities that were in an unrealized loss position, respectively. These investments all had unrealized losses of less than ten percent. At December 31, 2006, 128 of those investments, with an aggregate $127.3 million and $3.1 million fair value and unrealized loss, respectively, have been in an unrealized loss position for more than eighteen months. At December 31, 2005, thirty-nine of those investments, with an aggregate $29.9 million and $1.2 million fair value and unrealized loss, respectively, have been in an unrealized loss position for more than eighteen months. As of December 31, 2006 and 2005, gross unrealized losses on available for sale securities were $5.1 million and $5.5 million, respectively.

Positive evidence considered in reaching our conclusion that the investments in an unrealized loss position are not other than temporarily impaired consisted of: 1) there were no specific events which caused concerns; 2) there were no past due interest payments; 3) there has been a rise in market prices; 4) our ability and intent to retain the investment for a sufficient amount of time to allow an anticipated recovery in value; and 5) changes in market value were considered normal in relation to overall fluctuations in interest rates.

Revenue Recognition

We recognize premiums written as earned on a pro rata basis over the life of the policy term. Unearned premiums represent the portion of premiums written that are applicable to the unexpired terms of an in force policy. Provisions for unearned premiums on reinsurance assumed from others are made on the basis of ceding reports when received and actuarial estimates.

For the year ending December 31, 2006, total assumed written premiums were $83.9 million, of which $72.6 million relates to assumed business we manage directly, and therefore, no estimation is involved. The remaining $11.3 million of assumed written premiums includes $10.1 million related to residual markets.

Assumed premium estimates are specifically related to the mandatory assumed pool business from the National Council on Compensation Insurance (“NCCI”), or residual market business. The pools cede workers’ compensation business to participating companies based upon the individual company’s market share by state. The activity is reported from the NCCI to participating companies on a two quarter lag. To accommodate this lag, we estimate premium and loss activity based on historical and market based results. Historically, we have not experienced any material difficulties or disputes in collecting balances from NCCI; and therefore, no provision for doubtful accounts is recorded related to the assumed premium estimate.

In addition, certain premiums are subject to retrospective premium adjustments. Premium is recognized over the term of the insurance contract.

Fee income, which includes risk management consulting, loss control, and claims administration services, is recognized in the period the services are provided. Claims processing fees are recognized as revenue over the estimated life of the claims, or the estimated life of the contract. For those contracts that provide services beyond the contractually defined termination date of the related contracts, fees are deferred in an amount equal to an estimate of our obligation to continue to provide services.

Commission income, which includes reinsurance placement, is recorded on the later of the effective date or the billing date of the policies on which they were earned. Commission income is reported net of any sub-producer commission expense. Any commission adjustments that occur subsequent to the earnings process are recognized upon notification from the insurance companies. Profit sharing commissions from insurance companies are recognized when determinable, which is when such commissions are received.

We review, on an ongoing basis, the collectibility of our receivables and establish an allowance for estimated uncollectible accounts. As of December 31, 2006 and 2005, the allowance for uncollectibles on receivables was $2.9 million and $3.9 million, respectively.

Legal Contingencies

We are subject at times to various claims, lawsuits and proceedings relating principally to alleged errors or omissions in the placement of insurance, claims administration, consulting services and other business transactions arising in the ordinary course of business. Where appropriate, we vigorously defend such claims, lawsuits and proceedings. Some of these claims, lawsuits and proceedings seek damages, including consequential, exemplary or punitive damages, in amounts that could, if awarded, be significant. Most of the claims, lawsuits and proceedings arising in the ordinary course of business are covered by errors and omissions insurance or other appropriate insurance. In terms of deductibles associated with such insurance, we have established provisions against these items, which are believed to be adequate in light of current information and legal advice. In accordance with SFAS No. 5, “Accounting for Contingencies,” if it is probable that an asset has been impaired or a liability has been incurred as of the date of the financial statements and the amount of loss is estimable, an accrual is provided for the costs to resolve these claims in our consolidated financial statements. Period expenses related to the defense of such claims are included in other operating expenses in the accompanying consolidated statements of income. We, with the assistance of outside counsel, adjust such provisions according to new developments or changes in the strategy in dealing with such matters. On the basis of current information, we do not expect the outcome of the claims, lawsuits and proceedings to which we are subject to, either individually, or in the aggregate, will have a material adverse effect on our financial condition. However, it is possible that future results of operations or cash flows for any particular quarter or annual period could be materially affected by an unfavorable resolution of any such matters.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets of subsidiaries acquired. As required by SFAS No. 142 “Goodwill and Other Intangible Assets,” we no longer amortize goodwill and, at least annually, we test all existing goodwill for impairment using a fair value approach, on a reporting unit basis. Our annual assessment date for goodwill impairment testing is October 1st. We test for impairment more frequently if events or changes in circumstances indicate that there may be an impairment to goodwill. We carry goodwill on two reporting units within the agency operations segment in the amount of $6.5 million and three reporting units within the specialty risk management operations segment in the amount of $25.0 million. Based on our most recent evaluation of goodwill impairment, we determined that no impairment to goodwill exists.

Results of Operations

General Overview

For the first quarter of 2007, we continued to experience an improvement in our overall results in comparison to prior year. This improvement continues to reflect our selective growth, as well as our adherence to strict corporate underwriting guidelines and price adequacy. We continue to be committed to strong underwriting discipline and growth within our profitable programs. We continue to experience solid growth in our fee-based operations.

Overall underwriting results in 2006 continued to show improvement in comparison to 2005. Our results for 2006 demonstrated our commitment to strong underwriting discipline, as well as improved profitability within our specialty insurance and fee-for-service programs. Net income for 2006 in comparison to 2005 was indicative of our selective growth consistent with our corporate underwriting guidelines and controls over price adequacy. We continued to achieve operational efficiencies and enhancements in 2006.

Our generally accepted accounting principles (“GAAP”) combined ratio improved 1.9 percentage points to 96.8% in 2006 from 98.7% in 2005. For the first quarter of 2007, our combined ratio remained relatively consistent in comparison to 2006 at 96.3%.

Quarter ended March 31, 2007 versus March 31, 2006

Gross written premium was relatively flat for the first quarter of 2007 in comparison to 2006. Our existing underwritten business increased by $4.5 million growth, or 5.4% over the first quarter of 2006. This growth included business from new programs implemented in 2006. The growth in existing business was slightly offset by a reduction in residual market premiums that are assigned to us as a result of a decrease in the estimate of the overall size of the residual market. We continue to follow pricing guidelines mandated by our corporate underwriting guidelines. Overall, our first quarter rate change was relatively flat. We anticipate rates to remain relatively stable in 2007. We continue to be selective on new program implementation by focusing only on those programs that meet our underwriting guidelines and have a proven history of profitability.

Our net income for the three months ended March 31, 2007, was $6.9 million, or $0.23 per dilutive share, compared to net income of $5.6 million, or $0.19 per dilutive share, for the comparable period of 2006. This improvement primarily reflects prior accident reserve redundancies, as well as our selective growth consistent with our corporate underwriting guidelines and our controls over price adequacy. This improvement was also attributable to an increase in net investment income in comparison to 2006 as a result of favorable prior year cash flows. These improvements were partially offset by an increase in our expense ratio, primarily associated with a decrease in ceding commissions.

Our revenues for the three months ended March 31, 2007, increased $3.3 million, or 4.1%, to $82.9 million, from $79.6 million for the comparable period in 2006. This increase reflects a $2.1 million, or 3.3%, increase in net earned premiums. The increase in net earned premiums is the result of selective growth consistent with our corporate underwriting guidelines and our controls over price adequacy, partially offset by a reduction in residual market premiums that are assigned to us as a result of a decrease in the estimate of the overall size of the residual market. We experienced slight revenue growth within our fee-for-service programs and agency operations, which increased $262,000, or 2.3%, in comparison to the first quarter of 2006. In addition, the increase in revenue reflects a $917,000 increase in investment income, primarily the result of an increase in average invested assets due to positive cash flow and a slight increase in yield.

Specialty Risk Management Operations

The following table sets forth the revenues and results from operations for specialty risk management operations (in thousands):

	For the Three Months
	Ended March 31,
	2007	2006

Revenue:
Net earned premiums	$65,204	$63,124
Management fees	4,875	4,531
Claims fees	2,204	2,100
Loss control fees	599	538
Reinsurance placement	333	418
Investment income	5,930	5,030
Net realized losses	(6)	(7)

Total revenue	$79,139	$75,734

Pre-tax income
Specialty risk management operations	$11,253	$9,298

Our revenues from specialty risk management operations increased $3.4 million, or 4.5%, to $79.1 million for the three months ended March 31, 2007 from $75.7 million for the comparable period in 2006.

Net earned premiums increased $2.1 million, or 3.3%, to $65.2 million for the three months ended March 31, 2007, from $63.1 million in the comparable period in 2006. As previously indicated, this increase is the result of selective growth consistent with our corporate underwriting guidelines and our controls over price adequacy, partially offset by the previously mention reduction in residual market premiums.

Management fees increased $344,000, or 7.6%, to $4.9 million for the three months ended March 31, 2007, from $4.5 million for the comparable period in 2006. This increase is primarily the result of the recognition of $250,000 in profit sharing revenue received related to a specific managed program.

Claim fees increased $104,000, or 5.0%, to $2.2 million, from $2.1 million for the comparable period in 2006. This increase is primarily the result of our 2006 entry into the self-insured workers’ compensation market in Nevada.

Net investment income increased $900,000, or 17.9%, to $5.9 million in 2007, from $5.0 million in 2006. Average invested assets increased $76.3 million, or 16.4%, to $540.3 million in 2007, from $464.0 million in 2006. The increase in average invested assets reflects cash flows from continued favorable underwriting results and an increase in the duration of our reserves. The increase in the duration of our reserves reflects the impact of growth in our excess liability business, which was implemented at the end of 2003. This type of business has a longer duration than the average reserves on our other programs and is now a larger proportion of reserves. The average investment yield for March 31, 2007, was 4.56%, compared to 4.52% for the comparable period in 2006. The current pre-tax book yield was 4.36%. The current after-tax book yield was 3.34%, compared to 3.15% in 2006. This increase is primarily the result of the shift in our investment portfolio to tax-exempt investments. The duration of the investment portfolio is 4.0 years.

Our specialty risk management operations generated pre-tax income of $11.3 million for the three months ended March 31, 2007, compared to pre-tax income of $9.3 million for the comparable period in 2006. This increase in pre-tax income demonstrates a continued improvement in underwriting results as a result of prior accident reserve redundancies, our selective growth in premium, adherence to our strict underwriting guidelines, and our continued focus on process improvements through technology and training. In addition, this improvement was also attributable to an increase in net investment income. These improvements were partially offset by an increase in our expense ratio. The GAAP combined ratio was 96.3% for the three months ended March 31, 2007, compared to 96.2% for the same period in 2006.

Net loss and loss adjustment expenses (“LAE”) decreased $397,000, to $36.6 million for the three months ended March 31, 2007, from $37.0 million for the same period in 2006. Our loss and LAE ratio improved 2.4 percentage points to 61.3% for the three months ended March 31, 2007, from 63.7% for the same period in 2006. This ratio is the unconsolidated net loss and LAE in relation to net earned premiums. The accident year loss ratio for the three months ended March 31, 2007 was 64.7%, compared to 63.9% for the same period in 2006. The increase in accident year loss and LAE ratio primarily reflects the anticipated impact of a slightly more competitive insurance market. The calendar year loss and LAE ratio of 61.3% includes favorable development of $2.2 million, or 3.4 percentage points. This favorable development primarily reflects favorable claim settlements in the professional liability and workers’ compensation lines of business. Offsetting these improvements was unfavorable development within the general liability and auto liability lines of business. The unfavorable development within the general liability line of business reflects greater than expected claim activity within an excess liability program. The unfavorable development within the auto liability line of business was primarily the result of unexpected case reserve increases within our California-based energy program. Additional discussion of our reserve activity is described below within the Other Items Reserves section.

Our expense ratio increased 2.5 percentage points to 35.0% for the three months ended March 31, 2007, from 32.5% for the same period in 2006. This ratio is the unconsolidated policy acquisition and other underwriting expenses in relation to net earned premiums. This increase within our expense ratio is primarily the result of a decrease in ceding commissions. The decrease in ceding commissions is the result of a decrease in premiums and the consequent decrease in net fees received from one specific program in which we assume limited risk. For financial reporting purposes, these fees are included in a ceding commission and are treated as a reduction in underwriting expenses. In addition, the expense ratio for the first quarter of 2006 had reflected a reduction in certain insurance related assessments.

Agency Operations

The following table sets forth the revenues and results from operations from our agency operations (in thousands):

	For the Three Months
	Ended March 31,
	2007	2006

Net commission	$3,885	$4,261
Pre-tax income(1)	$1,294	$1,651

(1)	Our agency operations include an allocation of corporate overhead, which includes expenses associated with accounting, information services, legal, and other corporate services. The corporate overhead allocation excludes those expenses specific to the holding company. For the three months ended March 31, 2007 and 2006, the allocation of corporate overhead to the agency operations segment was $719,000 and $825,000, respectively.

Our revenue from agency operations, which consists primarily of agency commission revenue, decreased $376,000, or 8.8%, to $3.9 million for the three months ended March 31, 2007, from $4.3 million for the comparable period in 2006. This decrease is primarily the result of a reduction in premium on client renewals due to a more competitive pricing environment primarily on our larger Michigan accounts.

Our agency operations generated pre-tax income, after the allocation of corporate overhead, of $1.3 million for the three months ended March 31, 2007, compared to $1.7 million for the comparable period in 2006. The decrease in the pre-tax income is primarily attributable to the decrease in agency commission revenue mentioned above.

Reserves

At March 31, 2007, our best estimate for the ultimate liability for loss and LAE reserves, net of reinsurance recoverables, was $313.0 million. We established a reasonable range of reserves of approximately $291.0 million to $333.0 million. This range was established primarily by considering the various indications derived from standard actuarial techniques and other appropriate reserve considerations. The following table sets forth this range by line of business (in thousands):

	Minimum	Maximum
	Reserve	Reserve	Selected
Line of Business	Range	Range	Reserves

Workers’ Compensation(1)	$154,090	$170,364	$163,590
Commercial Multiple Peril/General Liability	62,837	76,526	69,032
Commercial Automobile	56,122	63,564	59,983
Other	17,992	22,506	20,349

Total Net Reserves	$291,041	$332,960	$312,954

(1)	Includes Residual Markets

Reserves are reviewed by internal and independent actuaries for adequacy on a quarterly basis. When reviewing reserves, we analyze historical data and estimate the impact of numerous factors such as (1) per claim information; (2) industry and our historical loss experience; (3) legislative enactments, judicial decisions, legal developments in the imposition of damages, and changes in political attitudes; and (4) trends in general economic conditions, including the effects of inflation. This process assumes that past experience, adjusted for the effects of current developments and anticipated trends, is an appropriate basis for predicting future events. There is no precise method for subsequently evaluating the impact of any specific factor on the adequacy of reserves, because the eventual deficiency or redundancy is affected by multiple factors.

The key assumptions used in our selection of ultimate reserves included the underlying actuarial methodologies, a review of current pricing and underwriting initiatives, an evaluation of reinsurance costs and retention levels, and a detailed claims analysis with an emphasis on how aggressive claims handling may be impacting the paid and incurred loss data trends embedded in the traditional actuarial methods. With respect to the ultimate estimates for losses and LAE, the key assumptions remained consistent for the three months ended March 31, 2007 and the years ended December 31, 2006 and 2005.

For the three months ended March 31, 2007, we reported a decrease in net ultimate loss estimates for accident years 2006 and prior of $2.2 million, or 0.7% of $302.7 million of net loss and LAE reserves at December 31, 2006. The decrease in net ultimate loss estimates reflected revisions in the estimated reserves as a result of actual claims activity in calendar year 2007 that differed from the projected activity. There were no significant changes in the key assumptions utilized in the analysis and calculations of our reserves during 2006 and for the three months ended March 31, 2007. The major components of this change in ultimate loss estimates are as follows (in thousands):

	Reserves at	Incurred Losses			Paid Losses			Reserves
	December 31,	Current	Prior	Total	Current	Prior		at March 31,
Line of Business	2006	Year	Years	Incurred	Year	Years	Total Paid	2007

Workers’ Compensation	$137,113	$14,200	$(2,759)	$11,441	$(655)	$11,162	$10,507	$138,047
Residual Markets	26,098	2,693	(1,515)	1,178	1,479	254	1,733	25,543
Commercial Multiple Peril/General Liability	63,056	6,662	3,103	9,765	(217)	4,006	3,789	69,032
Commercial Automobile	54,642	11,312	954	12,266	722	6,203	6,925	59,983
Other	21,746	4,009	(2,013)	1,996	243	3,150	3,393	20,349

Net Reserves	302,655	$38,876	$(2,230)	$36,646	$1,572	$24,775	$26,347	312,954

Reinsurance Recoverable	198,422							201,879

Consolidated	$501,077							$514,833

		Re-Estimated	Development
		Reserves at	as a
	Reserves at	March 31,	Percentage of
	December 31,	2007 on Prior	Prior Year
Line of Business	2006	Years	Reserves

Workers’ Compensation	$137,113	$134,354	(2.0)%
Commercial Multiple Peril/General Liability	63,056	66,159	4.9%
Commercial Automobile	54,642	55,596	1.7%
Other	21,746	19,733	(9.3)%

Sub-total	276,557	275,842	(0.3)%
Residual Markets	26,098	24,583	(5.8)%

Total Net Reserves	$302,655	$300,425	(0.7)%

Workers’ Compensation Excluding Residual Markets — The projected net ultimate loss estimate for the workers’ compensation line of business excluding residual markets decreased $2.8 million, or 2.0% of net workers’ compensation reserves. This net overall decrease reflects decreases of $1.0 million and $691,000 in accident years 2005 and 2004, respectively. These decreases reflect better than expected experience for many of our workers’ compensation programs, including a Nevada, Florida, Tennessee, and Alabama program. Average severity on reported claims did not increase as much as anticipated in the prior actuarial projections and, therefore, ultimate loss estimates were reduced. The change in ultimate loss estimates for all other accident years was insignificant.

Commercial Multiple Peril and General Liability — The commercial multiple peril line and general liability line of business had an increase in net ultimate loss estimates of $3.1 million, or 4.9% of net commercial multiple peril and general liability reserves. The net increase reflects increases of $355,000, $2.4 million, and $229,000 in the ultimate loss estimates for accident years 2005, 2004 and 2000, which were primarily due to larger than expected claim emergence in a Florida-based program. This emergence reflects greater than expected claim activity within the excess liability program. The change in ultimate loss estimates for all other accident years was insignificant.

Commercial Automobile — The projected net ultimate loss estimate for the commercial automobile line of business increased $954,000, or 1.7% of net commercial automobile reserves. This net overall increase reflects increases of $602,000 and $1.4 million in accident years 2005 and 2004, respectively. These increases primarily reflect higher than expected emergence of claim activity in four California-based programs. These increases were offset by decreases of $662,000 and $231,000 in accident years 2006 and 2003, respectively. Three of the four California programs mentioned above contributed to these decreases. The change in ultimate loss estimates for all other accident years was insignificant.

Other — The projected net ultimate loss estimate for the other lines of business decreased $2.0 million, or 9.3% of net reserves. This net decrease reflects decreases of $334,000, $957,000, and $425,000, in the net ultimate loss estimate for accident years 2006, 2005, and 2004, respectively. These decreases were due to better than expected case reserve development during the calendar year in a medical malpractice program. The change in ultimate loss estimates for all other accident years was insignificant.

Residual Markets — The workers’ compensation residual market line of business had a decrease in net ultimate loss estimates of $1.5 million, or 5.8% of net reserves. This decrease reflects reductions of $1.4 million and $946,000 in accident years 2005 and 2004, respectively. Offsetting these decreases was an increase of $803,000 in accident year 2006. We record loss reserves as reported by the National Council on Compensation Insurance (“NCCI”), plus a provision for the reserves incurred but not yet analyzed and reported to us due to a two quarter lag in reporting. These changes reflect a difference between our estimate of the lag incurred but not reported and the amounts reported by the NCCI in the quarter. The change in ultimate loss estimates for all other accident years was insignificant.

Salary and Employee Benefits and Other Administrative Expenses

Salary and employee benefits for the three months ended March 31, 2007, increased $164,000, or 1.2%, to $13.5 million, from $13.4 million for the comparable period in 2006. This increase primarily reflects a slight increase in staffing levels in comparison to 2006, partially offset by a decrease in variable compensation. The decrease in variable compensation reflects the increase in our targeted return on equity.

Other administrative expenses decreased $422,000, or 5.3%, to $7.5 million, from $7.9 million for the comparable period in 2006. This decrease in other administrative expenses is primarily related to a decrease in policyholder dividends. In addition, there were various decreases in other general operating expenses in comparison to 2006.

Salary and employee benefits and other administrative expenses include both corporate overhead and the holding company expenses included in the non-allocated expenses of our segment information.

Interest Expense

Our interest expense increased slightly in comparison to 2006. Interest expense for the three months ended March 31, 2007, increased $100,000, or 7.2%, to $1.5 million, from $1.4 million for the comparable period in 2006. Interest expense is primarily attributable to our debentures, which are described within the Liquidity and Capital Resources section of Management’s Discussion and Analysis, as well as our line of credit. The average outstanding balance on our line of credit during the three months ending March 31, 2007, was $9.6 million, compared to $8.3 million for the same period in 2006. The average interest rate, excluding the debentures, was approximately 6.7% in 2007, compared to 6.2% in 2006.

Income Taxes

Our income tax expense, which includes both federal and state taxes, for the three months ended March 31, 2007, was $3.1 million, or 31.3% of income before taxes. For the same period last year, we reflected an income tax expense of $2.8 million, or 33.6% of income before taxes. The decrease in our tax rate from 2006 to 2007 primarily reflects a higher level of tax exempt securities in our investment portfolio, slightly offset by a higher level of income within our fee-based operations, which are taxed at a 35% Federal tax rate. Our tax exempt securities as a percentage of total invested assets were 45.3% and 36.8% at March 31, 2007 and 2006, respectively.

Years ended December 31, 2006 and 2005

Our gross written premium was down slightly in comparison to 2005. This slight decrease was primarily the result of exiting a limited number of small programs that no longer met our pricing standards, therefore reducing premium volume in certain limited programs in which pricing competition dictates that we write less volume and maintaining pricing discipline throughout the organization. In addition, this decrease was the result of a reduction in audit related premiums. We continue to follow pricing guidelines mandated by our corporate underwriting guidelines. Overall, our year-to-date rate change was relatively flat. In 2006, there were anticipated mandatory rate decreases in workers’ compensation in some states, but for the most part those were offset by benefit changes that should lower incurred losses. We implemented several new programs in 2006 and continue to be selective on new program implementation by focusing on those that meet our underwriting guidelines and have a history of profitability.

Our net income improved $4.1 million, or 23.0%, to $22.0 million, or $0.75 per diluted share, in 2006, from net income of $17.9 million, or $0.60 per diluted share, in 2005. As previously indicated, this improvement is primarily the result of our selective growth consistent with our corporate underwriting guidelines and our controls over price adequacy. In addition, during 2005 we increased our retention levels on certain reinsurance treaties, which favorably impacted net earned premiums and net income for 2006, compared to 2005. Growth in our fee-for-service programs also contributed to the overall improvement in net income in comparison to 2005.

Our revenues increased $14.2 million, or 4.7%, to $318.2 million for the year ended December 31, 2006, from $304.0 million for the comparable period in 2005. This increase reflects a $4.9 million, or 2.0%, increase in net earned premiums. The increase in net earned premiums is the result of our selective growth consistent with our corporate underwriting guidelines and our controls over price adequacy, as well as the favorable impact from an increase in our retention levels on certain reinsurance treaties effective in 2005. Offsetting the overall increase in net earned premiums for the year ended December 31, 2006, was a reduction in audit related premiums in comparison to 2005. The increase in revenue was also the result of an overall increase in fee-for-service revenue, primarily as a result of new managed programs. In addition, the increase in revenue reflects a $4.1 million increase in investment income, primarily due to an increase in average invested assets as a result of improved cashflow from favorable underwriting results, an increase in the duration of our reserves, and proceeds from the junior subordinated debentures issued in the third quarter of 2005. The increase in investment income is also the result of a slight increase in yield.

Years ended December 31, 2005 and 2004

Our net income improved $3.8 million, or 27.4%, to $17.9 million, or $0.60 per diluted share, in 2005, from net income of $14.1 million, or $0.48 per diluted share, in 2004. This improvement was primarily the result of our controlled growth of premiums written, the impact from rate increases in 2004 and 2005, overall expense initiatives, and the continued leveraging of fixed costs. In addition, we increased our retention levels on certain reinsurance treaties, which favorably impacted net earned premiums and net income. These improvements manifested, despite the favorable effect in the third quarter of 2004, from the acceleration of $3.5 million in deferred revenue, less approximately $500,000 in expenses and $1.0 million in taxes, relating to the early termination of a specific multi-state claims run-off contract. Net income was also favorably impacted by approximately $814,000 from profit-sharing commissions received in 2005, partially offset by continuing expenses primarily related to implementation and compliance with Section 404 of the Sarbanes-Oxley Act. In addition, net income was favorably impacted as a result of a $386,000 increase in the deferred tax asset relating to the increase in the statutory federal tax rate from 34% to 35%.

Our revenues increased $33.7 million, or 12.5%, to $304.0 million for the year ended December 31, 2005, from $270.3 million for the comparable period in 2004. This increase reflected a $35.5 million, or 16.5%, increase in net earned premiums. The increase in net earned premiums was the result of our controlled growth in written premiums from various existing programs and new programs implemented in 2004, a higher retention on certain reinsurance treaties effective in 2005, and the impact of an overall 8.4% rate increase in 2004. Partially offsetting these increases in revenue was an approximate $5.5 million decrease in managed fee revenue, which was primarily the result of an acceleration of $3.5 million in deferred claim fee revenue recognized in the third quarter of 2004. This comparative decrease in managed fee revenue in 2005 was due to the acceleration of deferred claim fee revenue in 2004, as the result of an earlier than anticipated termination of two limited duration administrative services and multi-state claims run-off contracts. These contracts had been terminated by the liquidator for the companies during the third quarter of 2004. Therefore, the revenues that we anticipated earning in the first nine months of 2005 were accelerated into the third quarter of 2004. In addition, the increase in revenue reflected a $3.1 million increase in investment income, primarily the result of an increase in average invested assets and a slight increase in yield.

Specialty Risk Management Operations

The following table sets forth the revenues and results from operations for our specialty risk management operations (in thousands):

	For the Years Ended December 31,
	2006	2005	2004

Revenue:
Net earned premiums	$254,920	$249,959	$214,493
Management fees	18,714	16,741	16,253
Claims fees(1)	8,776	7,113	13,207
Loss control fees	2,216	2,260	2,174
Reinsurance placement	735	660	420
Investment income	21,115	17,692	14,887
Net realized gains	69	85	339

Total revenue	$306,545	$294,510	$261,773

Pre-tax income
Specialty risk management operations	$37,950	$29,444	$23,205

(1)	During 2004, we accelerated the recognition of $3.5 million in deferred claim revenue, as a result of an earlier than anticipated termination of two limited duration administrative services and multi-state claims run-off contracts. These contracts had been terminated by the liquidator for the companies during the third quarter of 2004. Had the contract not been terminated, we would have received additional claims fee revenue for continued claims handling services.

Years ended December 31, 2006 and 2005.  Our revenues from specialty risk management operations increased $12.0 million, or 4.1%, to $306.5 million for the year ended December 31, 2006, from $294.5 million for the comparable period in 2005.

Net earned premiums increased $4.9 million, or 2.0%, to $254.9 million for the year ended December 31, 2006, from $250.0 million in the comparable period in 2005. This increase is primarily the result of selective growth consistent with our corporate underwriting guidelines and our controls over price adequacy, as well as the favorable impact from an increase in our retention levels on certain reinsurance treaties. Offsetting these increases was an overall decrease in audit related premiums in comparison to 2005, reflecting improvements in the estimation of exposures during the underwriting cycle.

Management fees increased $2.0 million, or 11.8%, to $18.7 million, for the year ended December 31, 2006, from $16.7 million for the comparable period in 2005. This increase is primarily the result of a Florida-based program implemented in the second quarter of 2005. In addition, this increase is the result of growth in a specific New England-based program. Also contributing to the overall increase in management fees was the recognition of $250,000 from a profit-based revenue sharing payment related to a specific managed program.

Claim fees increased $1.7 million, or 23.4%, to $8.8 million, from $7.1 million for the comparable period in 2005. This increase is primarily the result of our 2006 entry into the self-insured workers’ compensation market in Nevada. In addition, this increase is the result of increases in revenue related to a specific Minnesota-based program, as well as a Florida-based program, which was implemented in the second quarter of 2005.

Net investment income increased $4.1 million, or 22.8%, to $22.1 million in 2006, from $18.0 million in 2005. Average invested assets increased $69.6 million, or 16.4%, to $493.9 million in 2006, from $424.3 million in 2005. The increase in average invested assets reflects cash flows from underwriting activities primarily from favorable underwriting results and an increase in the duration of our reserves. The increase in the duration of our reserves reflects the impact of our public entity excess program, which was implemented at the end of 2003. This program has a longer duration than the average reserves on our remaining programs and is a larger proportion of reserves. In addition, the $19.4 million in net proceeds received from capital raised in 2005 through the issuances of debentures increased average invested assets. The average investment yield for 2006 was 4.47%, compared to 4.24% in 2005. The current pre-tax book yield was 4.35%. The current after-tax book yield was 3.28%, compared to 3.06% in 2005. This increase is primarily the result of the shift in our investment portfolio to tax-exempt investments. The duration of the investment portfolio is 3.9 years.

Our specialty risk management operations generated pre-tax income of $38.0 million for the year ended December 31, 2006, compared to pre-tax income of $29.4 million for the year ended December 31, 2005. This increase in pre-tax income demonstrates a continued improvement in underwriting results as a result of our controlled growth in premium volume and our continued focus on leveraging of fixed costs. The GAAP combined ratio was 96.8% for the year ended December 31, 2006, compared to 98.7% for the comparable period in 2005.

Net losses and loss adjustment expenses (“LAE”) decreased $5.2 million, or 3.5%, to $146.3 million for the year ended December 31, 2006, from $151.5 million for the same period in 2005. Our loss and LAE ratio improved 2.9 percentage points to 62.3% for the year ended December 31, 2006, from 65.2% for the same period in 2005. This ratio is the unconsolidated net loss and LAE in relation to net earned premiums. The accident year loss ratio remained flat at 63.4% for 2006, compared to 63.3% in 2005. The favorable development in our loss ratio was primarily the result of improvement in frequency and claim settlements within the professional liability line of business. In addition, workers’ compensation residual market experience improved as a result of lower market share assessments and lower loss reserves on the industry pooled experience. Both 2006 and 2005, were adversely impacted by a single large workers’ compensation claim. The increase was $1.5 million and $900,000 in 2006 and 2005, respectively. Excluding the adverse impact of this claim, overall workers’ compensation reflected improvement in claim settlements relative to their collective case reserves. The experience within the general liability line of business also improved due to favorable case reserve settlements in 2006, in comparison to 2005. These improvements were partially offset by a single property claim of $1.9 million within a California-based agricultural program. Allowances within other reserve categories, collectively, did not contribute to the development in 2006, compared to 2005 where we experienced approximately $1.3 million in adverse development related to allowances on reinsurance recoverables. Additional discussion of our reserve activity is described below within the Other Items  Reserves section.

Our expense ratio for the year ended December 31, 2006 was 34.5%, compared to 33.5% in 2005. This ratio is the unconsolidated policy acquisition and other underwriting expenses in relation to net earned premiums. The increase in our expense ratio in comparison to 2005 reflects a reduction in an accrual for estimated profit-based ceding commissions on an excess reinsurance treaty for a specific commercial transportation program. This decrease was the result of unfavorable loss development on a limited number of excess of loss claims from prior accident years and added $1.6 million to our expenses, or 0.6 percentage points to our expense ratio for the year, as compared to a favorable impact on the 2005 expense ratio of $1.1 million, or 0.5 percentage points. As of December 31, 2006, the remaining accrual was less than $150,000; therefore, we do not anticipate any further unfavorable adjustments. Offsetting this increase in the expense ratio was a reduction in insurance related assessments primarily related to the guaranty fund in Florida and Nevada.

Years ended December 31, 2005 and 2004.  Our revenues from specialty risk management operations increased $32.7 million, or 12.5%, to $294.5 million for the year ended December 31, 2005, from $261.8 million for the comparable period in 2004.

Net earned premiums increased $35.5 million, or 16.5%, to $250.0 million for the year ended December 31, 2005, from $214.5 million in the comparable period in 2004. This increase primarily reflected our controlled growth of premiums written, as well as a favorable impact from an increase in our retention levels on certain reinsurance treaties.

Management fees increased $488,000, or 3.0%, to $16.8 million, for the year ended December 31, 2005, from $16.3 million for the comparable period in 2004. Management fees were impacted by an anticipated shift in fee-for-service revenue previously generated from a third party contract to internally generated fee revenue from a specific renewal rights agreement that is eliminated upon consolidation. Due to the earlier than anticipated termination of this third party contract, the revenues we anticipated earning in 2005 were accelerated into the third quarter of 2004.

Excluding revenue generated from this third party contract, management fee revenue increased approximately $1.7 million, or 11.1%, in comparison to 2004. This increase was primarily the result of a new Florida-based program implemented in the second quarter of 2005, as well as growth in a specific existing New England-based program.

Claim fees decreased $6.1 million, or 46.1%, to $7.1 million, from $13.2 million for the comparable period in 2004. This decrease reflected a similar anticipated shifting of revenue previously generated from a multi-state claims run-off service contract, to internally generated fee revenue from a specific renewal rights agreement that is eliminated upon consolidation. Also impacting this comparison was the effect of the earlier than anticipated termination of the third party contract, which caused the revenues we anticipated earning in 2005 to be accelerated into the third quarter of 2004. Excluding revenue generated from this third party contract, claim fee revenue would have remained relatively consistent in comparison to 2004.

Net investment income increased $3.1 million, or 20.5%, to $18.0 million in 2005, from $14.9 million in 2004. Average invested assets increased $65.6 million, or 18.3%, to $424.3 million in 2005, from $358.7 million in 2004. The increase in average invested assets reflected cash flows from underwriting activities and growth in gross written premiums during 2004 and 2005, as well as net proceeds from capital raised in 2004 and 2005 through the issuances of debentures. The average investment yield for 2005 was 4.24%, compared to 4.16% in 2004. The current pre-tax book yield was 4.17%. The current after-tax book yield was 3.06%, compared to 2.85% in 2004.

Our specialty risk management operations generated pre-tax income of $29.4 million for the year ended December 31, 2005, compared to pre-tax income of $23.2 million for the year ended December 31, 2004. This increase in pre-tax income demonstrated a continued improvement in underwriting results as a result of our controlled growth in premium volume and our continued focus on leveraging of fixed costs. Offsetting a portion of this improvement, was a $3.0 million pre-tax benefit, recognized in the third quarter of 2004, from the previously mentioned acceleration of revenue recognition, net of expenses, relating to the termination of a specific multi-state claims run-off contract. The GAAP combined ratio was 98.7% for the year ended December 31, 2005, compared to 101.4% for the comparable period in 2004.

Net losses and loss adjustment expenses increased $15.6 million, or 11.5%, to $151.5 million for the year ended December 31, 2005, from $135.9 million for the same period in 2004. Our loss and LAE ratio improved 2.7 percentage points to 65.2% for the year ended December 31, 2005, from 67.9% for the same period in 2004. This ratio is the unconsolidated net loss and LAE in relation to net earned premiums. The accident year loss ratio improved 2.5 percentage points to 63.3% for the year ended December 31, 2005, from 65.8% for the same period in 2004. This overall improvement in the loss ratio reflects the impact of earned premiums from the controlled growth of profitable programs which had favorable underwriting experience, as well as our intended shift in our mix of business between workers’ compensation and general liability. Historically, the general liability line of business has a lower loss ratio and a higher external producer commission. In addition, the loss ratio was favorably impacted as a result of efficiencies realized in our claims handling activities. These improvements were partially offset by a single large workers’ compensation claim of $900,000, as well as an increase to an exposure allowance of $1.5 million, specific to reinsurance recoverables for a discontinued surety program and a discontinued workers’ compensation program. Although we increased our allowance for these specific exposures, the actual exposures did not increase.

Our expense ratio for the years ended December 31, 2005 and 2004 was 33.5%. This ratio is the unconsolidated policy acquisition and other underwriting expenses in relation to net earned premiums. Our expense ratio was impacted by an anticipated increase in gross external commissions, due to the shift in our mix of business between workers’ compensation and general liability. The general liability line of business has a higher external producer commission rate and, as previously indicated, a lower loss ratio. Offsetting these increases to the expense ratio was the impact of the leveraging of fixed costs.

Agency Operations

The following table sets forth the revenues and results from operations from our agency operations (in thousands):

	For the Years Ended December 31,
	2006	2005	2004

Net commission	$12,285	$11,304	$9,805
Pre-tax income(1)	$2,951	$3,343	$2,257

(1)	Our agency operations include an allocation of corporate overhead, which includes expenses associated with accounting, information services, legal, and other corporate services. The corporate overhead allocation excludes those expenses specific to the holding company. For the years ended December 31, 2006, 2005, and 2004, the allocation of corporate overhead to the agency operations segment was $2.9 million, $3.1 million, and $3.5 million, respectively.

Years ended December 31, 2006 and 2005.  Our revenue from agency operations, which consists primarily of agency commission revenue, increased $1.0 million, or 8.7%, to $12.3 million for the year ended December 31, 2006, from $11.3 million for the comparable period in 2005. This increase is primarily the result of the November 2005 acquisition of a Florida-based retail agency and an increase in profit sharing commissions in comparison to 2005. Offsetting these increases was a decrease in commission revenue as a result of a reduction in premium on client renewals.

Our agency operations generated pre-tax income, after the allocation of corporate overhead, of $3.0 million for the year ended December 31, 2006, compared to $3.3 million for the comparable period in 2005. This decrease in pre-tax income in comparison to 2005 is primarily the result of a slight increase in operating expenses coupled with the decrease in commission revenue noted above as a result of the reduction in premium on client renewals, offset by the favorable impact from the Florida-based retail agency acquisition.

Years ended December 31, 2005 and 2004.  Our revenue from agency operations, which consists primarily of agency commission revenue, increased $1.5 million, or 15.3%, to $11.3 million for the year ended December 31, 2005, from $9.8 million for the comparable period in 2004. This increase was primarily the result of profit sharing commissions received in the first and third quarter of 2005. In addition, the agency operations experienced an increase in new business and renewal retentions in comparison to 2004, which was partially offset by a reduction in renewal rates.

Our agency operations generated pre-tax income, after the allocation of corporate overhead, of $3.3 million for the year ended December 31, 2005, compared to $2.3 million for the comparable period in 2004. The improvement in the pre-tax margin was primarily attributable to the overall increase in commissions and leveraging of fixed costs. Excluding fixed costs and the allocation of corporate overhead, all other expenses remained relatively consistent.

Reserves

At December 31, 2006, our best estimate for the ultimate liability for loss and LAE reserves, net of reinsurance recoverables, was $302.7 million. We established a reasonable range of reserves of approximately $280.3 million to $318.1 million. This range was established primarily by considering the various indications derived from standard actuarial techniques and other appropriate reserve considerations. The following table sets forth this range by line of business (in thousands):

	Minimum	Maximum	Selected
Line of Business	Reserve Range	Reserve Range	Reserves

Workers’ Compensation(1)	$154,145	$170,385	$163,211
Commercial Multiple Peril/General Liability	57,250	68,729	63,056
Commercial Automobile	49,718	56,049	54,642
Other	19,174	22,940	21,746

Total Net Reserves	$280,287	$318,103	$302,655

(1)	Includes Residual Markets

For the year ended December 31, 2006, we reported a decrease in net ultimate loss estimates for accident years 2005 and prior of $2.7 million, or 1.0% of $271.4 million of net loss and LAE reserves at December 31, 2005. The decrease in net ultimate loss estimates reflected revisions in the estimated reserves as a result of actual claims activity in calendar year 2006 that differed from the projected activity. There were no significant changes in the key assumptions utilized in the analysis and calculations of our reserves during 2006 and 2005. The major components of this change in ultimate loss estimates are as follows (in thousands):

	Reserves at	Incurred Losses			Paid Losses			Reserves at
	December 31,	Current	Prior	Total	Current	Prior	Total	December 31,
Line of Business	2005	Year	Years	Incurred	Year	Years	Paid	2006

Workers’ Compensation	$128,802	$58,687	$(920)	$57,767	$8,850	$40,606	$49,456	$137,113
Residual Markets	24,440	10,920	(848)	10,072	4,248	4,166	8,414	26,098
Commercial Multiple Peril/General Liability	52,506	24,985	284	25,269	2,545	12,174	14,719	63,056
Commercial Automobile	44,382	37,305	596	37,901	9,202	18,439	27,641	54,642
Other	21,293	17,115	(1,831)	15,284	6,945	7,886	14,831	21,746

Net Reserves	271,423	$149,012	$(2,719)	$146,293	$31,790	$83,271	$115,061	302,655

Reinsurance Recoverable	187,254							198,422

Consolidated	$458,677							$501,077

		Re-Estimated	Development
		Reserves at	as a
	Reserves at	December 31,	Percentage of
	December 31,	2006 on Prior	Prior Year
Line of Business	2005	Years	Reserves

Workers’ Compensation	$128,802	$127,882	(0.7)%
Commercial Multiple Peril/General Liability	52,506	52,790	0.5%
Commercial Automobile	44,382	44,978	1.3%
Other	21,293	19,462	(8.6)%

Sub-total	246,983	245,112	(0.8)%
Residual Markets	24,440	23,592	(3.5)%

Total Net Reserves	$271,423	$268,704	(1.0)%

Workers’ Compensation Excluding Residual Markets — The projected net ultimate loss estimate for the workers’ compensation line of business, excluding residual markets, decreased $920,000, or 0.7% of net workers’ compensation reserves. This net overall decrease reflects decreases of $837,000, $1.7 million, and $592,000 in the ultimate loss estimates for accident years 2005, 2004, and 2001, respectively. These decreases reflect better than expected experience for many of our workers’ compensation programs, including a Nevada program, a Florida program, a Tennessee program, and an Alabama program. Average severity on reported claims did not increase as much as anticipated in the prior actuarial projections so ultimate loss estimates were reduced. These decreases were offset by increases of $1.6 million, $631,000, and $766,000 in the ultimate loss estimate for accident years 2003, 2000, and 1998, respectively. These increases reflect some large claim activity and case reserve strengthening primarily related to a Massachusetts program and a large claim in a Florida program. The change in ultimate loss estimates for all other accident years was insignificant.

Commercial Multiple Peril and General Liability — The commercial multiple peril line and general liability line of business had an increase in net ultimate loss estimates of $284,000, or 0.5% of net commercial multiple peril and general liability reserves. The net increase reflects increases of $239,000, $439,000, and $260,000 in the ultimate loss estimates for accident years 2002, 2000, and 1995, respectively. These increases reflect greater than expected claim activity within a California program and a Missouri program. These increases also reflect a large settlement in an inactive national program. These increases were offset by decreases of $907,000 and $350,000 in accident years 2005 and 2003, respectively. These decreases reflect better than expected claim emergence in a California program and the aforementioned Missouri program. The change in ultimate loss estimates for all other accident years was insignificant.

Commercial Automobile — The projected net ultimate loss estimate for the commercial automobile line of business increased $596,000, or 1.3% of net commercial automobile reserves. This net overall increase reflects increases of $1.5 million and $596,000 in accident years 2005 and 2003, respectively. These increases reflect higher than expected emergence of claim activity in two California-based programs. These increases were offset by decreases of $1.6 million and $352,000 in accident years 2004 and 2001, respectively. These decreases reflect better than expected claim emergence within a California-based program. The change in ultimate loss estimates for all other accident years was insignificant.

Other — The projected net ultimate loss estimate for the other lines of business decreased $1.8 million, or 8.6% of net reserves. This net decrease reflects a reduction of $1.7 million in accident year 2004. This decrease is due to better than expected case reserve development in a medical malpractice program, offset by an increase of $254,000 in accident year 2005. This increase in accident year 2005 is the result of a claim within a specific California-based program. The change in ultimate loss estimates for all other accident years was insignificant.

Residual Markets — The workers’ compensation residual market line of business had a decrease in net ultimate loss estimates of $848,000, or 3.5% of net reserves. This decrease reflects reductions of $1.2 million, $618,000, and $294,000 in accident years 2004, 2003, and 2002, respectively. Offsetting these decreases was an increase of $1.2 million in accident year 2005. We record loss reserves as reported by the National Council on Compensation Insurance (“NCCI”), plus a provision for the reserves incurred but not yet analyzed and reported to us due to a two quarter lag in reporting. These changes reflect a difference between our estimate of the lag incurred but not reported and the amounts reported by the NCCI in the quarter. The change in ultimate loss estimates for all other accident years was insignificant.

Salary and Employee Benefits and Other Administrative Expenses

Years ended December 31, 2006 and 2005.  Salary and employee benefits increased $3.3 million, or 6.3%, to $54.6 million in 2006, from $51.3 million for the comparable period in 2005. This increase primarily reflects an increase in variable compensation. In addition, this increase is the result of an increase in staffing levels, primarily as a result of the recent additions of our Florida-based retail agency and our entry into the self-insured workers’ compensation market in Nevada. Excluding those additions, overall staffing levels for 2006 were slightly higher in comparison to 2005.

Other administrative expenses increased $2.2 million, or 8.2%, to $29.4 million in 2006, from $27.2 million in 2005. A portion of this increase is the result of the expenses associated with the additions of our Florida-based agency and our entry into the self-insured workers’ compensation market in Nevada. As revenues increase in these two locations we expect to see margins improve. In addition, the increase in other administrative expenses is the result of information technology enhancements and various increases in other general operating expenses in comparison to 2005.

Years ended December 31, 2005 and 2004.  Salary and employee benefits decreased $966,000, or 1.8%, to $51.3 million in 2005, from $52.3 million for the comparable period in 2004. This decrease primarily reflected a decrease in variable compensation, as a result of raising the performance targets for achievement. This decrease was partially offset by merit increases for associates. In addition, this decrease was partially due to a slight reduction in staffing levels in comparison to 2004 as a result of our expense control initiatives.

Other administrative expenses increased $1.2 million, or 4.7%, to $27.2 million in 2005, from $26.0 million in 2004. This increase was primarily attributable to consulting and audit expenses associated with Section 404 of the Sarbanes-Oxley Act, as well as increases in expenses as the result of information technology enhancements. Offsetting these increases was a decrease in bad debt expense as a result of overall refinements in our estimation for allowances on bad debt. The increase in other administrative expenses was also offset by our overall expense control initiatives.

Interest Expense

Interest expense for 2006, 2005, and 2004 was $6.0 million, $3.9 million, and $2.3 million, respectively. Interest expense is primarily attributable to our debentures and current lines of credit, which are described within the Liquidity and Capital Resources section of Management’s Discussion and Analysis. The increase in interest expense was related to the issuance of the senior debentures issued in the second quarter of 2004 and the junior subordinated debentures issued in the third quarter of 2005, as well as an overall increase in the average interest rates. The average outstanding balance on our lines of credit was $10.6 million, $9.0 million, and $14.8 million in 2006, 2005, and 2004, respectively. The average interest rate, excluding our debentures, was approximately 6.5%, 4.8%, and 5.2%, in 2006, 2005, and 2004, respectively, primarily as a result of increases in the underlying eurocurrency based rate.

Income Taxes

Income tax expense, which includes both federal and state taxes, for 2006, 2005 and 2004, was $9.6 million, $7.8 million, and $6.4 million, or 30.5%, 30.2% and 31.2% of income before taxes, respectively. Our effective tax rate differs from the 35% statutory rate primarily due to a shift towards increasing investments in tax-exempt securities in an effort to maximize after-tax investment yields. Our current and deferred taxes are calculated using a 35% statutory rate.

Liquidity and Capital Resources

Our principal sources of funds, which include both regulated and non-regulated cash flows, are insurance premiums, investment income, proceeds from the maturity and sale of invested assets, risk management fees, and agency commissions. Funds are primarily available for the payment of claims, commissions, salaries and employee benefits, other operating expenses, shareholders’ dividends, share repurchases, and debt service. Our regulated sources of funds are insurance premiums, investment income, and proceeds from the maturity and sale of invested assets. These regulated funds are used for the payment of claims, policy acquisition and other underwriting expenses, and taxes relating to the regulated portion of net income. Our non-regulated sources of funds are in the form of commission revenue, outside management fees, and intercompany management fees. Our internal capital resources include both non-regulated cash flow and excess capital in our Insurance Company Subsidiaries, which is defined as the dividend Star may issue without prior approval from our regulators. We review the excess capital in aggregate to determine the use of such capital. The general uses have historically included the following: contributions to our Insurance Company Subsidiaries to support premium growth, select acquisitions, debt service, shareholders’ dividends, share repurchases, investments in technology, and other expenses of the holding company.

Quarter ended March 31, 2007 versus March 31, 2006

The following table illustrates net income, excluding interest, depreciation, and amortization, between our regulated and non-regulated subsidiaries, which reconciles to our consolidated statement of income and statement of cash flows (in thousands):

	For the Three Months
	Ended March 31,
	2007	2006

Net income	$6,923	$5,625

Insurance company subsidiaries:
Net income, excluding interest, depreciation, and amortization	$5,616	$4,583

Adjustments to reconcile net income to net cash provided by operating activities	441	334
Changes in operating assets and liabilities	11,283	7,956

Total adjustments	11,724	8,290

Net cash provided by operating activities	$17,340	$12,873

Fee-based subsidiaries:
Net income	$1,307	$1,042
Depreciation	737	543
Amortization	144	165
Interest	1,488	1,388

Net income, excluding interest, depreciation, and amortization	3,676	3,138

Adjustments to reconcile net income to net cash (used in) provided by operating activities	1,573	577
Changes in operating assets and liabilities	(3,068)	(1,420)

Total adjustments	(1,495)	(843)
Depreciation	(737)	(543)
Amortization	(144)	(165)
Interest	(1,488)	(1,388)

Net cash (used in) provided by operating activities	$(188)	$199

Consolidated total adjustments	10,229	7,447

Consolidated net cash provided by operating activities	$17,152	$13,072

Consolidated cash flow provided by operations for the three months ended March 31, 2007 was $17.2 million, compared to consolidated cash flow provided by operations of $13.1 million for the comparable period in 2006.

Regulated subsidiaries’ cash flow provided by operations for the three months ended March 31, 2007 was $17.3 million, compared to $12.9 million for the comparable period in 2006. This increase is primarily the result of growth in our underwritten business, a reduction in paid losses as a result of improved claim activity, and an increase in investment income as a result of growth in our investment portfolio. Partially offsetting these improvements was an increase in payments related to policy acquisition costs.

Non-regulated subsidiaries’ cash flow used in operations for the three months ended March 31, 2007 was $188,000, compared to cash flow provided by operations of $199,000 for the comparable period in 2006. The decrease in cash flow from operations is primarily the result of variable compensation payments related to our long-term incentive plan, which were made in the first quarter of 2007 and related to 2006 performance and profitability. This decrease was partially offset by a slight increase in fee-based revenues.

We continue to anticipate a temporary increase in cash outflows related to our investments in technology as we enhance our operating systems and controls. We believe these temporary increases will not affect our liquidity, debt covenants, or other key financial measures.

Years ended December 31, 2006, 2005, and 2004

	For the Years Ended December 31,
	2006	2005	2004

Net income	$22,034	$17,910	$14,061

Insurance Company Subsidiaries:
Net income, excluding interest, depreciation, and amortization	$19,712	$13,508	$6,973
Adjustments to reconcile net income to net cash provided by operating activities	3,033	3,003	6,866
Changes in operating assets and liabilities	46,915	59,784	48,270

Total adjustments	49,948	62,787	55,136

Net cash provided by operating activities	$69,660	$76,295	$62,109

Fee-based Subsidiaries:
Net income	$2,322	$4,402	$7,088
Depreciation	2,553	2,452	1,591
Amortization	590	198	376
Interest	5,976	3,856	2,535

Net income, excluding interest, depreciation, and amortization	11,441	10,908	11,590

Adjustments to reconcile net income to net cash provided by (used in) operating activities	3,161	4,444	(1,063)
Changes in operating assets and liabilities	(852)	(3,194)	2,540

Total adjustments	2,309	1,250	1,477
Depreciation	(2,553)	(2,452)	(1,591)
Amortization	(590)	(198)	(376)
Interest	(5,976)	(3,856)	(2,535)

Net cash provided by operating activities	$4,631	$5,652	$8,565

Consolidated total adjustments	52,257	64,037	56,613

Consolidated net cash provided by operating activities	$74,291	$81,947	$70,674

Cash flow provided by operations was $74.3 million in 2006, compared to $81.9 million in 2005. Cash flow provided by operations in 2004 was $70.7 million.

Years ended December 31, 2006 and 2005

Regulated subsidiaries’ cash flow provided by operations for the year ended December 31, 2006 was $69.7 million, compared to $76.3 million for the comparable period in 2005. This decrease was primarily the result of timing in relation to reinsurance payments. This decrease was slightly offset by improved underwriting results, lower paid losses in proportion to incurred losses, and an increase in investment income.

Non-regulated subsidiaries’ cash flow provided by operations for the year ended December 31, 2006 was $4.6 million, compared to $5.7 million for the comparable period in 2005. This decrease in cash flow in comparison to 2005 was primarily the result of a decrease in net income. The decrease in net income was primarily attributable to an increase in interest expense related to the issuance of the junior subordinated debentures issued in the third quarter of 2005 and an overall increase in average interest rates. In addition, the decrease in net income was the result of an increase in administrative costs related to the additions of our Florida-based agency and our entry into the self-insured workers’ compensation market in Nevada, as well as an increase due to information technology enhancements. These increases were offset by an overall increase in fee-for-service and agency commission revenue.

Years ended December 31, 2005 and 2004

Regulated subsidiaries’ cash flow provided by operations for the year ended December 31, 2005 was $76.3 million, compared to $62.1 million for the comparable period in 2004. This increase was the result of improved underwriting results and an increase in investment income, offset by a tax benefit reduction from the utilization of the net operating loss carryforward in 2004.

Non-regulated subsidiaries’ cash flow provided by operations for the year ended December 31, 2005 was $5.7 million, compared to $8.6 million for the comparable period in 2004. The decrease in non-regulated cash flow from operations reflected the decrease in net income, which was primarily the result of the previously mentioned acceleration of revenue, recognized in the third quarter of 2004. In addition, the decrease in net income was the result of an increase in administrative costs related to compliance with Section 404 of the Sarbanes-Oxley Act, offset by an increase in revenue associated with profit-sharing commissions. In addition, the decrease in cash flow from operations was the result of variable compensation payments made in the first quarter of 2005, related to 2004 performance and profitability and a decrease in cash as a result of tax payments.

Other Items

Long-term Debt

The following table summarizes the principal amounts and variables associated with our long-term debt (in thousands):

					Interest Rate at
		Year			March 31,	Principal
Year of Issuance	Description	Callable	Year Due	Interest Rate Terms	2007	Amount

2003	Junior subordinated debentures	2008	2033	Three-month LIBOR, plus 4.05%	9.41%	$10,310
2004	Senior debentures	2009	2034	Three-month LIBOR, plus 4.00%	9.36%	13,000
2004	Senior debentures	2009	2034	Three-month LIBOR, plus 4.20%	9.56%	12,000
2005	Junior subordinated debentures	2010	2035	Three-month LIBOR, plus 3.58%	8.93%	20,620

					Total	$55,930

We received a total of $53.3 million in net proceeds from the issuances of the above long-term debt, of which $26.2 was contributed to the surplus of our Insurance Company Subsidiaries and the remaining balance was used for general corporate purposes. Associated with the issuance of the above long-term debt, we incurred approximately $1.7 million in issuance costs for commissions paid to the placement agents in the transactions. These issuance costs have been capitalized and are included in other assets on the balance sheet, which are being amortized over seven years as a component of interest expense. The seven year amortization period represents our best estimate of the estimated useful life of both the senior debentures and junior subordinated debentures.

The junior subordinated debentures issued in 2003 and 2005, were issued in conjunction with the issuance of $10.0 million and $20.0 million, respectively, in mandatory redeemable trust preferred securities by unconsolidated subsidiary trusts.

With the expiration of the five year non-call period approaching in 2008 for the junior subordinated debentures issued in 2003, we will be reviewing the capital strategy associated with refinancing at lower costs through debentures or equity.

Interest Rate Swaps

In October 2005, we entered into two interest rate swap transactions to mitigate our interest rate risk on $5.0 million and $20.0 million of our senior debentures and trust preferred securities, respectively. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” these interest rate swap transactions were recorded at fair value on the balance sheet and any changes in their fair value are accounted for within other comprehensive income. The interest differential to be paid or received is accrued and is recognized as an adjustment to interest expense.

The first interest rate swap transaction, which relates to $5.0 million of our $12.0 million issuance of senior debentures, has an effective date of October 6, 2005 and ending date of May 24, 2009. We are required to make certain quarterly fixed rate payments calculated on a notional amount of $5.0 million, non-amortizing, based on a fixed annual interest rate of 8.925%. The counterparty is obligated to make quarterly floating rate payments to us referencing the same notional amount, based on the three-month LIBOR, plus 4.20%.

The second interest rate swap transaction, which relates to $20.0 million of our $20.0 million issuance of trust preferred securities, has an effective date of October 6, 2005 and ending date of September 16, 2010. We are required to make quarterly fixed rate payments calculated on a notional amount of $20.0 million, non-amortizing, based on a fixed annual interest rate of 8.34%. The counterparty is obligated to make quarterly floating rate payments to us referencing the same notional amount, based on the three-month LIBOR, plus 3.58%.

In relation to the above interest rate swaps, the net interest income received for the year ended December 31, 2006, was approximately $67,000. For the year ended December 31, 2005, the net interest expense incurred was approximately $4,000. The total fair value of the interest rate swaps as of December 31, 2006 and 2005 was approximately $200,000 and $14,000, respectively. Accumulated other comprehensive income at December 31, 2006 and 2005 included accumulated income on the cash flow hedge, net of taxes, of approximately $130,000 and $9,000, respectively.

The net interest income received for the three months ended March 31, 2007, was approximately $38,000. The net interest expense incurred for the three months ended March 31, 2006, was approximately $18,000. The total fair value of the interest rate swaps as of March 31, 2007, was approximately $83,000. Accumulated other comprehensive income at March 31, 2007 included the accumulated income on the cash flow hedge, net of taxes, of $54,000.

Revolving Line of Credit

In November 2004, we entered into a revolving line of credit for up to $25.0 million. We recently increased the limit of this facility to $35.0 million and extended the term to September 30, 2010. (See “ Subsequent Events”). We use the revolving line of credit to meet short-term working capital needs. Under the revolving line of credit, we and certain of our non-regulated subsidiaries pledged security interests in certain property and assets of named subsidiaries.

At December 31, 2006 and 2005, we had an outstanding balance of $7.0 million and $5.0 million, respectively, on the revolving line of credit. At March 31, 2007, we had an outstanding balance of $10.4 million.

The revolving line of credit provides for interest at a variable rate based, at our option, upon either a prime based rate or LIBOR-based rate. In addition, the revolving line of credit also provides for an unused facility fee. On prime based borrowings, the applicable margin ranges from 75 to 25 basis points below prime. On LIBOR-based borrowings, the applicable margin ranges from 125 to 175 basis points above LIBOR. These margin ranges were reduced to a range between 75 to 175 basis points above LIBOR with the recent increase in this facility. The margin for all loans is dependent on the sum of non-regulated earnings before interest, taxes, depreciation, amortization, and non-cash impairment charges related to intangible assets for the preceding four quarters, plus dividends paid or payable to us from subsidiaries during such period (“Adjusted EBITDA”). As of March 31, 2007, the weighted average interest rate for LIBOR-based borrowings was 6.6%.

Debt covenants include maintenance of: (1) the ratio of Adjusted EBITDA to interest expense of at least 2.0 to 1.0, (2) minimum net worth of $130.0 million and increasing annually, commencing June 30, 2005, by fifty percent of the prior year’s positive net income, (3) minimum A.M. Best rating of “B”, and (4) on an annual basis, a minimum Risk Based Capital Ratio for Star of 1.75 to 1.00. As of March 31, 2007, we were in compliance with these covenants.

This line of credit expires November 2007. We plan to seek to renew the line of credit upon its expiration and will be evaluating the renewal terms based upon our overall capital strategy.

Investment Portfolio

As of December 31, 2006 and 2005, the recorded values of our investment portfolio, including cash and cash equivalents, were $527.6 million and $460.2 million, respectively. The debt securities in the investment portfolio, at December 31, 2006, were 97.2% investment grade “A−” or above bonds as defined by Standard and Poor’s.

Shareholders’ Equity

At March 31, 2007, shareholders’ equity was $207.4 million, or $7.02 per common share. Shareholders’ equity was $201.7 million, or $6.93 per common share, at December 31, 2006, compared to $177.4 million, or $6.19 per common share at December 31, 2005. The increase in shareholders’ equity during 2006 primarily reflects year-to-date earnings. At March 31, 2007, return on beginning equity was 13.7%. Return on beginning equity was 12.4% at December 31, 2006, compared to 10.7% at December 31, 2005.

On October 28, 2005, our Board of Directors authorized management to purchase up to 1,000,000 shares of our common stock in market transactions for a period not to exceed twenty-four months. For the year ended December 31, 2006 and the three months ended March 31, 2007, we did not repurchase any common stock. For the year ended December 31, 2005, we purchased and retired a total of 772,900 shares of common stock for a total cost of approximately $4.2 million. Of these shares, 63,000 shares for a total cost of approximately $372,000 related to the current share repurchase plan. As of March 31, 2007, the cumulative amount we repurchased and retired under our current share repurchase plan was 63,000 shares of common stock for a total cost of approximately $372,000. As of March 31, 2007, we have available up to 937,000 shares remaining to be purchased.

On February 8, 2007, our Board of Directors and the Compensation Committee of the Board of Directors approved the distribution of our LTIP award for the 2004-2006 plan years, which included both a cash and stock award. The stock portion of the LTIP award was valued at $2.5 million, which resulted in the issuance of 579,496 shares of our common stock. Of the 579,496 shares issued, 191,570 shares were retired for payment of the participant’s associated withholding taxes related to the compensation recognized by the participant. The retirement of the shares for the associated withholding taxes reduced our paid in capital by $1.8 million.

Our Board of Directors did not declare a dividend in 2006 or 2005. When evaluating the declaration of a dividend, our Board of Directors considers a variety of factors, including but not limited to, our cash flow, liquidity needs, results of operations and our overall financial condition. As a holding company, the ability to pay cash dividends is partially dependent on dividends and other permitted payments from our subsidiaries. We did not receive any dividends from our Insurance Company Subsidiaries in 2006 or 2005.

Regulatory

A significant portion of our consolidated assets represent assets of our Insurance Company Subsidiaries. The State of Michigan Office of Financial and Insurance Services (“OFIS”) restricts the amount of funds that may be transferred to us in the form of dividends, loans or advances. These restrictions, in general, are as follows: the maximum discretionary dividend that may be declared, based on data from the preceding calendar year, is the greater of each insurance company’s net income (excluding realized capital gains) or ten percent of the insurance company’s surplus (excluding unrealized gains). These dividends are further limited by a clause in the Michigan law that prohibits an insurer from declaring dividends except out of surplus earnings of the company. Earned surplus balances are calculated on a quarterly basis. Since Star is the parent insurance company, its maximum dividend calculation represents the combined Insurance Company Subsidiaries’ surplus. At March 31, 2007, Star’s earned surplus position was positive $22.7 million. At December 31, 2006, Star had positive earned surplus of

$13.2 million. As of March 31, 2007, Star may pay a dividend of up to $16.5 million without the prior approval of OFIS, which is ten percent of statutory surplus as of year end 2006. No statutory dividends were paid during 2006 or 2005.

Our Insurance Company Subsidiaries are required to maintain certain deposits with regulatory authorities, which totaled $148.8 million and $128.7 million at December 31, 2006 and 2005, respectively.

Contractual Obligations and Commitments

The following table is a summary of our contractual obligations and commitments as of December 31, 2006 (in thousands):

	Payments Due by Period
			One to
		Less than	Three	Three to	More than
	Total	One Year	Years	Five Years	Five Years

Non-regulated companies:
Lines of credit(1)	$7,000	$7,000	$—	$—	$—
Senior debentures, excluding interest(2)	25,000	—	—	—	25,000
Junior subordinated debentures, excluding interest(2)	30,930	—	—	—	30,930
Operating lease obligations(3)	14,069	2,749	4,757	3,474	3,089
Regulated companies:
Losses and loss adjustment expenses(4)	501,077	140,670	179,453	73,886	107,068

Total	$578,076	$150,419	$184,210	$77,360	$166,087

(1)	Relates to our revolving line of credit (excludes interest).

(2)	Five year call feature associated with debentures, estimated seven year repayment.

(3)	Consists of rental obligations under real estate leases related to branch offices. In addition, includes amounts related to equipment leases.

(4)	The loss and loss adjustment expense payments do not have contractual maturity dates and the exact timing of payments cannot be predicted with certainty. However, based upon historical payment patterns, we have included an estimate of our gross losses and loss adjustment expenses. In addition, we have anticipated cash receipts on reinsurance recoverables on unpaid losses and loss adjustment expenses of $198.4 million, of which we estimate that these payments to be paid for losses and loss adjustment expenses for the periods less than one year, one to three years, three to five years, and more than five years, to be $33.7 million, $64.5 million, $34.9 million, and $65.3 million, respectively, resulting in net losses and loss adjustment expenses of $107.0 million, $115.0 million, $39.0 million, and $41.7 million, respectively.

We maintain an investment portfolio with varying maturities that we believe will provide adequate cash for the payment of claims.

Variable Compensation

We have established two variable compensation plans as an incentive for performance of our management team. They consist of an Annual Bonus Plan (“Bonus Plan”) and a Long-Term Incentive Plan (“LTIP”). The Bonus Plan is a discretionary cash bonus plan premised upon a targeted growth in net after-tax earnings on a year over year basis. Each year, the Compensation Committee and our Board of Directors establish a new target based upon prior year performance and the forecasted performance levels anticipated for the following year. If the minimum threshold is met, the Bonus Plan is funded from 0% up to a maximum of 120% of the targeted bonus pool. The amount of the bonus pool is established by aggregating the individual targets for each participant, which is a percentage of salary. At the end of the year, the Compensation Committee and the Board of Directors review the

Company’s performance in relation to performance targets and then establish the total bonus pool to be utilized to pay cash bonuses to the management team based upon overall corporate and individual participant goals.

The LTIP is intended to provide an incentive to management to improve the performance of the Company over a three year period, thereby increasing shareholder value. The LTIP is not discretionary and is based upon a target for an average three year return on beginning equity. If the targets are met and all other terms and conditions are satisfied, the LTIP awards are paid. The LTIP can be funded from 0% to 160% of target, based upon the three year performance of the Company. The LTIP is paid 50% in cash and 50% in stock. A participant’s percentage is established by the Compensation Committee and the Board of Directors in advance of any new three year LTIP award. The stock component of the LTIP is paid based upon the closing stock price at the beginning of the three year LTIP performance period, in accordance with the terms and conditions of the LTIP.

Both the Bonus Plan and the LTIP are administered by the Compensation Committee and all awards are reviewed and approved by the Board of Directors at both inception and at distribution.

Regulatory and Rating Issues

The National Association of Insurance Commissioners (“NAIC”) has adopted a risk-based capital (“RBC”) formula to be applied to all property and casualty insurance companies. The formula measures required capital and surplus based on an insurance company’s products and investment portfolio and is used as a tool to evaluate the capital of regulated companies. The RBC formula is used by state insurance regulators to monitor trends in statutory capital and surplus for the purpose of initiating regulatory action. In general, an insurance company must submit a calculation of its RBC formula to the insurance department of its state of domicile as of the end of the previous calendar year. These laws require increasing degrees of regulatory oversight and intervention as an insurance company’s RBC declines. The level of regulatory oversight ranges from requiring the insurance company to inform and obtain approval from the domiciliary insurance commissioner of a comprehensive financial plan for increasing its RBC to mandatory regulatory intervention requiring an insurance company to be placed under regulatory control in a rehabilitation or liquidation proceeding.

At December 31, 2006, each of our Insurance Company Subsidiaries was in excess of any minimum threshold at which corrective action would be required.

Reinsurance

Intercompany pooling agreements are commonly entered into between affiliated insurance companies, so as to allow the companies to utilize the capital and surplus of all of the companies, rather than each individual company. Under pooling arrangements, companies share in the insurance business that is underwritten and allocate the combined premium, losses and related expenses between the companies within the pooling arrangement. The Insurance Company Subsidiaries entered into an Inter-Company Reinsurance Agreement (the “Pooling Agreement”). This Pooling Agreement includes Star, Ameritrust Insurance Corporation (“Ameritrust”), Savers Property and Casualty Insurance Company (“Savers”) and Williamsburg National Insurance Company (“Williamsburg”). Pursuant to the Pooling Agreement, Savers, Ameritrust and Williamsburg have agreed to cede to Star and Star has agreed to reinsure 100% of the liabilities and expenses of Savers, Ameritrust and Williamsburg, relating to all insurance and reinsurance policies issued by them. In return, Star agrees to cede and Savers, Ameritrust and Williamsburg have agreed to reinsure Star for their respective percentages of the liabilities and expenses of Star. Annually, we examine the Pooling Agreement for any changes to the ceded percentage for the liabilities and expenses. Any changes to the Pooling Agreement must be submitted to the applicable regulatory authorities for approval.

Convertible Note

In July 2005, we made a $2.5 million loan, at an effective interest rate equal to the three-month LIBOR, plus 5.2%, to an unaffiliated insurance agency. In December 2005, we loaned an additional $3.5 million to the same agency. The original $2.5 million demand note was replaced with a $6.0 million convertible note. The effective interest rate of the convertible note is equal to the three-month LIBOR plus 5.2% and the note is due December 20, 2010. This agency has been a producer for us for over ten years. As security for the loan, the borrower granted us a security interest in its accounts, cash, general intangibles, and other intangible property. Also, the shareholder then pledged 100% of the common shares of three insurance agencies and the common shares owned by the shareholder in another agency, and has executed a personal guaranty. This note is convertible upon our option based upon a pre-determined formula, beginning in 2008. The conversion feature of this note is considered an embedded derivative pursuant to SFAS No. 133, and therefore is accounted for separately from the note. At March 31, 2007, the estimated fair value of the derivative was not material to the financial statements.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements,” which becomes effective for fiscal years beginning after November 15, 2007. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. We will evaluate the impact of SFAS No. 157, but believe the adoption of SFAS No. 157 will not have a material impact on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115.” SFAS No. 159 will permit entities the option to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis as of specified election dates. This election is irrevocable. The objective of SFAS No. 159 is to improve financial reporting and reduce the volatility in reported earnings caused by measuring related assets and liabilities differently. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We will evaluate the potential impact SFAS No. 159 will have on our consolidated financial statements.

Subsequent Events

As previously indicated, in April 2007, we announced an upgrade of the financial strength rating by A.M. Best Company to “A−” (Excellent), from “B++” (Very Good) for our Insurance Company Subsidiaries.

On April 10, 2007, we executed an amendment to our current revolving credit agreement with our bank. The amendments included an extension of the term to September 30, 2010, an increase to the available borrowings up to $35.0 million, and a reduction of the variable interest rate basis to a range between 75 to 175 basis points above LIBOR.

On April 16, 2007, we entered into an Asset Purchase Agreement (“Agreement”) to acquire the business of U.S. Specialty Underwriters, Inc. (“USSU”) for a purchase price of $23.0 million. We simultaneously closed on the acquisition on the same date. The purchase price was comprised of $13.0 million in cash and $10.0 million in our common stock. The total shares issued for the $10.0 million portion of the purchase price was 907,935 shares. Under the terms of the Agreement, we acquired the excess workers’ compensation business and other related assets of USSU. In addition, we entered into a Management Agreement with the shareholder of USSU. Under the terms and conditions of the Management Agreement, the shareholder is responsible for the day to day administration and management of the acquired business. The shareholder’s consideration for the performance of its duties shall be in the form of a Management Fee payable by us based on a share of net income before interest, taxes, depreciation, and amortization. In addition, we can terminate the Management Agreement in the future, at our discretion, based on a multiple of the Management Fee calculated for the trailing twelve months and subject to the terms and conditions of the Agreement USSU is based in Cleveland, Ohio, and is a specialty program manager that produces fee based income by underwriting excess workers’ compensation coverage for a select group of insurance companies.

Qualitative and Quantitative Disclosures about Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates as well as other relevant market rate or price changes. The volatility and liquidity in the markets in which the underlying assets are traded directly influence market risk. The following is a discussion of our primary risk exposures and how those exposures are currently managed as of December 31, 2006. Our market risk sensitive instruments are primarily fixed income securities, which are available for sale and not held for trading purposes.

Interest rate risk is managed within the context of an asset and liability management strategy where the target duration for the fixed income portfolio is based on the estimate of the liability duration and takes into consideration our surplus. The investment policy guidelines provide for a fixed income portfolio duration of between three and a half and five and a half years. At December 31, 2006, our fixed income portfolio had a modified duration of 3.93, compared to 3.38 at December 31, 2005.

At December 31, 2006, the fair value of our investment portfolio was $484.7 million. Our market risk to the investment portfolio is interest rate risk associated with debt securities. Our exposure to equity price risk is not significant. Our investment philosophy is one of maximizing after-tax earnings and has historically included significant investments in tax-exempt bonds. During 2005 and 2006, we continued to increase our holdings of tax-exempt securities based on our return to profitability and our desire to maximize after-tax investment income. For our investment portfolio, there were no significant changes in our primary market risk exposures or in how those exposures are managed compared to the year ended December 31, 2005. We do not anticipate significant changes in our primary market risk exposures or in how those exposures are managed in future reporting periods based upon what is known or expected to be in effect.

A sensitivity analysis is defined as the measurement of potential loss in future earnings, fair values, or cash flows of market sensitive instruments resulting from one or more selected hypothetical changes in interest rates and other market rates or prices over a selected period. In our sensitivity analysis model, a hypothetical change in market rates is selected that is expected to reflect reasonable possible near-term changes in those rates. “Near term” means a period of up to one year from the date of the consolidated financial statements. In our sensitivity model, we measure the hypothetical change in fair values on debt securities assuming an upward or downward parallel shift in interest rates. The table below presents our model’s estimate of changes in fair values given a change in interest rates. Dollar values are rounded and in thousands.

	Rates Down	Rates	Rates Up
	100bps	Unchanged	100bps

Market Value	$504,727	$484,724	$464,642
Yield to Maturity or Call	3.62%	4.62%	5.62%
Effective Duration	3.94	4.09	4.24

The other financial instruments, which include cash and cash equivalents, equity securities, premium receivables, reinsurance recoverables, line of credit and other assets and liabilities, when included in the sensitivity model, do not produce a material loss in fair values.

Our debentures are subject to variable interest rates. Thus, our interest expense on these debentures is directly correlated to market interest rates. At December 31, 2006 and 2005, we had debentures of $55.9 million. At this level, a 100 basis point (1%) change in market rates would change annual interest expense by $559,000.

In October 2005, we entered into two interest rate swap transactions to mitigate our interest rate risk on $5.0 million and $20.0 million of our senior debentures and trust preferred securities, respectively. We accrue for these transactions in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” as subsequently amended. These interest rate swap transactions have been designated as a cash flow hedges and are deemed highly effective hedges under SFAS No. 133. In accordance with SFAS No. 133, these interest rate swap transactions are recorded at fair value on the balance sheet and the effective portion of any changes in fair value are accounted for within other comprehensive income. The interest differential to be paid or received is being accrued and is being recognized as an adjustment to interest expense.

In addition, our revolving line of credit under which we can borrow up to $35.0 million is subject to variable interest rates. We recently increased the limit of this facility from $25.0 million to $35.0 million and extended the term to September 30, 2010. (See “Subsequent Events”). Thus, our interest expense on the revolving line of credit is directly correlated to market interest rates. At December 31, 2006, we had $7.0 million outstanding on this revolving line of credit. At this level, a 100 basis point (1%) change in market rates would have changed interest expense by $70,000. At December 31, 2005, we had $5.0 million outstanding on this revolving line of credit. At this level, a 100 basis point (1%) change in market rates would have changed interest expense by $50,000.

BUSINESS

Overview

We are a full-service risk management organization which focuses on niche or specialty program business and risk management solutions for agents, professional and trade associations, pools, trusts, and small to medium-sized insureds. Our programs are primarily on a regional basis with a single line of business within a program. Within the workers’ compensation line of business we have a regional focus in New England, Florida, and Nevada. Within the commercial auto and commercial multiple peril we have a regional focus in California. Our fee-for-service business is also on a regional basis with an emphasis in the Midwest and southeastern regions, as well as the self-insured market in Nevada. Our corporate strategy emphasizes a regional focus and diverse sources of revenue between underwritten premiums, service fee revenue, and commissions. This allows us to leverage fixed costs without sacrificing pricing of our insurance premiums. Currently, we manage over $700 million in gross written premiums.

We were founded in 1955 as a retail insurance agency. We earn commission revenue through the operation of our retail property and casualty insurance agencies, located in Michigan, California, and Florida. Our Michigan-based retail insurance agency operations are consistently ranked as a leading business insurance agency in Michigan and the United States.

For over 30 years, we have specialized in providing risk management solutions for our clients. By forming risk-sharing partnerships, we align our financial objectives with our clients. By utilizing our products and services, small to medium-sized client groups gain access to more sophisticated risk management techniques previously available only to larger corporations. This enables our clients to control insurance costs and potentially turn risk management into a profit center. By having their capital at risk, our clients are motivated to reduce exposure and share in the underwriting profits and investment income derived from their risk management plan.

Based upon the particular risk management goals of our clients and our assessment of the opportunity for operating profit, we offer solutions on a managed basis, a risk-sharing basis, or a fully-insured basis, in response to a specific market opportunity. In a managed program, we earn service fee revenue by providing management and other services to a client’s risk-bearing entity, but generally do not share in the operating results. In a risk-sharing program, we share the operating results with the client through a reinsurance agreement with a captive or rent-a-captive. The captive and rent-a-captive structures are licensed reinsurance companies and are accounted for under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 113, “Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts.” In risk-sharing programs, we derive revenue from net earned premiums, fee-for-service revenue and commissions, and investment income. In addition, we may benefit from the fees our risk management subsidiary earns for services we perform on behalf of our Insurance Company Subsidiaries. These fees are eliminated upon consolidation. However, the fees associated with the captive’s portion of the program are reimbursed through a ceding commission. In a fully-insured program, we provide insurance products without a risk-bearing mechanism and derive revenue from net earned premiums and investment income.

We have developed a broad range of capabilities and services in the design, management, and servicing of our clients’ risk management needs. These capabilities and services include:

•	program and product design;

•	underwriting, risk selection, and policy issuance;

•	sales, marketing, and public relations to members of groups;

•	administration of risk-bearing entities, such as mutual insurance companies, captives, rent-a-captives, public entity pools, and risk retention and risk purchasing groups;

•	claims handling and administration;

•	loss prevention and control;

•	reinsurance placement;

•	risk analysis and identification;

•	actuarial and loss reserve analysis;

•	information technology and processing;

•	feasibility studies;

•	litigation management;

•	accounting and financial statement preparation;

•	regulatory compliance; and

•	audit support.

Recent Acquisitions

On April 16, 2007, we acquired the business of U.S. Specialty Underwriters, Inc. (“USSU”) for a purchase price of $23.0 million. The purchase price was comprised of $13.0 million in cash and $10.0 million in our common stock. Under the terms of the transaction, we acquired the excess workers’ compensation business and other related assets. USSU is a specialty program manager that produces fee based income by underwriting excess workers’ compensation coverage for a select group of insurance companies.

Our Agency Operations

We earn commission revenue through the operation of our retail property and casualty insurance agencies, located in Michigan, California, and Florida. Our agency operations produce commercial, personal lines, life, and accident and health insurance, with more than fifty unaffiliated insurance carriers. The agency produces an immaterial amount of business for our affiliated Insurance Company Subsidiaries.

In total, our agency operations generated commissions of $12.3 million, $11.3 million, and $9.8 million, for the years ending December 31, 2006, 2005, and 2004, respectively.

Our Specialty Risk Management Operations

Our specialty risk management operations segment focuses on specialty or niche insurance business in which we provide various services and coverages tailored to meet specific requirements of defined client groups and their members. These services include risk management consulting, claims administration and handling, loss control and prevention, and reinsurance placement, along with various types of property and casualty insurance coverage, including workers’ compensation, commercial multiple peril, general liability, professional liability, commercial auto liability, and inland marine. Insurance coverage is provided primarily to associations or similar groups of members and to specified classes of business of our agent-partners. We recognize revenue related to the services and coverages from our specialty risk management operations within seven categories: net earned premiums, management fees, claims fees, loss control fees, reinsurance placement, investment income, and net realized gains (losses).

Net earned premiums include the following lines of business:

•	Workers’ Compensation

•	Commercial Multiple Peril

•	General Liability

•	Errors and Omissions

•	Automobile

•	Owners, Landlord and Tenant

•	Employment Practices Liability

•	Professional Liability

•	Medical

•	Real Estate Appraisers

•	Pharmacists

•	Inland Marine

•	Product Liability

•	Excess Reinsurance

•	Commercial Property

Description of Specialty Risk Management Programs

Fee-for-Service Specialty Programs:

With a managed program, we earn fee-for-service revenue by providing management and other services to a client’s risk-bearing entity, but generally do not share in the operating results of the program. We believe our managed programs provide a consistent source of revenue, as well as opportunities for revenue growth without a proportionate increase in capital. Revenue growth may occur through the sale of existing products to additional members of the group, the expansion of coverages and services provided to existing programs and the creation of programs for new client groups.

Services for which we receive fee revenue from managed programs include:

•	program design and development;

•	underwriting;

•	reinsurance placement;

•	policy administration;

•	loss prevention and control;

•	claims administration and handling;

•	litigation management;

•	information technology and processing;

•	accounting functions; and

•	general management and oversight of the program.

The fees we receive from our managed programs are generally either a fixed amount or based on a percentage of premium serviced or claim count.

We provide insurance management services to public entity associations and currently manage public entity pools and other insurance entities, which provide insurance coverage for approximately 1,700 participants, including city, county, township, and village governments in three states, as well as other diverse industry groups.

Insurance Company Programs:

We provide three broad types of insurance company programs, including fully insured, captives and client risk-sharing programs. With a client risk-sharing program, our Insurance Company Subsidiaries underwrite individual primary insurance policies for members of a group or association, or a specific industry and then share the operating results with the client or client group through a reinsurance agreement with a captive or rent-a-captive. In some instances, a captive owned by a client or client group reinsures a portion of the risk on a quota-share basis. A captive is an insurance company or reinsurance company, which is formed for the purpose of insuring or reinsuring risks related to the businesses of its shareholders or members. A rent-a-captive allows organizations to obtain the benefits of a captive insurance company, without the initial costs and capital investment required to form their own captive. This is often an interim step utilized by groups and associations prior to forming their own captive. As part of its participation in a rent-a-captive, the client group purchases redeemable preferred stock of our unconsolidated subsidiary. These shares entitle the client group to participate in profits and losses of the program through a dividend or additional capital contribution. Dividends or additional capital contributions are determined and accrued on the basis of underwriting profits or losses plus investment income on trust accounts less costs. The captive and rent-a-captive structures are licensed reinsurance companies, which have a self-sustaining integrated set of activities and assets, and are in the reinsurance business for the purpose of providing a return to their investors, who are the shareholders (“primary beneficiaries”) of the captive company. The primary beneficiaries have their own equity at risk, decision making authority, and the ability to absorb losses. Therefore, the transactions associated with the captive and rent-a-captive structures are accounted for under the provisions of SFAS No. 113, “Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts.”

In addition to premium revenue and investment income from our net retained portion of the operating results, we may also be compensated through the receipt of fees for policy issuance services and acquisition costs, captive administration, reinsurance placement, loss prevention services, and claims administrative and handling services. In addition, we may benefit from the fees our risk management subsidiary earns for services we perform on behalf of our Insurance Company Subsidiaries. These fees are eliminated upon consolidation. However, the fees associated with the captive’s portion of the program are reimbursed through a ceding commission. For financial reporting purposes, ceding commissions are treated as a reduction in underwriting expenses.

Our experience has been that the number of claims and the cost of losses tend to be lower in risk-sharing programs than with traditional forms of insurance. We believe that client risk-sharing motivates participants to focus on loss prevention, risk control measures and adherence to stricter underwriting guidelines.

The following schematic illustrates the basic elements in many of our client risk-sharing programs.

CAPTIVE RISK-SHARING STRUCTURE

(1)	We account for transactions with these risk-sharing clients as reinsurance under the provisions of SFAS No. 113, “Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Clients.”

The captive’s shareholders, which may or may not include the insured, and its board of directors make the decision to form the captive or terminate the captive, based upon either their own analysis or the analysis performed by an independent third party consultant they hire. The shareholders of the captive make the decision whether to invest and how much to invest in the captive. This decision may be based upon advice from third party consultants.

The agent of the business will make the decision to submit the risk to the insurance company for underwriting and the policyholders make the decision to purchase the quoted policy.

The captive administrator provides administrative services to the captive in exchange for a fee. This fee is usually a fixed amount, but can be a variable amount based upon premium volume, and is negotiated on an annual basis with the captive’s board of directors. Such services may include bookkeeping, providing regulatory information, and other administrative services. We do not provide loss prevention, claims handling, underwriting, and other insurance services directly to the captive. However, our risk management services subsidiary provides these services to our Insurance Company Subsidiaries for a fee, which is eliminated upon consolidation. The costs associated with these services are included within the premium quoted to the policyholder.

In applying FIN 46(R)’s provisions to the captive risk-sharing structure, our variable interest in the captive is limited to administrative fees based upon a fixed amount or a percentage of premiums and the credit risk associated with any reinsurance recoverables recognized.

The captives are generally capitalized with common stock and may use preferred stock in isolated instances. The captive’s variability is: (1) created based upon the experience of their portion of business directly written through our Insurance Company Subsidiaries and ceded to the captive on a quota share basis; and (2) absorbed by the captive’s shareholders.

In general, the captive’s common and/or preferred shareholders are either the agents or producers of the business, a sponsoring group or association, a group of policyholders, a policyholder, or a general agent. The captive’s shareholders are not related parties of ours pursuant to either SFAS No. 57, Related Party Disclosures, or paragraph 16 of FIN 46(R).

By design, the capital base of the captive is structured to absorb the projected losses of the program, and the captive’s shareholders bear the risk of loss. We protect ourselves from potential credit risk related to reinsurance recoverables from the captive by a collateral requirement included within a trust agreement up to 110% of the estimated reserves for losses and unearned premiums. In addition, we monitor the capital adequacy and financial leverage ratios of the captive to mitigate future credit risk.

In another variation of client risk-sharing, we establish retrospectively rated programs for individual accounts. With this type of program, we work with the client to develop the appropriate self-insured retention and loss fund amount and then help arrange for excess-of-loss reinsurance. The client reimburses us for all claim payments within the client’s retention. We generally earn a management fee (which includes claims and loss control fees). In most of these programs, we also share in the operating results with the client and receive a ceding commission in the client risk-sharing reinsurance contract to reimburse us for expenses and our fee for services.

In another version of client risk-sharing, the agent accepts an up-front commission that is adjusted up or down based on operating results of the program produced.

With a fully-insured program, we provide our insurance products without a risk-sharing mechanism and derive revenue from net earned premiums and investment income. Fully-insured programs are generally developed only in response to specific market opportunities and when we believe there is potential to evolve into a risk-sharing mechanism.

Description of Our Fee-for-Service Capabilities

Our risk management subsidiary provides the following services to our fee-for-service clients and to our Insurance Company Subsidiaries for a fee. The fees associated with services provided to our Insurance Company Subsidiaries are eliminated upon consolidation. The costs associated with these services are charged to our insureds in the form of premiums.

Program and Product Design.  Before implementing a new program, we generally review: (1) financial projections for the contemplated program, (2) historical loss experience, (3) actuarial studies of the underlying risks, (4) the credit worthiness of the potential client, and (5) the availability of reinsurance. Our senior management team and associates representing each of the risk-management disciplines work together to design, market, and implement new programs. Our due diligence process is structured to provide a risk assessment of the program and how the program fits within our entity wide business plan and risk profile.

Underwriting Risk Selection and Policy Issuance.  Through our risk management subsidiary, we perform underwriting services for our Insurance Company Subsidiaries that meet our corporate underwriting guidelines. We maintain substantially all ultimate underwriting authority and monitor compliance with our corporate underwriting guidelines through a periodic underwriting audit process and with a system of internal control procedures. Our underwriting personnel help develop the proper criteria for selecting risks, while actuarial and reinsurance personnel evaluate and recommend the appropriate levels of rate and risk retention. The program is then tailored according to the requirements and qualifications of each client. With managed programs, we may perform underwriting services based upon the profile of the specific program for a fee.

Claims Administration and Handling.  Through our risk management subsidiary, we provide substantially all claims management and handling services for workers’ compensation and most other lines, such as property, professional liability, and general liability. Our claims handling standards are set by our corporate claims department and are monitored through self-audits, corporate claim audits, internal controls, and other executive oversight reports. We handle substantially all claims functions for the majority of the programs we manage. Our involvement in claims administration and handling provides feedback to program managers in assessing the client’s risk environment and the overall structure of the program.

Loss Prevention and Control.  Through our risk management subsidiary, we provide loss control services, which are designed to help clients prevent or limit the impact of certain loss events. Through an evaluation of the client’s workplace environment, our loss control specialists assist the client in planning and implementing a loss prevention program and, in certain cases, provide educational and training programs. With our managed programs, we provide these same services for a fee based upon the profile of the specific program.

Administration of Risk-Bearing Entities.  We generate fee revenue by assisting in the formation and administration of risk-bearing entities for clients and agents. We currently provide administrative services for over fourteen captives and/or rent-a-captives and hold an insignificant minority interest in two of these captives. These services are provided by our subsidiaries in Bermuda and Barbados.

Reinsurance Placement.  Through our reinsurance intermediary subsidiary, Meadowbrook Intermediaries, Inc., we earn commissions by placing excess-of-loss reinsurance and insurance coverage with high deductibles for insurance companies, captives, and self-insured programs we manage. Reinsurance is also placed for clients who do not have other business relationships with us.

Sales, Marketing, and Public Relations.  We market our programs and services to associations, professional and trade groups, local, regional and national insurance agents, and insurance consultants. Sales and marketing efforts include personal contact through independent agents, direct mail, telemarketing, association publications/newsletters, advertising, internet-based marketing including our corporate website (www.meadowbrook.com), and subsidiary branch/division websites. We access or manage a range of distribution systems and regional agency networks on a program-specific basis.

We also participate in seminars, trade and industry conventions such as Target Markets Program Administrators Association, American Association of Managing General Agents, American Society of Association Executives, Self Insurance Institute of America, National Association of Professional Surplus Lines Offices, Public Risk Management Association, and various individual state independent agent associations.

In 2000, we launched our Advantage System (“Advantage”). Advantage is an internet-based business processing system for quoting and binding workers’ compensation insurance policies. In addition to reducing our internal administrative processing costs, Advantage enhances underwriting practices by automating risk selection criteria.

Our Insurance Company Subsidiaries and Their Performance

Our Insurance Company Subsidiaries issue insurance policies. Through our Insurance Company Subsidiaries, we engage in specialty risk management programs where we assume underwriting risks in exchange for premium. Our Insurance Company Subsidiaries primarily focus on specialty programs designed specifically for trade groups and associations, whose members are homogeneous in nature. Members are typically small-to-medium sized businesses. Our programs focus on select classes of property and casualty business which, through our due diligence process, we believe have demonstrated a fundamentally sound prospect for generating underwriting profits. We occasionally do offer our programs on a multi-state basis; but more generally, our programs operate on a regional or state-specific basis. We maintain underwriting authority through our regional offices based upon underwriting guidelines set forth by our corporate underwriting department, which we monitor through underwriting audits and a series of executive underwriting and rate monitor reports. We seek to avoid geographic concentration of risks that might lead to aggregation of exposure to losses from natural or intentionally caused catastrophic events. We also handle the majority of our claims through our regional offices based upon standards set forth by our corporate claims office and monitored through a series of self-audits and corporate claims audit, internal control audits, and executive claims monitoring reports. American Indemnity Insurance Company, Ltd. (“American Indemnity”) and Preferred Insurance Company, Ltd. (“PICL”), which offer clients captive or rent-a-captive options, complement our Insurance Company Subsidiaries.

Star, Savers, Williamsburg and Ameritrust are domiciled in Michigan, Missouri, California, and Florida, respectively. American Indemnity and PICL are Bermuda-based insurance companies.

We may at times place risks directly with third party insurance carriers and participate in the risk as a reinsurance partner. Such arrangements typically generate management fee revenue and provide a means to manage premium leverage ratios.

Our insurance operations are subject to various leverage tests (e.g. premium to statutory surplus ratios), which are evaluated by regulators and rating agencies. Our targets for gross and net written premium to statutory surplus are 2.8 to 1.0 and 2.25 to 1.0, respectively. As of December 31, 2006, on a statutory consolidated basis, gross and net premium leverage ratios were 2.0 to 1.0 and 1.6 to 1.0, respectively.

Our Insurance Company Subsidiaries are authorized to write business, on either an admitted or surplus lines basis, in all 50 states. Star is admitted in all 50 states. Williamsburg is admitted in 37 states, and is authorized to write business on a surplus lines basis in one state. Savers is admitted in 5 states and is authorized to write business on a surplus lines basis in 46 states. Ameritrust is admitted in seven states. Our Insurance Company Subsidiaries primarily offer workers’ compensation, commercial multiple peril, general liability, inland marine, and other liability coverages. For the year ended December 31, 2006, the workers’ compensation line of business accounted for 35.9%, 39.9%, and 42.4% of gross written premiums, net written premiums, and net earned premiums, respectively.

In 2001, 2000, and 1999, we eliminated a limited group of unprofitable programs that were not aligned with our historic and present business strategy. The uncertainty of future reserve development on these discontinued programs has been reduced as a result of aggressive claims handling and reserve strengthening. However, while we believe we have adequate reserves, there can be no assurances that there will not be additional losses in the future relating to these programs. Outstanding reserves related to these discontinued programs as of December 31, 2006 and 2005 were $5.6 million and $7.4 million, respectively.

The following table summarizes gross written premiums, net written premiums, and net earned premiums for the three month periods ending March 31, 2007 and March 31, 2006 and for the years ending December 31, 2006, 2005, 2004, 2003, and 2002 (in thousands):

	Three Months Ending March 31,				Years Ending December 31,
Gross Written Premium	2007	%	2006	%	2006	%	2005	%	2004	%	2003	%	2002	%

Workers’ Compensation	$32,736	36.6%	$38,049	42.7%	$118,794	35.9%	$133,732	40.3%	$146,982	46.9%	$141,456	55.8%	$104,822	57.1%
Commercial Multi-Peril	28,794	32.2%	27,627	31.0%	94,355	28.5%	85,978	25.9%	71,715	22.9%	48,091	19.0%	33,072	18.0%
Inland Marine	2,080	2.3%	3,788	4.3%	12,837	3.9%	12,467	3.8%	10,925	3.5%	9,758	3.9%	8,886	4.8%
Other Liability	5,781	6.5%	2,943	3.3%	20,001	6.0%	16,167	4.9%	15,248	4.9%	10,473	4.1%	10,442	5.7%
Other Commercial Auto Liability	13,334	14.9%	10,492	11.8%	59,308	17.9%	59,144	17.8%	48,070	15.3%	26,902	10.6%	9,894	5.4%
All Other Lines	6,779	7.6%	6,111	6.9%	25,577	7.7%	24,720	7.4%	20,553	6.6%	16,600	6.6%	16,521	9.0%

Total	$89,504	100.0%	$89,010	100.0%	$330,872	100.0%	$332,209	100.0%	$313,493	100.0%	$253,280	100.0%	$183,637	100.0%

	Three Months Ending March 31,				Years Ending December 31,
Net Earned Premium	2007	%	2006	%	2006	%	2005	%	2004	%	2003	%	2002	%

Workers’ Compensation	$25,698	39.4%	$27,450	43.5%	$108,085	42.4%	$119,423	47.8%	$117,914	55.0%	$93,324	61.7%	$80,795	55.6%
Commercial Multi-Peril	16,960	26.0%	15,484	24.5%	63,138	24.8%	54,829	21.9%	43,701	20.4%	26,075	17.2%	23,472	16.1%
Inland Marine	192	0.3%	491	0.8%	1,528	0.6%	1,727	0.7%	1,628	0.8%	1,556	1.0%	1,716	1.2%
Other Liability	3,228	5.0%	2,140	3.4%	10,433	4.1%	8,072	3.2%	6,416	3.0%	4,849	3.2%	9,338	6.4%
Other Commercial Auto Liability	13,127	20.1%	12,229	19.4%	49,341	19.4%	45,373	18.2%	29,274	13.6%	12,940	8.6%	17,536	12.1%
All Other Lines	5,999	9.2%	5,330	8.4%	22,395	8.8%	20,534	8.2%	15,560	7.3%	12,461	8.2%	12,526	8.6%

Total	$65,204	100.0%	$63,124	100.0%	$254,920	100.0%	$249,959	100.0%	$214,493	100.0%	$151,205	100.0%	$145,383	100.0%

	Three Months Ending March 31,				Years Ending December 31,
Net Written Premium	2007	%	2006	%	2006	%	2005	%	2004	%	2003	%	2002	%

Workers’ Compensation	$28,287	39.3%	$32,886	47.4%	$104,846	39.9%	$117,287	45.4%	$122,896	52.5%	$111,572	58.8%	$90,979	65.1%
Commercial Multi-Peril	21,963	30.5%	20,332	29.3%	67,504	25.7%	59,870	23.2%	46,351	19.8%	36,628	19.3%	22,375	16.0%
Inland Marine	302	0.4%	453	0.7%	1,271	0.5%	1,690	0.7%	1,630	0.7%	1,500	0.8%	1,587	1.1%
Other Liability	4,182	5.8%	1,517	2.2%	12,384	4.7%	8,004	3.1%	7,568	3.2%	6,278	3.3%	4,296	3.1%
Other Commercial Auto Liability	11,143	15.5%	8,954	12.9%	52,950	20.2%	49,122	19.0%	37,762	16.1%	19,599	10.3%	9,125	6.5%
All Other Lines	6,095	8.5%	5,239	7.6%	23,713	9.0%	22,162	8.6%	17,754	7.6%	14,250	7.5%	11,433	8.2%

Total	$71,972	100.0%	$69,381	100.0%	$262,668	100.0%	$258,134	100.0%	$233,961	100.0%	$189,827	100.0%	$139,795	100.0%

From 2004 through 2006, there has been a shift in our mix of business, which has been calculated to diversify our product line and produce more predictable, stable results. The mix of business has impacted our expense ratio, as the percentage of workers’ compensation premium being written in relation to the overall total has declined from a high of 57.1% in 2002 to approximately 35.9% in 2006. The decline in workers’ compensation premium from 2004 to 2006 is primarily due to our decision to exit a limited number of small programs that were no longer meeting our pricing standards, an overall reduction in audit-related premiums, and a decline in the amount of residual market assignments we received relative to workers’ compensation premiums. The residual market assignments are a form of a “tax” whereby any workers’ compensation risk that cannot be written in the voluntary market is assigned to carriers participating in the workers’ compensation business in that state.

In addition, workers’ compensation has declined as a result of our reduction of premium writings in the state of Florida as pricing competition has intensified and due to mandatory rate deceases in Florida, Massachusetts and Nevada. We do believe the benefit changes and other actions we have taken in those states have allowed us to maintain underwriting profitability even in these more competitive environments. The increase in premium volume in lines other than workers’ compensation has been driven by new programs we have implemented with both existing and new programs partners, all of which have proven track records of profitability and for which we believe we are receiving adequate pricing to produce our targeted return on equity. Overall, both net written premium and net earned premium have increased over the same time frame, largely as a result of the increase in the amount of premium we retain versus premium ceded to excess of loss reinsurers.

Our Loss and Loss Adjustment Expense Reserves

We establish a liability for losses and loss adjustment expenses (“LAE”), which represent case base estimates of reported unpaid losses and LAE and actuarial estimates of incurred but not reported losses (“IBNR”) and LAE. In addition, the liability for losses and loss adjustment expenses represents estimates received from ceding reinsurers on assumed business. We project an estimate of ultimate losses and LAE expenses at each reporting date. The difference between the projected ultimate loss and LAE reserves and the case loss and LAE reserves, is carried as IBNR reserves. By using both estimates of reported claims and IBNR determined using generally accepted actuarial reserving techniques, we estimate the ultimate liability for losses and LAE, net of reinsurance recoverables. While we believe the amount of our reserves is adequate, the ultimate liability may be greater or less than the estimate.

Reinsurance recoverables represent (1) amounts currently due from reinsurers on paid losses and LAE, (2) amounts recoverable from reinsurers on case basis estimates of reported losses and LAE, and (3) amounts recoverable from reinsurers on actuarial estimates of incurred but not reported losses and LAE. Such recoverables, by necessity, are also based upon estimates and, while management believes that the amount accrued is collectible, the ultimate recoverable may be greater or less than the amount accrued.

Reserves related to our direct business and assumed business we manage directly are established through transactions processed through our internal systems and related controls. Accordingly, case reserves are established on a current basis, and regularly reviewed and updated as additional information becomes available. IBNR is determined utilizing various actuarial methods based upon historical data. Ultimate reserve estimates related to assumed business from residual markets are provided by individual states on a two quarter lag and include an estimated reserve based upon actuarial methods for this lag. Assumed business which is subsequently 100% retroceded to participating reinsurers relates to business previously discontinued and now is in run-off. Finally, in relation to assumed business from other sources, we receive case and paid loss data within a forty-five day reporting period and develop estimates for IBNR based on current and historical data.

The completeness and accuracy of data received by cedants on assumed business that we do not manage directly is verified through monthly reconciliations to detailed statements, inception to date rollforwards of claim data, actuarial estimates of historical trends, field audits, and a series of management oversight reports on a program basis.

Significant periods of time can elapse between the occurrence of a loss, the reporting of the loss to the insurer, and the insurer’s payment of that loss. To recognize liabilities for unpaid losses and LAE, insurers establish reserves as balance sheet liabilities representing estimates of amounts needed to pay reported and unreported net losses and LAE.

The key assumptions we use in our selection of ultimate reserves include underlying actuarial methodologies, a review of current pricing and underwriting initiatives, an evaluation of reinsurance costs and retention levels, and a detailed claims analysis with an emphasis on how aggressive claims handling may be impacting the paid and incurred loss data trends embedded in the traditional actuarial methods. With respect to the ultimate estimates for losses and LAE, the key assumptions remained consistent for the years ended December 31, 2006, 2005, and 2004.

The following table sets forth our gross and net reserves for losses and LAE based upon the underlying source of data, at December 31, 2006 (in thousands):

	Case	IBNR	Total

Direct	$181,884	$227,864	$409,748
Assumed-Directly Managed(1)	17,777	41,264	59,041
Assumed-Residual Markets(2)	9,242	16,855	26,097
Assumed-Retroceded	1,281	227	1,508
Assumed-Other	3,031	1,652	4,683

Gross	213,215	287,862	501,077
Less Ceded	90,038	108,384	198,422

Net	$123,177	$179,478	$302,655

(1)	Directly managed represents business managed and processed by our underwriting, claims, and loss control departments, utilizing our internal systems and related controls.

(2)	Residual markets represent mandatory pooled workers’ compensation business based upon an individual company’s market share by state.

The following table sets forth our net case and IBNR reserves for losses and LAE by line of business at December 31, 2006 (in thousands):

	Net Case	Net IBNR	Total

Workers’ Compensation	$60,882	$76,231	$137,113
Residual Markets	9,242	16,856	26,098
Commercial Multiple Peril/General Liability	21,340	41,716	63,056
Commercial Automobile	24,555	30,087	54,642
Other	7,158	14,588	21,746

Total	$123,177	$179,478	$302,655

The following table provides a reconciliation of gross and net reserves on a generally accepted accounting principles (“GAAP”) basis, for the specified periods, reflecting changes in losses incurred and paid losses (in thousands):

	For the Years Ended December 31,
	2006	2005	2004

Balance, beginning of year	$458,677	$378,157	$339,465
Adjustment for deconsolidation of subsidiary(1)	—	—	(2,989)
Less reinsurance recoverables	187,254	151,161	147,446

Net balance, beginning of year	271,423	226,996	189,030

Incurred related to:
Current year	149,012	146,658	131,409
Prior years	(2,719)	4,884	4,529

Total incurred	146,293	151,542	135,938

Paid related to:
Current year	31,790	28,059	26,534
Prior years	83,271	79,056	71,438

Total paid	115,061	107,115	97,972

Net balance, end of year	302,655	271,423	226,996
Plus reinsurance recoverables	198,422	187,254	151,161

Balance, end of year	$501,077	$458,677	$378,157

(1)	In accordance with FIN 46(R), the Company performed an evaluation of its business relationships and determined that its wholly owned subsidiary, American Indemnity, did not meet the tests for consolidation, as neither the Company, nor its subsidiary Star, are the primary beneficiaries of American Indemnity. Therefore, effective January 1, 2004, the Company deconsolidated American Indemnity on a prospective basis in accordance with the provisions of FIN 46(R). The adoption of FIN 46(R) and the deconsolidation of American Indemnity did not have a material impact on the Company’s consolidated balance sheet or consolidated statement of income.

The following table shows the development of reserves for unpaid losses and LAE from 1997 through 2006 for our Insurance Company Subsidiaries including PICL, and the deconsolidation impact of American Indemnity.

Due to our adoption of SFAS 113, the bottom portion of the table shows the impact of reinsurance for the years 1997 through 2006, reconciling the net reserves shown in the upper portion of the table to gross reserves.

Analysis of Loss and Loss Adjustment Expense Development(1)

	Years Ended December 31,
	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006
	(In thousands)

Reserves for losses and LAE at end of period	$60,786	$84,254	$127,500	$172,862	$198,653	$193,116	$192,019	$226,996	$271,423	$302,655
Deconsolidation of subsidiary		(147)	(1,425)	(3,744)	(5,572)	(2,973)	(2,989)
Adjusted reserves for losses and LAE at end of period	$60,786	$84,107	$126,075	$169,118	$193,081	$190,143	$189,030	$226,996	$271,423	$302,655
Cumulative paid as of
1 year later	31,368	39,195	54,928	70,952	77,038	78,023	71,427	79,056	83,271
2 years later	47,313	56,763	90,416	115,669	130,816	122,180	118,729	124,685
3 years later	56,848	76,776	116,001	146,548	157,663	151,720	145,279
4 years later	65,517	85,447	132,995	160,673	176,172	167,288
5 years later	68,138	93,009	139,939	171,992	186,847
6 years later	72,063	96,739	146,997	179,010
7 years later	74,002	101,433	150,514
8 years later	76,421	104,225
9 years later	78,363
Reserves re-estimated as of end of year:
1 year later	69,012	98,587	146,213	182,976	199,171	193,532	193,559	231,880	268,704
2 years later	73,591	106,487	144,453	186,191	205,017	196,448	203,394	227,462
3 years later	74,009	102,075	152,630	189,632	207,379	202,126	205,650
4 years later	77,771	104,017	156,997	190,305	211,394	203,738
5 years later	78,490	106,668	158,287	196,158	213,802
6 years later	80,084	109,038	159,449	199,520
7 years later	80,626	110,541	161,376
8 years later	81,282	112,340
9 years later	82,299
Net cumulative (deficiency) redundancy:
Dollars	$(21,513)	$(28,233)	$(35,301)	$(30,402)	$(20,721)	$(13,595)	$(16,620)	$(466)	$2,719
Percentage	(35.4)%	(33.6)%	(28.0)%	(18.0)%	(10.7)%	(7.1)%	(8.8)%	(0.2)%	1.0%
Net reserves	60,786	84,107	126,075	169,118	193,081	190,143	189,030	226,996	271,423	302,655
Ceded reserves	38,193	64,590	101,744	168,962	195,943	181,817	147,446	151,161	187,254	198,422
Gross reserves	98,979	148,697	227,819	338,080	389,024	371,960	336,476	378,157	458,677	501,077

Net re-estimated	82,299	112,340	161,376	199,520	213,802	203,738	205,650	227,462	268,704
Ceded re-estimated	62,366	108,578	178,470	260,673	284,885	254,290	243,502	205,843	205,476
Gross re-estimated	144,665	220,918	339,846	460,193	498,687	458,028	449,152	433,305	474,180

Gross cumulative deficiency	$(45,686)	$(72,221)	$(112,027)	$(122,113)	$(109,663)	$(86,068)	$(112,676)	$(55,148)	$(15,503)

(1)	In accordance with FIN 46(R), we performed an evaluation of our business relationships and determined our wholly owned subsidiary, American Indemnity, did not meet the tests for consolidation, as neither we nor our subsidiary Star are the primary beneficiaries of American Indemnity. Therefore, effective January 1, 2004, we deconsolidated American Indemnity on a prospective basis in accordance with the provisions of FIN 46(R). Accordingly, we have adjusted the reserves and development within the above table. The adoption of FIN 46(R) and the deconsolidation of American Indemnity did not have a material impact on our consolidated balance sheet or consolidated statement of income.

The following table sets forth the difference between GAAP reserves for loss and loss adjustment expenses and statutory reserves for loss and loss adjustment expenses, (in thousands):

	As of December 31,
	2006(1)	2005

GAAP reserves for losses and LAE	$501,077	$458,677
Reinsurance recoverables for unpaid losses	(198,422)	(187,254)
Allowances against reinsurance recoverables(2)	(1,041)	(1,080)
Non-regulated foreign insurance subsidiary (PICL)(3)	(1,273)	(1,230)

Statutory reserves for losses and LAE	$300,341	$269,113

(1)	For the year ended December 31, 2006, we reported an increase of $15.5 million in gross ultimate loss estimates for accident years 2005 and prior, or 3.4% of $458.7 million of gross losses and LAE reserves at January 1, 2006. We reported a $2.7 million decrease in net ultimate losses and LAE estimates for accident years 2005 and prior, or 1.0% of $271.4 million. The change in gross ultimate loss estimates for accident years 2005 and prior is greater than the change in net ultimate loss estimates as a result of gross development on a small number of large workers’ compensation claims.

(2)	The GAAP allowance for reinsurance recoverables is reported as a Schedule F penalty or a non-admitted asset for statutory accounting.

(3)	PICL offers clients captive or rent-a-captive options. It is not a domestic insurance company and, therefore, is not included in the combined statutory financial statements filed with the National Association of Insurance Commissioners and state regulators.

As a result of favorable development on prior accident years’ reserves, the provision for losses and loss adjustment expenses decreased by $2.7 million for calendar year 2006. As a result of adverse development on prior accident years’ reserves, the provision for losses and loss adjustment expenses increased by $4.9 million and $4.5 million in calendar years 2005 and 2004, respectively.

Reinsurance Considerations that Impact Us

We seek to manage the risk exposure of our Insurance Company Subsidiaries and our clients through the purchase of excess-of-loss and quota share reinsurance. Our reinsurance requirements are analyzed on a specific program basis to determine the appropriate retention levels and reinsurance coverage limits. We secure this reinsurance based on the availability, cost, and benefits of various reinsurance alternatives.

Reinsurance does not legally discharge an insurer from its primary liability for the full amount of risks assumed under insurance policies it issues, but it does make the assuming reinsurer liable to the insurer to the extent of the reinsurance ceded. Therefore, we are subject to credit risk with respect to the obligations of our reinsurers.

In regard to our excess-of-loss reinsurance, we manage our credit risk on reinsurance recoverables by reviewing the financial stability, A.M. Best rating, capitalization, and credit worthiness of prospective or existing reinsurers. We generally do not seek collateral where the reinsurer is rated “A−” or better by A. M. Best, has $500 million or more in surplus, and is admitted in the state of Michigan. The following table sets forth information relating to our five largest unaffiliated excess-of-loss reinsurers based upon ceded premium as of December 31, 2006:

	Reinsurance	Reinsurance
	Premium Ceded	Recoverable
	December 31,	December 31,	A.M. Best
Reinsurer	2006	2006	Rating
	(In thousands)	(In thousands)

Employers Reinsurance Corporation	$8,197	$92,877	A	+
Munich American Reinsurance	5,586	12,062	A
Aspen Insurance UK Ltd.	5,313	8,988	A
Gene Accid Motors Insurance Company	3,165	14,566	A	−
General Reinsurance Company	2,957	10,805	A	++

In regard to our risk-sharing partners (client captive or rent-a-captive quota-share non-admitted reinsurers), we manage credit risk on reinsurance recoverables by reviewing the financial stability, capitalization, and credit worthiness of prospective or existing reinsures or partners. We customarily collateralize reinsurance balances due from non-admitted reinsurers through funds withheld trusts or stand-by letters of credit issued by highly rated banks.

To date, we have not, in the aggregate, experienced material difficulties in collecting reinsurance recoverables.

We have historically maintained an allowance for the potential exposure to uncollectibility of certain reinsurance balances. At the end of each quarter, an analysis of these exposures is conducted to determine the potential exposure to uncollectibility. The following table sets forth our exposure to uncollectible reinsurance and related allowances for years ending December 31, 2006 and 2005 (in thousands):

	Years Ending December 31,
	2006			2005
	Admitted(1)	Non-Admitted(2)	Total	Admitted(1)	Non-Admitted(2)	Total

Gross Exposure	$6,863	$7,952	$14,815	$6,853	$7,194	$14,047
Collateral or other security	(170)	(3,453)	(3,623)	(14)	(2,735)	(2,749)
Allowance	(6,777)	(2,954)	(9,731)	(6,764)	(2,898)	(9,662)

Net Exposure	$(84)	$1,545	$1,461	$75	$1,561	$1,636

(1)	Balances related to three unaffiliated insurance companies, which are under regulatory liquidation or control, for which allowances have been established; all other admitted reinsurers have an A.M. Best rating of “A−” or better.

(2)	Balances related to risk-sharing partners, which have either captive or rent-a-captive quota-share reinsurance contracts with us.

Our Investments

Our investment portfolio is primarily invested in debt securities classified as available for sale, with a concentration in fixed income securities of a high quality. Our investment philosophy is to maximize after-tax earnings and maintain significant investments in tax-exempt bonds. Over the past several years, we have increased our allocation to tax-exempt securities. As of March 31, 2007, 45.3% of our investment portfolio was invested in tax-exempt securities.

Our investment securities are classified as available for sale. Investments classified as available for sale are available to be sold in the future in response to our liquidity needs, changes in market interest rates, tax strategies and asset-liability management strategies, among other reasons. Available for sale securities are reported at fair value, with unrealized gains and losses reported in the accumulated other comprehensive income component of shareholders’ equity, net of deferred taxes and, accordingly, have no effect on net income. However, if there is a decline in the fair value of an investment below its cost and the decline is considered other than temporary, the amount of decline below cost is charged to earnings.

Realized gains or losses on sale of investments are determined on the basis of specific costs of the investments. Dividend income is recognized when declared and interest income is recognized when earned. Discount or premium on debt securities purchased at other than par value is amortized using the effective yield method. Investments with other than temporary declines in fair value are written down to their estimated net fair value and the related realized losses are recognized in income.

Our policy for the valuation of temporarily impaired securities is to determine impairment based on analysis of, but not limited to, the following factors: (1) rating downgrade or other credit event (e.g., failure to pay interest when due); (2) financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer such as changes in technology or discontinuance of a business segment; (3) prospects for the issuer’s industry segment; and (4) intent and ability to retain the investment for a period of time sufficient to allow for anticipated recovery in market value. We evaluate our investments in securities to determine other than temporary impairment, no less than quarterly. Investments that are deemed other than temporarily impaired are written down to their estimated net fair value and the related losses recognized in operations. There were no impaired investments written down in 2006, 2005, and 2004. There can be no assurance, however, that significant changes in the above factors in relation to our investment portfolio will not result in future impairment charges.

The following table sets forth the cost or amortized cost and estimated fair value of investments in securities at the dates indicated (in thousands):

	March 31, 2007
	Cost or	Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Debt Securities:
Debt securities issued by the U.S. government and agencies	$45,042	$299	$(341)	$45,000
Obligations of states and political subdivisions	255,319	1,616	(1,526)	255,409
Corporate securities	97,367	1,353	(1,214)	97,505
Mortgage and asset-backed securities	114,648	209	(1,270)	113,587

Total debt securities available for sale	$512,376	$3,477	$(4,351)	$511,501

	December 31, 2006
	Cost or	Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Debt Securities:
Debt securities issued by the U.S. government and agencies	$52,991	$282	$(521)	$52,752
Obligations of states and political subdivisions	221,296	1,840	(1,460)	221,676
Corporate securities	102,365	1,368	(1,515)	102,218
Mortgage and asset-backed securities	109,561	143	(1,626)	108,078

Total debt securities available for sale	$486,213	$3,633	$(5,122)	$484,724

The following table sets forth the estimated fair values of various categories of our invested assets and their percentages to the total estimated fair value at the dates indicated (in thousands):

	As of March 31, 2007		As of December 31, 2006
	Estimated		Estimated
	Fair	Percent of	Fair	Percent of
	Value	Total	Value	Total

Category
Debt securities issued by the U.S. government and agencies	$45,000	8.8%	$52,752	10.9%
Obligations of states and political subdivisions	255,409	49.9%	221,676	45.7%
Corporate securities	97,505	19.1%	102,218	21.1%
Mortgage and asset-backed securities	113,587	22.2%	108,078	22.3%

Total debt securities available for sale	$511,501	100.0%	$484,724	100.0%

The following table sets forth information regarding the contractual maturities of our debt securities at the dates indicated (in thousands):

	As of March 31, 2007		As of December 31, 2006
	Estimated		Estimated
	Fair	Percent of	Fair	Percent of
	Value	Total	Value	Total

Remaining Time to Maturity
Due in one year or less	$31,021	6.1%	$36,714	7.6%
Due after one year through five years	159,946	31.3%	163,256	33.7%
Due after five years through ten years	145,603	28.4%	142,750	29.4%
Due after ten years	61,344	12.0%	33,926	7.0%
Mortgage-backed securities	113,587	22.2%	108,078	22.3%

	$511,501	100.0%	$484,724	100.0%

The debt securities in our investment portfolio, at March 31, 2007, were 97.1% investment grade “A−” or above bonds as rated by Standard and Poor’s. The duration of our investment portfolio was 4.0 years at March 31, 2007 and 3.9 years at December 31, 2006.

Other Than Temporary Impairments of Securities and Unrealized Losses on Investments

At March 31, 2007 and December 31, 2006, we had 289 and 293 securities that were in an unrealized loss position. These investments all had unrealized losses of less than ten percent of the amortized cost of the investment. At March 31, 2007, 194 of those investments, with an aggregate $192.3 million and $3.8 million fair value and unrealized loss, respectively, have been in an unrealized loss position for more than eighteen months. At December 31, 2006, 128 of those investments, with an aggregate $127.3 million and $3.1 million fair value and unrealized loss, respectively, have been in an unrealized loss position for more than eighteen months. Positive evidence considered in reaching the Company’s conclusion that the investments in an unrealized loss position are not other than temporarily impaired consisted of: 1) there were no specific events which caused concerns; 2) there were no past due interest payments; 3) there has been a rise in market prices; 4) the Company has the ability and intent to retain the investment for a sufficient amount of time to allow an anticipated recovery in value; and 5) the Company also determined that the changes in market value were considered normal in relation to overall fluctuations in interest rates.

The fair value and amount of unrealized losses segregated by the time period the investment has been in an unrealized loss position were as follows at the dates indicated (in thousands):

			March 31, 2007
	Less than 12 months		Greater than 12 months		Total
	Fair Value of		Fair Value of		Fair Value of
	Investments		Investments		Investments
	with	Gross	with	Gross	with	Gross
	Unrealized	Unrealized	Unrealized	Unrealized	Unrealized	Unrealized
	Losses	Losses	Losses	Losses	Losses	Losses

Debt Securities:
Debt securities issued by U.S. government and agencies	$4,636	$—	$23,329	$(340)	$27,965	$(340)
Obligations of states and political subdivisions	55,131	(279)	80,861	(1,247)	135,992	(1,526)
Corporate securities	8,957	(63)	51,781	(1,152)	60,738	(1,215)
Mortgage and asset backed securities	19,133	(41)	65,487	(1,230)	84,620	(1,271)

Totals	$87,857	$(383)	$221,458	$(3,969)	$309,315	$(4,352)

			December 31, 2006
	Less than 12 months		Greater than 12 months		Total
	Fair Value of		Fair Value of		Fair Value of
	Investments		Investments		Investments
	with	Gross	with	Gross	with	Gross
	Unrealized	Unrealized	Unrealized	Unrealized	Unrealized	Unrealized
	Losses	Losses	Losses	Losses	Losses	Losses

Debt Securities:
Debt securities issued by U.S. government and agencies	$14,586	$(61)	$27,076	$(460)	$41,662	$(521)
Obligations of states and political subdivisions	45,726	(210)	68,958	(1,250)	114,684	(1,460)
Corporate securities	7,646	(61)	55,520	(1,454)	63,166	(1,515)
Mortgage and asset backed securities	20,462	(91)	67,495	(1,535)	87,957	(1,626)

Totals	$88,420	$(423)	$219,049	$(4,699)	$307,469	$(5,122)

Our Competition

We compete with other providers of risk management programs and services, as well as with traditional providers of commercial insurance. Both the risk management and the traditional property and casualty insurance markets are highly competitive. Our risk management programs and services compete with products and services offered by insurance companies, other providers of risk management services (including domestic and foreign insurers and reinsurers and insurance agents), as well as with self-insurance plans, captives managed by others, and a variety of other risk-financing vehicles and mechanisms. These competitive products are offered by other companies that may have greater financial resources than we do. Our agency operations compete with other local, regional, and national insurance agencies for individual client insurance needs.

The market for risk management products and services is significantly influenced by market conditions affecting the traditional property and casualty insurance industry. Insurance market conditions historically have been subject to significant variability due to premium rate competition, natural disasters and other catastrophic events, judicial trends, changes in the investment and interest rate environment, regulation, and general economic conditions. Pricing is a primary means of competition in the commercial insurance market. Competition is also based on the availability and quality of products, quality and speed of service (including claims service), financial strength, ratings, distribution systems and technical expertise. The primary basis for competition among risk management providers varies with the financial and insurance needs and resources of each potential insured. Principal factors that are considered by insureds include an analysis of the net present value (after-tax) of the cost of financing the insured’s expected level of losses; the amount of excess coverage provided in the event losses exceed expected levels; cash flow and tax planning considerations; and the expected quality and consistency of the services to be provided. We believe that we are able to compete based on our experience, the quality of our products and services, and our program-oriented approach. However, our ability to successfully compete is dependent upon a number of factors, including market and competitive conditions, many of which are outside of our control.

Regulations that Impact Us

Insurance Company Regulation

Our Insurance Company Subsidiaries are subject to regulation by government agencies in the states in which they do business. The nature and extent of such regulation varies from jurisdiction to jurisdiction but typically involves:

•	prior approval of the acquisition of control of an insurance company or of any company controlling an insurance company;

•	regulation of certain transactions entered into by an insurance company with any of its affiliates;

•	approval of premium rates, forms and policies used for many lines of insurance;

•	standards of solvency and minimum amounts of capital and surplus which must be maintained;

•	establishment of reserves required to be maintained for unearned premium, loss and loss adjustment expense, or for other purposes;

•	limitations on types and amounts of investments;

•	underwriting and claims settlement practices;

•	restrictions on the size of risks that may be insured by a single company;

•	licensing of insurers and agents;

•	deposits of securities for the benefit of policyholders; and

•	the filing of periodic reports with respect to financial condition and other matters.

In addition, state regulatory examiners perform periodic examinations of insurance companies. Such regulation is generally intended for the protection of policyholders, rather than security holders.

Holding Company Regulatory Acts

In addition to the regulatory oversight of our Insurance Company Subsidiaries, we are subject to regulation under the Michigan, Missouri, California, and Florida Insurance Holding Company System Regulatory Acts (the “Holding Company Acts”). The Holding Company Acts contain certain reporting requirements including those that require us to file information relating to our capital structure, ownership, and financial condition and general business operations of our Insurance Company Subsidiaries. The Holding Company Acts contain special reporting and prior approval requirements with respect to transactions among affiliates.

Various State and Federal Regulation

Insurance companies are also affected by a variety of state and federal legislative and regulatory measures and judicial decisions that define and extend the risks and benefits for which insurance is sought and provided. These include redefinition of risk exposure in areas such as product liability, environmental damage, and workers’ compensation. In addition, individual state insurance departments may prevent premium rates for some classes of insureds from reflecting the level of risk assumed by the insurer for those classes. Such developments may adversely affect the profitability of various lines of insurance. In some cases, these adverse effects on profitability can be minimized through repricing, if permitted by applicable regulations, of coverages or limitations or cessation of the affected business.

Reinsurance Intermediary

Our reinsurance intermediary is also subject to regulation. Under applicable regulations, the intermediary is responsible, as a fiduciary, for funds received on account of the parties to the reinsurance transaction and is required to hold such funds in appropriate bank accounts subject to restrictions on withdrawals and prohibitions on commingling.

Licensing and Agency Contracts

We, or certain of our designated employees, must be licensed to act as agents by state regulatory authorities in the states in which we conduct business. Regulations and licensing laws vary in individual states and are often complex.

The applicable licensing laws and regulations in all states are subject to amendment or reinterpretation by state regulatory authorities, and such authorities are vested in most cases with relatively broad discretion as to the granting, revocation, suspension and renewal of licenses. The possibility exists that we, or our employees, could be excluded, or temporarily suspended, from continuing with some or all of our activities in, or otherwise subjected to penalties by, a particular state.

Insurance Regulation Concerning Change or Acquisition of Control

Star, Savers, Williamsburg and Ameritrust are domestic property and casualty insurance companies organized under the insurance laws (the “Insurance Codes”) of Michigan, Missouri, California, and Florida, respectively. The Insurance Codes provide that acquisition or change of control of a domestic insurer or of any person that controls a domestic insurer cannot be consummated without the prior approval of the relevant insurance regulatory authority. A person seeking to acquire control, directly or indirectly, of a domestic insurance company or of any person controlling a domestic insurance company must generally file with the relevant insurance regulatory authority an application for change of control (commonly known as a “Form A”) containing information required by statute and published regulations and provide a copy of such Form A to the domestic insurer. In Michigan, Missouri, California, and Florida, control is generally presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote or holds proxies representing ten percent or more of the voting securities of the company.

In addition, many state insurance regulatory laws contain provisions that require pre-notification to state agencies of a change in control of a non-domestic admitted insurance company in that state. While such pre-notification statutes do not authorize the state agency to disapprove the change of control, such statutes do authorize issuance of a cease and desist order with respect to the non-domestic admitted insurer if certain conditions exist, such as undue market concentration.

Any future transactions that would constitute a change in control would also generally require prior approval by the Insurance Departments of Michigan, Missouri, California, and Florida and would require pre-acquisition notification in those states that have adopted pre-acquisition notification provisions and in which the insurers are admitted. Such requirements may deter, delay or prevent certain transactions that could be advantageous to our shareholders.

Membership in Insolvency Funds and Associations and Mandatory Pools

Most states require admitted property and casualty insurers to become members of insolvency funds or associations, which generally protect policyholders against the insolvency of such insurers. Members of the fund or association must contribute to the payment of certain claims made against insolvent insurers. Maximum contributions required by law in any one year vary between 1% and 2% of annual premium written by a member in that state. Assessments from insolvency funds were $288,000, $664,000, and $784,000, respectively, for 2006, 2005, and 2004. Most of these payments are recoverable through future policy surcharges and premium tax reductions.

Our Insurance Company Subsidiaries are also required to participate in various mandatory insurance facilities or in funding mandatory pools, which are generally designed to provide insurance coverage for consumers who are unable to obtain insurance in the voluntary insurance market. Among the pools participated in are those established in certain states to provide windstorm and other similar types of property coverage. These pools typically require all companies writing applicable lines of insurance in the state for which the pool has been established to fund deficiencies experienced by the pool based upon each company’s relative premium writings in that state, with any excess funding typically distributed to the participating companies on the same basis. To the extent that reinsurance treaties do not cover these assessments, they may adversely affect us. Total assessments paid to all such facilities were $2.9 million, $3.0 million, and $2.3 million, respectively, for 2006, 2005, and 2004.

Restrictions on Dividends

A significant portion of the Company’s consolidated assets represent assets of its Insurance Company Subsidiaries. The State of Michigan Office of Financial and Insurance Services (“OFIS”) restricts the amount of funds that may be transferred to the Company by Star in the form of dividends, loans or advances. These restrictions in general, are as follows: the maximum discretionary dividend that may be declared, based on data from the preceding calendar year, is the greater of Star’s net income (excluding realized capital gains) or ten percent of the insurance company’s surplus (excluding unrealized gains). These dividends are further limited by a clause in the Michigan law that prohibits an insurer from declaring dividends except out of surplus earnings of the company. Earned surplus balances are calculated on a quarterly basis. Since Star is the parent insurance company, its maximum dividend calculation represents the combined Insurance Company Subsidiaries’ surplus.

Star’s earned surplus position at March 31, 2007 was positive $22.7 million. At December 31, 2006, Star’s earned surplus position was positive $13.2 million. As of March 31, 2007, Star may pay a dividend of up to $16.5 million without the prior approval of OFIS, which is ten percent of statutory surplus as of year end 2006. No dividends were paid by Star in 2006 or 2005.

Risk-Based Capital

The National Association of Insurance Commissioners (“NAIC”) has adopted a risk-based capital (“RBC”) formula to be applied to all property and casualty insurance companies. The formula measures required capital and surplus based on an insurance company’s products and investment portfolio and is used as a tool to evaluate the capital of regulated companies. The RBC formula is used by state insurance regulators to monitor trends in statutory capital and surplus for the purpose of initiating regulatory action. In general, an insurance company must submit a calculation of its RBC formula to the insurance department of its state of domicile as of the end of the previous calendar year. These laws require increasing degrees of regulatory oversight and intervention as an insurance company’s RBC declines. The level of regulatory oversight ranges from requiring the insurance company to inform and obtain approval from the domiciliary insurance commissioner of a comprehensive financial plan for increasing its RBC to mandatory regulatory intervention requiring an insurance company to be placed under regulatory control in a rehabilitation or liquidation proceeding.

The RBC Model Act provides for four different levels of regulatory attention depending on the ratio of the company’s total adjusted capital, defined as the total of its statutory capital, surplus and asset valuation reserve, to its risk-based capital.

At December 31, 2006, each of our Insurance Company Subsidiaries was in excess of any minimum threshold at which corrective action would be required.

NAIC-IRIS Ratios

The NAIC’s Insurance Regulatory Information System (“IRIS”) was developed by a committee of state insurance regulators and is primarily intended to assist state insurance departments in executing their statutory mandates to oversee the financial condition of insurance companies operating in their respective states. IRIS identifies thirteen industry ratios and specifies “usual values” for each ratio. Departure from the usual values on four or more ratios generally leads to inquiries or possible further review from individual state insurance commissioners.

In 2006, Williamsburg generated one ratio that varied from the “usual value” range. The variation and reason for this variation is set forth below:

Ratio	Usual Range	Value

Gross Agents’ Balances to Policyholders’ Surplus	Under 40%	44	%(1)

(1)	The Gross Agents’ Balances to Policyholders’ Surplus ratio for Williamsburg was impacted by our Intercompany Reinsurance Agreement. Williamsburg’s assumed premium receivable increased $4.7 million as a result of intercompany pooling. Excluding the intercompany pooling, this ratio would have been within the usual range for 2006.

Effect of Federal Legislation

The Terrorism Risk Insurance Act of 2002 (“TRIA”) established a program under which the United States federal government will provide governmental support for businesses that suffer damages from certain acts of international terrorism. In December 2005 under the Terrorism Risk Insurance Extension Act of 2005, TRIA was modified and extended through December 31, 2007. Legislation has been introduced in Congress to extend and expand TRIA beyond 2007, but we cannot predict whether any such legislation will be enacted or the terms of any legislation that may be enacted. TRIA serves as an additional high layer of reinsurance against losses that may arise from a domestic incident by foreign groups. The impact to us resulting from TRIA is minimal as we do not underwrite risks that are considered targets for terrorism; avoid concentration of exposures in both property and workers’ compensation; and have terrorism coverage included in our reinsurance treaties to cover the most likely exposure.

Recently, as a result of complaints related to claims handling practices by insurers in the wake of the 2005 hurricanes that struck the gulf coast states, Congress has examined a possible repeal of the McCarran-Ferguson Act, which allows insurers to compile and share loss data, develop standard policy forms and manuals and predict future loss costs with greater reliability, among other things. The ability of the industry, under the exemption permitted in the McCarran-Ferguson Act, to collect loss cost data and build a credible database as a means of predicting future loss costs is an important part of cost-based pricing. If the ability to collect this data were removed, the predictability of future loss costs and the reliability of pricing could be undermined. We cannot assure you that the McCarran-Ferguson Act which will not be repealed, or that any such repeal, if enacted, would not have a material adverse effect on our business and results of operations.

Legal Proceedings that Affect Us

We are subject at times to various claims, lawsuits and proceedings relating principally to alleged errors or omissions in the placement of insurance, claims administration, consulting services and other business transactions arising in the ordinary course of business. Where appropriate, we vigorously defend such claims, lawsuits and proceedings. Some of these claims, lawsuits and proceedings seek damages, including consequential, exemplary or punitive damages, in amounts that could, if awarded, be significant. Most of the claims, lawsuits and proceedings arising in the ordinary course of business are covered by errors and omissions insurance or other appropriate insurance. In terms of deductibles associated with such insurance, we have established provisions against these items, which are believed to be adequate in light of current information and legal advice. In accordance with SFAS No. 5, “Accounting for Contingencies,” if it is probable that an asset has been impaired or a liability has been incurred as of the date of the financial statements and the amount of loss is estimable, an accrual is provided for the costs to resolve these claims in our consolidated financial statements. Period expenses related to the defense of such claims are included in other operating expenses in the accompanying consolidated statements of income. With the assistance of outside counsel, we adjust such provisions according to new developments or changes in the strategy in dealing with such matters. On the basis of current information, we do not expect the outcome of the claims, lawsuits and proceedings to which we are subject to, either individually, or in the aggregate, will have a material adverse effect on our financial condition. However, it is possible that future results of operations or cash flows for any particular quarter or annual period could be materially affected by an unfavorable resolution of any such matters.

Our Properties

In 1998, we purchased land in Southfield, Michigan for a cost of $3.2 million. In 2004, the construction of our corporate headquarters was completed on half of this land. In December 2004, we relocated to the new office building. This new building is approximately 72,000 square feet. The total construction cost of the building approximated $12.0 million, which was paid in full at the closing on January 19, 2005. Previously, we leased our corporate offices from an unaffiliated third party.

In 2003, we entered into a Purchase and Sale Agreement, whereby we agreed to sell the remaining portion of the land to an unaffiliated third party for the purpose of constructing an office building adjacent to our corporate headquarters. Under the Purchase and Sale Agreement, the third party agreed to pay $2.1 million for the land, $1.2 million for their share of the costs related to the common areas of the building, and other related costs of approximately $226,000. In May 2005, we closed on the transaction.

Through our subsidiaries, we are also a party to various leases for locations in which we have offices. We do not consider any of these leases to be material.

Our Employees

At June 30, 2007, we employed approximately 667 associates to service our clients. We believe we have good relationships with our employees. Our employees are neither represented by labor unions nor are they subject to any collective bargaining agreements. Management knows of no current effort to establish labor unions or collective bargaining agreements. We have employment agreements with a number of our senior executive officers. The remainder of our employees are at-will employees.

SELLING AND PRINCIPAL SHAREHOLDERS

A total of 1,750,000 shares of our common stock are being offered for sale by the selling shareholders, our chairman, Merton J. Segal, his wife Beverly J. Segal and a trust for the benefit of Mrs. Segal, of which Merton J. Segal is the sole trustee. The following table provides information about the selling shareholders’ holdings, including:

•	the number and percentage of outstanding shares of our common stock they owned as of July 6, 2007;

•	how many shares are being offered for sale by them by this prospectus supplement; and

•	the number and percentage of outstanding shares of our common stock they will own after the offering, assuming all shares covered by this prospectus supplement are sold and assuming the underwriters do not elect to exercise their over-allotment option.

We will not receive any of the proceeds from the sale of common stock by the selling shareholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, except as indicated by footnote to the beneficial ownership table set forth on page S-72, the selling shareholders have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

	Shares Beneficially			Shares Beneficially
	Owned Prior to			Owned after
	Offering(1)		Shares Being	Offering(1)(2)
Name of Selling Shareholder	Number	Percent	Offered	Number	Percent

Merton J. Segal(3)	1,223,262	4.0%	523,242	700,020	1.9%
Beverly J. Segal	1,227,583	4.0%	1,226,758	825	*

*	Less than one percent.

(1)	We have calculated the percentage of issued and outstanding shares of common stock set forth in the table above based on 30,530,387 shares of common stock issued and outstanding as of July 6, 2007.

(2)	We have assumed that all shares of common stock covered by this prospectus supplement have been sold.

(3)	Includes 1,127,069 shares held by the Beverly J. Segal Two-Year Grantor Retained Annuity Trust u/a/d March 1, 2007, of which 453,376 shares are being offered pursuant to this prospectus supplement and the accompanying prospectus. Merton J. Segal is the sole trustee of that trust.

Beneficial Ownership Table

The following table sets forth certain information regarding the ownership of the Company’s common stock as of July 6, 2007 by: (i) each person known by the Company to beneficially own five percent or more of such shares, and (ii) each of the directors and executive officers individually and as a group. Unless otherwise indicated, each individual has sole investment and voting power with respect to such shares. The business address for each director and executive officer is the Company’s business address as set forth on page S-7 of this prospectus supplement.

	Shares Beneficially		Percent Beneficially
	Owned Prior to the		Owned Prior to the
Name of Beneficial Owner	Offering		Offering

Directors and Executive Officers
Merton J. Segal	2,450,845	(1)	8.0%
Robert S. Cubbin	390,266	(2)	1.3%
Karen M. Spaun	56,763	(3)	*
Michael G. Costello	39,949	(4)	*
Joseph E. Mattingly	13,991		*
James M. Mahoney	11,516		*
Kenn R. Allen	36,032	(5)	*
Stephen A. Belden	16,178		*
Archie S. McIntyre	34,889	(6)	*
Robert C. Spring	11,832		*
James P. LeRoy	6,704	(7)	*
Joseph S. Dresner	108,188		*
Hugh W. Greenberg	109,012	(8)	*
Florine Mark	12,500	(9)	*
Robert H. Naftaly	43,000		*
David K. Page	90,000		*
Robert W. Sturgis	15,300		*
Bruce E. Thal	72,000	(10)	*
Herbert Tyner	186,377	(11)	*

All Directors and Executive Officers as a group	3,705,342		12.1%
5% Beneficial Owners (excluding Directors and Executive Officers)
Dimensional Fund Advisors, Inc.	2,477,764	(12)	8.1%
All Directors, Executive Officers and 5% Beneficial Owners	6,183,106		20.2%

*	Less than one percent.

(1)	Includes 21,504 shares held by a trust established by Mr. Segal. Also includes 2,354,652 shares held by Mr. Segal’s spouse, of which 1,127,069 shares are held by the Beverly J. Segal Two-Year Grantor Retained Annuity Trust u/a/d March 1, 2007, of which Merton J. Segal is the sole trustee.

(2)	Includes 27,750 shares, subject to currently exercisable options.

(3)	Includes 2,475 shares, subject to currently exercisable options.

(4)	Includes 11,250 shares, subject to currently exercisable options.

(5)	Includes 21,125 shares, subject to currently exercisable options.

(6)	Includes 19,765 shares, subject to currently exercisable options.

(7)	Includes 4,140 shares, subject to currently exercisable options.

(8)	Includes 76,526 shares held by a Family Trust established by Mr. Greenberg and 32,486 shares held by Detroit Gauge & Tool.

(9)	Includes 12,500 shares owned by a trust for which Ms. Mark is deemed the beneficial owner.

(10)	Includes 6,000 shares owned by a trust for Mr. Thal’s spouse and 34,000 shares owned by a trust by Mr. Thal, for which Mr. Thal is deemed the beneficial owner. Also includes 2,000 shares owned by a trust for Mr. Thal’s grandnephews. Mr. Thal may be deemed to share beneficial ownership in these shares held by his grandnephews, because he has voting power over these shares.

(11)	Includes 136,377 shares held by Hartman & Tyner, Inc. Mr. Tyner is President and greater than 10% stockholder of Hartman & Tyner, Inc. Mr. Tyner may be deemed to share beneficial ownership of these shares.

(12)	Address is 1299 Ocean Avenue, Santa Monica, CA 90401.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement between us and the underwriters named below, for whom KeyBanc Capital Markets Inc. is acting as representative, we and the selling shareholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from us and the selling shareholders, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Number of
Underwriter	Shares

KeyBanc Capital Markets Inc.
Friedman, Billings, Ramsey & Co., Inc.
Ferris, Baker Watts, Incorporated

Total	7,250,000

Under the terms and conditions of the underwriting agreement, the underwriters are committed to purchase all of the shares offered by this prospectus supplement other than the shares subject to the underwriters’ option to purchase additional shares of common stock, if any shares are purchased. We and the selling shareholder have agreed to indemnify the underwriters against certain civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of such liabilities.

The underwriting agreement provides that the underwriters’ obligations to purchase the common stock depends on the satisfaction of the conditions contained in the underwriting agreement. The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by us and the selling shareholders to the underwriters are true, that there is no material change in the financial markets and that we deliver to the underwriters customary closing documents.

The underwriters propose to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at such offering price less a concession not to exceed $      per share. The underwriters may allow, and such dealers may reallow, a discount not to exceed $      per share to certain other dealers. If all of the shares are not sold at the public offering price, the representative of the underwriters may change the public offering price and the other selling terms.

We have granted to the underwriters an option to purchase up to an aggregate of 1,087,500 shares of common stock, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option in whole or in part at any time until 30 days after the date of this prospectus. To the extent the underwriters exercise this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares proportionate to that underwriter’s initial commitment as indicated in the table at the beginning of this section.

The following table provides information regarding the per share and total underwriting discounts and commissions we and the selling shareholder will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to 1,087,500 additional shares of common stock.

	Paid by us		Paid by	Total
	No	Full	Selling	No	Full
	Exercise	Exercise	Shareholder	Exercise	Exercise

Per share	$	$	$	$	$
Total	$	$	$	$	$

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $395,000.

Until the distribution of the shares of common stock is completed, SEC rules may limit the underwriters from bidding for and purchasing our common stock. However, the underwriters may engage in stabilizing transactions, syndicate covering transactions and penalty bids for the purpose of pegging, fixing or maintaining the price of our common stock in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

•	Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market.

•	Stabilizing transactions permit bids to purchase the underlying security as long as the stabilizing bids do not exceed a specific maximum price.

•	Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares. If the underwriters sell more shares than could be covered by the option to purchase additional shares, thereby creating a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids occur when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares of our common stock sold by or for the account of such underwriter in stabilizing or short covering transactions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representative of the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

We and all of our current officers and directors have agreed that, without the prior written consent of the representatives, we will not, during the period ending 90 days after the date of the prospectus:

•	sell (including, without limitation, any short sale), offer for sale, contract to sell, sell or grant any option or contract to purchase, purchase any option or contract to sell, hedge, pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future) any shares of common stock or Other Securities (as defined below) currently or hereafter owned either of record or beneficially as defined in Rule 13d-3 under the Exchange Act, or publicly announce an intention to do any of the foregoing. “Other Securities” means any options or warrants to acquire shares of common stock and any securities exchangeable or exercisable for or convertible into shares of common stock; or

•	enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the common stock or Other Securities,

whether any such swap or transaction described in the foregoing bullet points is to be settled by delivery of common stock or Other Securities, in cash or otherwise, excluding any shares of common stock to be sold pursuant to the Underwriting Agreement.

Notwithstanding the foregoing, if (1) during the last 17 days of the initial lock-up period, we issue an earnings release, or material news or a material event relating to us occurs, or (2) prior to the expiration of the initial lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the initial lock-up period, then in each case the lock-up period will be extended until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the occurrence of the material news or material event, as applicable, unless KeyBanc Capital Markets Inc. waives such extension in writing.

The representatives do not intend to release any portion of the common stock subject to the foregoing lock-up agreements; however the representatives, in their sole discretion, may release any of the common stock from the lock-up agreements prior to expiration of the 90-day period without notice. In considering a request to release shares from a lock-up agreement, the representatives will consider a number of factors, including the impact that such a release would have on this offering and the market for our common stock and the equitable considerations underlying the request for releases.

The underwriters have informed us that they do not intend to make sales of our common stock offered by this prospectus to accounts over which they exercise discretionary authority.

Our common stock is listed on the New York Stock Exchange and trades under the symbol “MIG.”

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other transactions with us and perform services for us in the ordinary course of their business. They have received customary fees and commissions for those transactions. In the course of their business, the underwriters and their affiliates actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans.

LEGAL MATTERS

Howard & Howard Attorneys, P.C. will pass on the validity of the shares of common stock offered in this prospectus supplement. LeBoeuf, Lamb, Greene & MacRae LLP, New York, New York will pass upon certain legal matters related to the offering for the underwriters. Honigman Miller Schwartz and Cohn LLP will pass upon certain legal matters related to the offering for the selling shareholders.

EXPERTS

The consolidated financial statements of Meadowbrook Insurance Group, Inc. as of December 31, 2006 and 2005 and for the years then ended (including schedules for those years) appearing in Meadowbrook Insurance Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2006, and Meadowbrook Insurance Group, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of said firm as experts in accounting and auditing.

The financial statements for the year ended December 31, 2004 and the financial statement schedules for the year ended December 31, 2004 incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Reports of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
Meadowbrook Insurance Group, Inc.:

We have audited the accompanying consolidated balance sheets of Meadowbrook Insurance Group, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for the years then ended. Our audit also included the financial statement schedules for the years ended December 31, 2006 and 2005 listed in the Index at Item 15(a). These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express opinions on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Meadowbrook Insurance Group, Inc. at December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules for the years ended December 31, 2006 and 2005, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Meadowbrook Insurance Group, Inc.’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 9, 2007 expressed an unqualified opinion thereon.

Detroit, Michigan
March 9, 2007

Reports of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
Meadowbrook Insurance Group, Inc.:

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that Meadowbrook Insurance Group, Inc. (Meadowbrook) maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Meadowbrook’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Meadowbrook maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Meadowbrook maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Meadowbrook as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for the years then ended and our report dated March 9, 2007 expressed an unqualified opinion thereon.

Detroit, Michigan
March 9, 2007

Reports of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
Meadowbrook Insurance Group, Inc.:

In our opinion, the consolidated statements of income, of comprehensive income, of shareholders’ equity, and of cash flows for the year ended December 31, 2004 present fairly, in all material respects, the results of operations and cash flows of Meadowbrook Insurance Group Inc. and its subsidiaries for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules for the year ended December 31, 2004 listed in the index appearing under Item 15 (a) (2) present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Chicago, Illinois
March 16, 2005

MEADOWBROOK INSURANCE GROUP, INC.

CONSOLIDATED BALANCE SHEET

	December 31,
	2006	2005
	(In thousands, except share data)

ASSETS
Investments
Debt securities available for sale, at fair value (amortized cost of $486,213 and $403,947 in 2006 and 2005, respectively)	$484,724	$402,195
Cash and cash equivalents	42,876	58,038
Accrued investment income	5,884	4,953
Premiums and agent balances receivable (net of allowance of $2,948 and $3,901 in 2006 and 2005, respectively)	85,578	84,807
Reinsurance recoverable on:
Paid losses	4,257	15,327
Unpaid losses	198,422	187,254
Prepaid reinsurance premiums	20,425	24,588
Deferred policy acquisition costs	27,902	26,371
Deferred income taxes, net	15,732	16,630
Goodwill	31,502	30,802
Other assets	51,698	50,379

Total assets	$969,000	$901,344

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Losses and loss adjustment expenses	$501,077	$458,677
Unearned premiums	144,575	140,990
Debt	7,000	7,000
Debentures	55,930	55,930
Accounts payable and accrued expenses	25,384	26,667
Reinsurance funds held and balances payable	15,124	15,240
Payable to insurance companies	5,442	6,684
Other liabilities	12,775	12,791

Total liabilities	767,307	723,979

Shareholders’ Equity
Common stock, $0.01 stated value; authorized 50,000,000 shares; 29,107,818 and 28,672,009 shares issued and outstanding	291	287
Additional paid-in capital	126,828	124,819
Retained earnings	76,282	54,248
Note receivable from officer	(871)	(859)
Accumulated other comprehensive loss	(837)	(1,130)

Total shareholders’ equity	201,693	177,365

Total liabilities and shareholders’ equity	$969,000	$901,344

The accompanying notes are an integral part of the Consolidated Financial Statements.

MEADOWBROOK INSURANCE GROUP, INC.

CONSOLIDATED STATEMENT OF INCOME

	For the Years Ended December 31,
	2006	2005	2004
	(In thousands, except share and per share data)

Revenues
Premiums earned
Gross	$327,287	$325,522	$288,868
Ceded	(72,367)	(75,563)	(74,375)

Net earned premiums	254,920	249,959	214,493
Net commissions and fees	41,172	35,916	40,535
Net investment income	22,075	17,975	14,911
Net realized gains	69	167	339

Total revenues	318,236	304,017	270,278

Expenses
Losses and loss adjustment expenses	212,383	237,775	212,337
Reinsurance recoveries	(66,090)	(86,233)	(76,399)

Net losses and loss adjustment expenses	146,293	151,542	135,938
Salaries and employee benefits	54,569	51,331	52,297
Policy acquisition and other underwriting expenses	50,479	44,439	33,424
Other administrative expenses	29,414	27,183	25,964
Interest expense	5,976	3,856	2,281

Total expenses	286,731	278,351	249,904

Income before taxes and equity earnings	31,505	25,666	20,374

Federal and state income tax expense	9,599	7,757	6,352
Equity earnings of affiliates	128	1	39

Net income	$22,034	$17,910	$14,061

Earnings Per Share
Basic	$0.76	$0.62	$0.48
Diluted	$0.75	$0.60	$0.48
Weighted average number of common shares
Basic	28,963,228	28,961,229	29,048,069
Diluted	29,566,141	29,653,067	29,420,508

The accompanying notes are an integral part of the Consolidated Financial Statements.

MEADOWBROOK INSURANCE GROUP, INC.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	For the Years Ended December 31,
	2006	2005	2004
		(In thousands)

Net income	$22,034	$17,910	$14,061
Other comprehensive income, net of tax:
Unrealized gains (losses) on securities	152	(6,023)	(2,364)
Net deferred derivative gain — hedging activity	121	9	—
Deconsolidation of subsidiary	—	—	(45)
Less: reclassification adjustment for gains (losses) included in net income	20	56	(222)

Other comprehensive income (loss)	293	(5,958)	(2,631)

Comprehensive income	$22,327	$11,952	$11,430

The accompanying notes are an integral part of the Consolidated Financial Statements.

MEADOWBROOK INSURANCE GROUP, INC.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

	For the Years Ended December 31, 2006, 2005, and 2004
					Accumulated
		Additional		Note	Other	Total
	Common	Paid-In	Retained	Receivable	Comprehensive	Shareholders’
	Stock	Capital	Earnings	from Officer	Income (Loss)	Equity
			(In thousands)

Balances January 1, 2004	$290	$125,181	$23,069	$(886)	$7,459	$155,113
Unrealized depreciation on available for sale securities	—	—	—	—	(2,586)	(2,586)
Deconsolidation of subsidiary	—	—	45	—	(45)	—
Long term incentive plan; stock award	—	650	—	—	—	650
Stock-based employee compensation	—	78	—	—	—	78
Issuance of 54,500 shares of common stock	—	185	—	—	—	185
Retirement of 2,103 shares of common stock	—	(9)	—	—	—	(9)
Note receivable from an officer	—	—	—	18	—	18
Net income	—	—	14,061	—	—	14,061

Balances December 31, 2004	290	126,085	37,175	(868)	4,828	167,510
Unrealized depreciation on available for sale securities	—	—	—	—	(5,967)	(5,967)
Net deferred derivative gain — hedging activity	—	—	—	—	9	9
Long term incentive plan; stock award	—	923	—	—	—	923
Stock-based employee compensation	—	41	—	—	—	41
Issuance of 382,825 shares of common stock	4	1,193	—	—	—	1,197
Retirement of 785,648 shares of common stock	(7)	(3,423)	(837)	—	—	(4,267)
Note receivable from an officer	—	—	—	9	—	9
Net income	—	—	17,910	—	—	17,910

Balances December 31, 2005	287	124,819	54,248	(859)	(1,130)	177,365
Unrealized appreciation on available for sale securities	—	—	—	—	172	172
Net deferred derivative gain — hedging activity	—	—	—	—	121	121
Long term incentive plan; stock award	—	897	—	—	—	897
Stock-based employee compensation	—	121	—	—	—	121
Issuance of 791,038 shares of common stock	8	4,153	—	—	—	4,161
Retirement of 355,229 shares of common stock	(4)	(3,162)	—	—	—	(3,166)
Note receivable from an officer	—	—	—	(12)	—	(12)
Net income	—	—	22,034	—	—	22,034

Balances December 31, 2006	$291	$126,828	$76,282	$(871)	$(837)	$201,693

The accompanying notes are an integral part of the Consolidated Financial Statements.

MEADOWBROOK INSURANCE GROUP, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Years Ended December 31,
	2006	2005	2004
	(In thousands)

Cash Flows From Operating Activities
Net income	$22,034	$17,910	$14,061
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of other intangible assets	590	198	376
Amortization of deferred debenture issuance costs	236	175	110
Depreciation of furniture, equipment, and building	2,553	2,452	1,591
Net accretion of discount and premiums on bonds	2,646	2,395	1,856
Gain (loss) on sale of investments	30	86	(337)
Gain on sale of fixed assets	(88)	(170)	(98)
Stock-based employee compensation	121	41	78
Incremental tax benefits from stock options exercised	(1,532)	—	—
Long term incentive plan expense	897	923	650
Deferred income tax expense	741	1,347	1,577
Changes in operating assets and liabilities:
Decrease (increase) in:
Premiums and agent balances receivable	(771)	(713)	(6,277)
Reinsurance recoverable on paid and unpaid losses	(98)	(33,513)	(2,445)
Prepaid reinsurance premiums	4,162	1,488	(5,157)
Deferred policy acquisition costs	(1,531)	(1,204)	(5,773)
Other assets	(1,044)	5,612	2,772
Increase (decrease) in:
Losses and loss adjustment expenses	42,400	80,521	38,692
Unearned premiums	3,585	6,688	24,625
Payable to insurance companies	(1,242)	(307)	(863)
Reinsurance funds held and balances payable	(116)	(2,591)	3,659
Other liabilities	718	609	1,577

Total adjustments	52,257	64,037	56,613

Net cash provided by operating activities	74,291	81,947	70,674

Cash Flows From Investing Activities
Purchase of debt securities available for sale	(201,920)	(203,789)	(115,954)
Proceeds from sale of equity securities available for sale	—	8	2,409
Proceeds from sales and maturities of debt securities available for sale	116,978	122,317	47,362
Capital expenditures	(4,850)	(15,810)	(5,244)
Purchase of books of business	(834)	(3,557)	(446)
Proceeds from sale of assets	—	633	2,837
Deconsolidation of subsidiary	—	—	(4,218)
Loan receivable	(202)	(5,905)	174
Net cash deposited in funds held	529	501	2,315

Net cash used in investing activities	(90,299)	(105,602)	(70,765)

Cash Flows From Financing Activities
Proceeds from lines of credit	14,078	14,307	10,489
Payment of lines of credit	(14,078)	(19,451)	(15,851)
Book overdrafts	142	924	268
Net proceeds from debentures	—	19,400	24,250
Stock options exercised	(538)	1,092	145
Share repurchases of common stock	—	(4,191)	—
Incremental tax benefits from stock options exercised	1,532	—	—
Other financing activities	(290)	(263)	18

Net cash provided by financing activities	846	11,818	19,319

Net (decrease) increase in cash and cash equivalents	(15,162)	(11,837)	19,228
Cash and cash equivalents, beginning of year	58,038	69,875	50,647

Cash and cash equivalents, end of year	$42,876	$58,038	$69,875

Supplemental Disclosure of Cash Flow Information:
Interest paid	$5,616	$3,428	$1,902
Net income taxes paid	$9,159	$6,404	$5,578
Supplemental Disclosure of Non Cash Investing and Financing Activities:
Tax benefit from stock options	$1,532	$105	$30
Stock-based employee compensation	$121	$41	$78
Accrued liability for purchase of building(1)	$—	$—	$11,583

(1)	On January 19, 2005, the Company closed on the purchase of its new headquarters in Southfield, Michigan, with a cash settlement of $11.6 million paid to the developer.

The accompanying notes are an integral part of the Consolidated Financial Statements.

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”), which differ from statutory accounting practices prescribed or permitted for insurance companies by regulatory authorities. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners (“NAIC”), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed.

The consolidated financial statements include accounts, after elimination of intercompany accounts and transactions, of Meadowbrook Insurance Group, Inc. (the “Company”), its wholly owned subsidiary Star Insurance Company (“Star”), and Star’s wholly owned subsidiaries, Savers Property and Casualty Insurance Company, Williamsburg National Insurance Company, and Ameritrust Insurance Corporation (which are collectively referred to as the “Insurance Company Subsidiaries”), and Preferred Insurance Company, Ltd. The consolidated financial statements also include Meadowbrook, Inc., Crest Financial Corporation, and their subsidiaries.

Pursuant to Financial Accounting Standards Board Interpretation Number (“FIN”) 46(R), the Company does not consolidate its subsidiaries, Meadowbrook Capital Trust I and II (the “Trusts”), as they are not variable interest entities and the Company is not the primary beneficiary of the Trusts. The consolidated financial statements, however, include the equity earnings of the Trusts. In addition and in accordance with FIN 46(R), the Company does not consolidate its subsidiary American Indemnity Insurance Company, Ltd. (“American Indemnity”). While the Company and its subsidiary Star are the common shareholders, they are not the primary beneficiaries of American Indemnity. The consolidated financial statements, however, include the equity earnings of American Indemnity.

Business

The Company, through its subsidiaries, is engaged primarily in developing and managing alternative risk management programs for defined client groups and their members. These services include: risk management consulting, claims administration and handling, loss control and prevention, and reinsurance placement, along with various types of property and casualty insurance coverage, including workers’ compensation, commercial multiple peril, general liability, commercial auto liability, and inland marine. The Company, through its Insurance Company Subsidiaries, issues insurance policies for risk-sharing and fully insured programs. The Company retains underwriting risk in these insurance programs, which may result in fluctuations in earnings. The Company also operates retail insurance agencies, which primarily place commercial insurance as well as personal property, casualty, life and accident and health insurance, with multiple insurance carriers. The Company does not have significant exposures to environmental/asbestos and catastrophic coverages. Insurance coverage is primarily provided to associations or similar groups of members, commonly referred to as programs.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While management believes the amounts included in the consolidated financial statements reflect management’s best estimates and assumptions, actual results may differ from those estimates.

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and highly liquid short-term investments. The Company considers all short-term investments purchased with an original maturity of three months or less to be cash equivalents.

Investments

The Company’s investment securities at December 31, 2006 and 2005, are classified as available for sale. Investments classified as available for sale are available to be sold in the future in response to the Company’s liquidity needs, changes in market interest rates, tax strategies and asset-liability management strategies, among other reasons. Available for sale securities are reported at fair value, with unrealized gains and losses reported in the accumulated other comprehensive income component of shareholders’ equity, net of deferred taxes.

Realized gains or losses on sale of investments are determined on the basis of specific costs of the investments. Dividend income is recognized when declared and interest income is recognized when earned. Discount or premium on debt securities purchased at other than par value is amortized using the effective yield method. Investments with other than temporary declines in fair value are written down to their estimated net fair value and the related realized losses are recognized in income.

Other Than Temporary Impairments of Securities and Unrealized Losses on Investments

The Company’s investment portfolio is primarily invested in debt securities classified as available for sale, with a concentration in fixed income securities of a high quality. The Company’s policy for the valuation of temporarily impaired securities is to determine impairment based on analysis of the following factors: (1) rating downgrade or other credit event (e.g., failure to pay interest when due); (2) financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer such as changes in technology or discontinuance of a business segment; (3) prospects for the issuer’s industry segment, and (4) intent and ability of the Company to retain the investment for a period of time sufficient to allow for anticipated recovery in market value. The Company evaluates its investments in securities to determine other than temporary impairment, no less than quarterly. Investments that are deemed other than temporarily impaired are written down to their estimated net fair value and the related losses are recognized in operations. There were no impaired investments written down in 2006, 2005, and 2004.

Losses and Loss Adjustment Expenses and Reinsurance Recoverables

The liability for losses and loss adjustment expenses (“LAE”) represent case base estimates of reported unpaid losses and LAE and actuarial estimates of incurred but not reported losses (“IBNR”) and LAE. In addition, the liability for losses and loss adjustment expenses represents estimates received from ceding reinsurers on assumed business. Such liabilities, by necessity, are based upon estimates and, while management believes the amount of its reserves is adequate, the ultimate liability may be greater or less than the estimate.

Reserves related to the Company’s direct business and assumed business it manages directly, are established through transactions processed through the Company’s internal systems and related controls. Accordingly, case reserves are established on a current basis, and regularly reviewed and updated as additional information becomes available. IBNR is determined utilizing various actuarial methods based upon historical data. Ultimate reserve estimates related to assumed business from residual markets are provided by individual states on a two quarter lag and include an estimated reserve based upon actuarial methods for this lag. Assumed business which is subsequently 100% retroceded to participating reinsurers relates to business previously discontinued and now is in run-off. Finally, in relation to assumed business from other sources, the Company receives case and paid loss data within a forty-five day reporting period and develops estimates for IBNR based on current and historical data.

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In addition to case reserves and in accordance with industry practice, the Company maintains estimates of reserves for losses and LAE incurred but not yet reported. The Company projects an estimate of ultimate losses and LAE expenses at each reporting date. The difference between the projected ultimate loss and LAE reserves and the case loss and LAE reserves, is carried as IBNR reserves. By using both estimates of reported claims and IBNR determined using generally accepted actuarial reserving techniques, the Company estimates the ultimate liability for losses and LAE, net of reinsurance recoverables.

Reinsurance recoverables represent (1) amounts currently due from reinsurers on paid losses and LAE, (2) amounts recoverable from reinsurers on case basis estimates of reported losses and LAE, and (3) amounts recoverable from reinsurers on actuarial estimates of incurred but not reported losses and LAE. Such recoverables, by necessity, are based upon estimates and, while management believes that the amount accrued is collectible, the ultimate recoverable may be greater or less than the amount accrued.

The methods for making such estimates and for establishing the loss reserves and reinsurance recoverables are continually reviewed and updated. There were no significant changes in key assumptions during 2006, 2005 and 2004.

Revenue Recognition

Premiums written, which include direct, assumed, and ceded are recognized as earned on a pro rata basis over the life of the policy term. Unearned premiums represent the portion of premiums written that are applicable to the unexpired terms of policies in force. Provisions for unearned premiums on reinsurance assumed from others are made on the basis of ceding reports when received and actuarial estimates.

For the year ending December 31, 2006, total assumed written premiums were $83.9 million, of which $72.6 million, relates to assumed business we manage directly, and therefore, no estimation is involved. The remaining $11.3 million of assumed written premiums includes $10.1 million related to residual markets.

Assumed premium estimates are specifically related to the mandatory assumed pool business from the National Council on Compensation Insurance (“NCCI”), or residual market business. The pool cedes workers’ compensation business to participating companies based upon the individual company’s market share by state. The activity is reported from the NCCI to participating companies on a two quarter lag. To accommodate this lag, the Company estimates premium and loss activity based on historical and market based results. Historically, the Company has not experienced any material difficulties or disputes in collecting balances from NCCI; and therefore, no provision for doubtful accounts is recorded related to the assumed premium estimate.

In addition, certain premiums are subject to retrospective premium adjustments. Premium is recognized over the term of the insurance contract.

Fee income, which includes risk management consulting, loss control, and claims services, is recognized during the period the services are provided. Depending on the terms of the contract, claims processing fees are recognized as revenue over the estimated life of the claims, or the estimated life of the contract. For those contracts that provide services beyond the expiration or termination of the contract, fees are deferred in an amount equal to management’s estimate of the Company’s obligation to continue to provide services.

Commission income, which includes reinsurance placement, is recorded on the later of the effective date or the billing date of the policies on which they were earned. Commission income is reported net of any sub-producer commission expense. Any commission adjustments that occur subsequent to the earnings process are recognized upon notification from the insurance companies. Profit sharing commissions from insurance companies are recognized when determinable, which is when such commissions are received.

The Company reviews, on an ongoing basis, the collectibility of its receivables and establishes an allowance for estimated uncollectible accounts.

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred Policy Acquisition Costs

Commissions and other costs of acquiring insurance business that vary with and are primarily related to the production of new and renewal business are deferred and amortized over the terms of the policies or reinsurance treaties to which they relate. Investment earnings are anticipated in determining the recoverability of such deferred amounts. The Company reduces these costs for premium deficiencies. There were no premium deficiencies for the years ending December 31, 2006, 2005 and 2004.

Participating Policyholder Dividends

The Company’s method for determining policyholder dividends is a combination of subjective and objective decisions, which may include loss ratio analysis for the specific program and the Company’s overall business strategy. The Company determines the total dividends to be paid and then obtains the approval of the Board of Directors to pay up to a certain amount. At December 31, 2006 and 2005, the Company had $996,000 and $596,000 accrued for policyholder dividends, respectively.

Furniture and Equipment

Furniture and equipment are stated at cost, net of accumulated depreciation, and are depreciated using the straight-line method over the estimated useful lives of the assets, generally three to ten years. Upon sale or retirement, the cost of the asset and related accumulated depreciation are eliminated from their respective accounts, and the resulting gain or loss is included in income. Repairs and maintenance are charged to operations when incurred.

Goodwill and Other Intangible Assets

The Company is required to test, at least annually, all existing goodwill for impairment using a fair value approach, on a reporting unit basis. The Company’s annual assessment date for goodwill impairment testing is October 1st. Also pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 142 “Goodwill and Other Intangible Assets,” the Company is required to test for impairment more frequently if events or changes in circumstances indicate that the asset might be impaired. In addition, the Company has an other intangible asset which has an indefinite life and is evaluated annually in accordance with SFAS No. 142. The Company’s remaining other intangible assets are being amortized over a five-year period.

Income Taxes

The Company accounts for its income taxes under the asset and liability method. Deferred federal income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

At December 31, 2006, the Company had a deferred tax asset of $15.7 million. Realization of the deferred tax asset is dependent upon generating sufficient taxable income to absorb the applicable reversing temporary differences. At December 31, 2006, management concluded the positive evidence supporting the generation of future taxable income sufficient to recognize the deferred tax asset, without a valuation allowance. This positive evidence includes cumulative pre-tax income of $77.5 million for the three years ended December 31, 2006.

Stock Options

Effective January 1, 2006, the Company adopted SFAS No. 123(R), “Share-Based Payment,” using the modified prospective application transition method. The Company previously adopted the requirements of recording stock options consistent with SFAS 123 and accounting for the change in accounting principle using the prospective method in accordance with SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of FASB Statement No. 123.” Under the prospective method,

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

stock-based compensation expense was recognized for awards granted after the beginning of the fiscal year in which the change is made, or January 1, 2003. Upon implementation of SFAS No. 148 in 2003, the Company recognized stock-based compensation expense for awards granted after January 1, 2003.

Prior to the adoption of SFAS No. 148, the Company applied the intrinsic value-based provisions set forth in APB Opinion No. 25. Under the intrinsic value method, compensation expense is determined on the measurement date, which is the first date when both the number of shares the employee is entitled to receive, and the exercise price are known. Compensation expense for each quarter resulting from stock options granted by the Company was determined based upon the difference between the exercise price and the fair market value of the underlying common stock at the date of grant. The Company’s Stock Option Plan requires the exercise price of the grants to be at the current fair market value of the underlying common stock.

Upon adoption of SFAS No. 123(R) on January 1, 2006, the Company was required to recognize as an expense in the financial statements all share-based payments to employees based on their fair values. SFAS No. 123(R) requires forfeitures to be estimated in calculating the expense relating to the share-based payments, as opposed to recognizing any forfeitures and the corresponding reduction in expense as they occur. In addition, SFAS No. 123(R)requires any tax savings resulting from tax deductions in excess of compensation expense be reflected in the financial statements as a cash inflow from financing activities, rather than as an operating cash flow as in prior periods. The pro forma disclosures previously permitted under SFAS 123, are no longer an alternative to financial statement recognition. As indicated, the Company adopted the requirements of SFAS 123(R) using the modified prospective application transition method. The prospective method requires compensation expense to be recorded for all unvested stock options and restricted stock, based upon the previously disclosed SFAS 123 methodology and amounts.

The Company, through its 1995 and 2002 Amended and Restated Stock Option Plans (the “Plans”), may grant options to key executives and other members of management of the Company and its subsidiaries in amounts not to exceed 2,000,000 shares of the Company’s common stock allocated for each plan. The Plans are administered by the Compensation Committee (the “Committee”) of the Board of Directors. Option shares may be exercised subject to the terms of the Plans and the terms prescribed by the Committee at the time of grant. Currently, the Plans’ options have either five or ten-year terms and are exercisable and vest in equal increments over the option term. The Company has not issued any new stock options to employees since 2003.

Results for the years ended 2005 and 2004 have not been restated. If compensation cost for stock option grants had been determined based on a fair value method, net income and earnings per share on a pro forma basis for 2005 and 2004, would have been as follows (in thousands):

	2005	2004

Net income, as reported	$17,910	$14,061
Add: Stock-based employee compensation expense included in reported income, net of related tax effects	27	52
Deduct: Total stock-based employee compensation expense determined under fair-value-based methods for all awards, net of related tax effects	(108)	(220)

Pro forma net income	$17,829	$13,893

Earnings per share:
Basic — as reported	$0.62	$0.48
Basic — pro forma	$0.62	$0.48
Diluted — as reported	$0.60	$0.48
Diluted — pro forma	$0.60	$0.47

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Compensation expense of $121,000 has been recorded for the year ended December 31, 2006 under SFAS 123(R). Compensation expense of $41,000 and $78,000 was recorded for the years ended December 31, 2005 and 2004 under SFAS 148, respectively.

Long Term Incentive Plan

In 2004, the Company approved the adoption of a Long Term Incentive Plan (the “LTIP”). The LTIP provides participants with the opportunity to earn cash and stock awards based upon the achievement of specified financial goals over a three-year performance period with the first performance period commencing January 1, 2004. At the end of the three-year performance period, and if the performance target is achieved, the Compensation Committee of the Board of Directors shall determine the amount of LTIP awards that are payable to participants in the LTIP. One-half of any LTIP award will be payable in cash and one-half of the award will be payable in the form of a stock award. If the Company achieves the three-year performance target, payment of the cash portion of the award would be made in three annual installments, with the first payment being paid as of the end of the performance period and the remaining two payments to be paid in the subsequent two years. Any unpaid portion of a cash award is subject to forfeiture if the participant voluntarily leaves the Company or is discharged for cause. The portion of the award to be paid in the form of stock will be issued as of the end of the performance period. The number of shares of Company’s common stock subject to the stock award shall equal the dollar amount of one-half of the LTIP award divided by the fair market value of Company’s common stock on the first date of the performance period. The stock awards shall be made subject to the terms and conditions of the LTIP and Plans. The Company accrues awards based upon the criteria set-forth and approved by the Compensation Committee of the Board of Directors, set forth in the LTIP.

Deferred Compensation Plan

In 2006, the Company adopted an Executive Nonqualified Excess Plan (the “Excess Plan”). The Excess Plan is intended to be a nonqualified deferred compensation plan that will comply with the provisions of Section 409A of the Internal Revenue Code. The Company adopted the Excess Plan to provide a means by which certain key management employees may elect to defer receipt of current compensation from the Company in order to provide retirement and other benefits, as provided for in the Excess Plan. The Excess Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for eligible employees.

Earnings Per Share

Basic earnings per share are based on the weighted average number of common shares outstanding during the year, while diluted earnings per share includes the weighted average number of common shares and potential dilution from shares issuable pursuant to stock options using the treasury stock method.

Outstanding options of 112,959, 534,201, and 936,502 for the periods ended December 31, 2006, 2005, and 2004, respectively, have been excluded from the diluted earnings per share, as they were anti-dilutive. Shares issuable pursuant to stock options included in diluted earnings per share were 126,660, 298,851, and 300,531 for the years ended December 31, 2006, 2005, and 2004, respectively. Shares related to the LTIP included in diluted earnings per share were 476,252 and 392,988 for the years ended December 31, 2006 and 2005, respectively. There were no shares related to the LTIP included in diluted earnings per share for the year ended December 31, 2004. In addition, shares issuable pursuant to outstanding warrants included in diluted earnings per share were 71,908 for the year ended December 31, 2004. There were no outstanding warrants as of December 31, 2006 and 2005.

Comprehensive Income

Comprehensive income (loss) encompasses all changes in shareholders’ equity (except those arising from transactions with shareholders) and includes net income, net unrealized capital gains or losses on available-for-sale securities, and net deferred derivative gains or losses on hedging activity.

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Derivative Instruments

The Company entered into two interest rate swap transactions in order to mitigate its interest rate risk. The Company accounts for these transactions in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” as subsequently amended. These interest rate swap transactions have been designated as cash flow hedges and are deemed highly effective hedges under SFAS No. 133. Under SFAS No. 133, these interest rate swap transactions are recorded at fair value on the balance sheet and the effective portion of the changes in fair value are accounted for within other comprehensive income. Any portion of the hedge deemed to be ineffective is recognized within the consolidated statements of income. The Company does not use interest rate swaps for trading or other speculative purposes.

In December 2005, the Company entered into a $6.0 million convertible note receivable with an unaffiliated insurance agency. The effective interest rate of the convertible note is equal to the three-month LIBOR, plus 5.2% and is due December 20, 2010. This note is convertible at the option of the Company based upon a pre-determined formula, beginning in 2007. The conversion feature of this note is considered an embedded derivative pursuant to SFAS No. 133, and therefore is accounted for separately from the note. At December 31, 2006, the estimated fair value of the derivative was not material to the financial statements.

Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments.” Under current generally accepted accounting principles, an entity that holds a financial instrument with an embedded derivative must bifurcate the financial instrument, resulting in the host and the embedded derivative being accounted for separately. SFAS No. 155 permits, but does not require, entities to account for financial instruments with an embedded derivative at fair value thus negating the need to bifurcate the instrument between its host and the embedded derivative. SFAS No. 155 is effective for fiscal periods beginning after September 15, 2006. The Company will evaluate the impact of SFAS No. 155, but believes the adoption of SFAS No. 155 will not impact its consolidated financial statements.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets.” SFAS No. 156 amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” to require that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. SFAS No. 156 permits, but does not require, the subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value. An entity that uses derivative instruments to mitigate the risks inherent in servicing assets and servicing liabilities is required to account for those derivative instruments at fair value. SFAS No. 156 is effective for fiscal periods beginning after September 15, 2006. The Company will evaluate the impact of SFAS No. 156, but believes the adoption of SFAS No. 156 will not impact its consolidated financial statements.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”), which becomes effective for fiscal years beginning after December 15, 2006. FIN 48 clarifies the accounting and reporting for uncertain tax positions. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition, measurement, and presentation of uncertain tax positions taken or expected to be taken in an income tax return. The Company has evaluated the impact of FIN 48 and has determined it will not have a material impact on its consolidated financial statements or disclosure requirements upon adoption.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which becomes effective for fiscal years beginning after November 15, 2007. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The Company will evaluate the impact of SFAS No. 157, but believes the adoption of SFAS No. 157 will not have a material impact on its consolidated financial statements.

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R).” SFAS No. 158 requires the recognition, on a prospective basis, of the funded status of a company’s defined benefit plan as an asset or liability. In addition, any unrecognized gains and losses or prior service costs shall be recognized as a component of accumulated other comprehensive income. SFAS No. 158 will also require additional disclosures in the notes to financial statements. In addition, SFAS No. 158 requires companies to measure plan assets and obligations as of the year-end balance sheet date. SFAS No. 158 is effective for fiscal years ending after December 15, 2006, with early application encouraged. The measurement date provisions are effective for the fiscal year ending December 31, 2008. The Company will evaluate the impact of SFAS No. 158, but believes the adoption of SFAS No. 158 will not impact its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115.” SFAS No. 159 will permit entities to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis. The objective of SFAS No. 159 is to improve financial reporting and reduce the volatility in reported earnings caused by measuring related assets and liabilities differently. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company will evaluate the potential impact SFAS No. 159 will have on its consolidated financial statements.

2.	INVESTMENTS

The estimated fair value of investments in securities is determined based on published market quotations and broker/dealer quotations. The cost or amortized cost and estimated fair value of investments in securities at December 31, 2006 and 2005 are as follows (in thousands):

	December 31, 2006
	Cost or	Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Debt Securities:
Debt securities issued by the U.S. government and agencies	$52,991	$282	$(521)	$52,752
Obligations of states and political subdivisions	221,296	1,840	(1,460)	221,676
Corporate securities	102,365	1,368	(1,515)	102,218
Mortgage and asset-backed securities	109,561	143	(1,626)	108,078

Total Debt Securities available for sale	$486,213	$3,633	$(5,122)	$484,724

	December 31, 2005
	Cost or	Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Debt Securities:
Debt securities issued by the U.S. government and agencies	$57,026	$498	$(720)	$56,804
Obligations of states and political subdivisions	143,093	1,054	(1,493)	142,654
Corporate securities	107,761	2,106	(1,722)	108,145
Mortgage and asset-backed securities	96,067	127	(1,602)	94,592

Total Debt Securities available for sale	$403,947	$3,785	$(5,537)	$402,195

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Gross unrealized appreciation and depreciation on available for sale securities were as follows (in thousands):

	December 31,
	2006	2005

Unrealized appreciation	$3,633	$3,785
Unrealized depreciation	(5,122)	(5,537)

Net unrealized depreciation	(1,489)	(1,752)
Deferred federal income tax benefit	521	613

Net unrealized depreciation on investments, net of deferred federal income taxes	$(968)	$(1,139)

The gross realized gains and gross realized losses on the sale of available for sale debt securities were $0 and $30,000, respectively, for the year ended December 31, 2006. The proceeds from the sale of debt securities were $77.3 million.

The gross realized gains and gross realized losses on the sale of available for sale debt securities were $47,000 and $142,000, respectively, for the year ended December 31, 2005. The gross realized gains and gross realized losses on the sale of available for sale equity securities were $8,000 and $0, respectively, for the year ended December 31, 2005. The proceeds from the sale of debt securities and equity securities were $95.1 million and $8,000, respectively.

The gross realized gains and gross realized losses on the sale of available for sale debt securities were $97,000 and $190,000, respectively, for the year ended December 31, 2004. The gross realized gains and gross realized losses on the sale of available for sale equity securities were $429,000 and $0, respectively, for the year ended December 31, 2004. The proceeds from the sale of debt securities and equity securities were $7.0 million and $2.4 million, respectively.

At December 31, 2006, the amortized cost and estimated fair value of available for sale debt securities, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because certain borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands):

	Available for Sale
	Amortized	Estimated
	Cost	Fair Value

Due in one year or less	$36,777	$36,714
Due after one year through five years	163,719	163,256
Due after five years through ten years	142,668	142,750
Due after ten years	33,488	33,926
Mortgage-backed securities	109,561	108,078

	$486,213	$484,724

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Net investment income for the three years ended December 31, 2006, 2005, and 2004 was as follows (in thousands):

	2006	2005	2004

Net Investment Income Earned From:
Debt securities	$19,376	$16,080	$13,559
Equity securities	—	37	149
Cash and cash equivalents	3,279	2,291	1,657

Total gross investment income	22,655	18,408	15,365
Less investment expenses	580	433	454

Net investment income	$22,075	$17,975	$14,911

United States government obligations, municipal bonds, and bank certificates of deposit aggregating $148.8 million and $128.7 million were on deposit at December 31, 2006 and 2005, respectively, with state regulatory authorities or otherwise pledged as required by law or contract.

Other Than Temporary Impairments of Securities and Unrealized Losses on Investments

At December 31, 2006 and 2005, the Company had 293 and 267, securities that were in an unrealized loss position, respectively. These investments each had unrealized losses of less than ten percent of the amortized cost of the investment. At December 31, 2006, 128 of those investments, with an aggregate $127.3 million and $3.1 million fair value and unrealized loss, respectively, have been in an unrealized loss position for more than eighteen months. At December 31, 2005, thirty-nine of those investments, with an aggregate $29.9 million and $1.2 million fair value and unrealized loss, respectively, have been in an unrealized loss position for more than eighteen months. Positive evidence considered in reaching the Company’s conclusion that the investments in an unrealized loss position are not other than temporarily impaired consisted of: 1) there were no specific events which caused concerns; 2) there were no past due interest payments; 3) there has been a rise in market prices; 4) the Company’s ability and intent to retain the investment for a sufficient amount of time to allow an anticipated recovery in value; and 5) the Company also determined that the changes in market value were considered normal in relation to overall fluctuations in interest rates.

The fair value and amount of unrealized losses segregated by the time period the investment has been in an unrealized loss position were as follows for the years ended (in thousands):

	December 31, 2006
	Less Than 12 Months		Greater Than 12 Months		Total
	Fair Value of		Fair Value of		Fair Value of
	Investments		Investments		Investments
	with	Gross	with	Gross	with	Gross
	Unrealized	Unrealized	Unrealized	Unrealized	Unrealized	Unrealized
	Losses	Losses	Losses	Losses	Losses	Losses

Debt Securities:
Debt securities issued by U.S. government and agencies	$14,586	$(61)	$27,076	$(460)	$41,662	$(521)
Obligations of states and political subdivisions	45,726	(210)	68,958	(1,250)	114,684	(1,460)
Corporate securities	7,646	(61)	55,520	(1,454)	63,166	(1,515)
Mortgage and asset backed securities	20,462	(91)	67,495	(1,535)	87,957	(1,626)

Totals	$88,420	$(423)	$219,049	$(4,699)	$307,469	$(5,122)

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2005
	Less Than 12 Months		Greater Than 12 Months		Total
	Fair Value of		Fair Value of		Fair Value of
	Investments		Investments		Investments
	with	Gross	with	Gross	with	Gross
	Unrealized	Unrealized	Unrealized	Unrealized	Unrealized	Unrealized
	Losses	Losses	Losses	Losses	Losses	Losses

Debt Securities:
Debt securities issued by U.S. government and agencies	$10,627	$(155)	$24,328	$(565)	$34,955	$(720)
Obligations of states and political subdivisions	64,559	(877)	24,818	(616)	89,377	(1,493)
Corporate securities	33,820	(769)	29,586	(953)	63,406	(1,722)
Mortgage and asset backed securities	58,048	(953)	20,667	(649)	78,715	(1,602)

Totals	$167,053	$(2,754)	$99,399	$(2,783)	$266,452	$(5,537)

3.	LIABILITY FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

The Company regularly updates its reserve estimates as new information becomes available and further events occur that may impact the resolution of unsettled claims. Changes in prior reserve estimates are reflected in results of operations in the year such changes are determined to be needed and recorded. Activity in the reserves for losses and loss adjustment expenses is summarized as follows (in thousands):

	For the Years Ended December 31,
	2006	2005	2004

Balance, beginning of year	$458,677	$378,157	$339,465
Adjustment for deconsolidation of subsidiary(1)	—	—	(2,989)
Less reinsurance recoverables	187,254	151,161	147,446

Net balance, beginning of year	271,423	226,996	189,030

Incurred related to:
Current year	149,012	146,658	131,409
Prior years	(2,719)	4,884	4,529

Total incurred	146,293	151,542	135,938

Paid related to:
Current year	31,790	28,059	26,534
Prior years	83,271	79,056	71,438

Total paid	115,061	107,115	97,972

Net balance, end of year	302,655	271,423	226,996
Plus reinsurance recoverables	198,422	187,254	151,161

Balance, end of year	$501,077	$458,677	$378,157

(1)	In accordance with FIN 46(R), the Company performed an evaluation of its business relationships and determined that its wholly owned subsidiary, American Indemnity, did not meet the tests for consolidation, as neither the Company, nor its subsidiary Star, are the primary beneficiaries of American Indemnity. Therefore, effective January 1, 2004, the Company deconsolidated American Indemnity on a prospective basis in

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

accordance with the provisions of FIN 46(R). The adoption of FIN 46(R) and the deconsolidation of American Indemnity did not have a material impact on the Company’s consolidated balance sheet or consolidated statement of income.

As a result of favorable development on prior accident years’ reserves, the provision for loss and loss adjustment expenses (“LAE”) decreased by $2.7 million in calendar year 2006. As a result of adverse development on prior accident years’ reserves, the provision for loss and loss adjustment expenses increased by $4.9 million and $4.5 million, in calendar years 2005 and 2004, respectively.

For the year ended December 31, 2006, the Company reported net favorable development on loss and LAE of $2.7 million, or 1.0% of net loss and LAE reserves. There were no significant changes in the key assumptions utilized in the analysis and calculations of the Company’s reserves during 2006. The $2.7 million of favorable development reflects favorable development of $920,000, $1.8 million, and $848,000 related to workers’ compensation programs, other lines of business, and residual markets, respectively. The 2006 development also reflects adverse development of $283,000 and $596,000 related to commercial multiple peril and commercial auto programs, respectively.

For the year ended December 31, 2005, the Company reported net adverse development on loss and LAE of $4.9 million, or 2.2% of net loss and LAE reserves. There were no significant changes in the key assumptions utilized in the analysis and calculations of the Company’s reserves during 2005. The $4.9 million of adverse development reflects $1.6 million related to workers’ compensation programs, $1.6 million related to other lines of business, $1.1 million related to commercial auto programs, $392,000 related to commercial multiple peril and general liability programs and $179,000 related to residual markets.

For the year ended December 31, 2004, the Company reported net adverse development on loss and LAE of $4.5 million, or 2.4% of net loss and LAE reserves. There were no significant changes in the key assumptions utilized in the analysis and calculations of the Company’s reserves during 2004. The $4.5 million of adverse development reflects $3.0 million related to commercial multiple peril and general liability programs, $2.7 million related to workers’ compensation programs, and $1.2 million related to commercial auto programs. Partially offsetting this adverse development was favorable development on residual markets of $1.7 million, and other lines of business of $670,000.

4.	REINSURANCE

The Insurance Company Subsidiaries cede insurance to reinsurers under pro-rata and excess-of-loss contracts. These reinsurance arrangements diversify the Company’s business and minimize its exposure to large losses or from hazards of an unusual nature. The ceding of insurance does not discharge the original insurer from its primary liability to its policyholder. In the event that all or any of the reinsuring companies are unable to meet their obligations, the Insurance Company Subsidiaries would be liable for such defaulted amounts. Therefore, the Company is subject to credit risk with respect to the obligations of its reinsurers. In order to minimize its exposure to significant losses from reinsurer insolvencies, the Company evaluates the financial condition of its reinsurers and monitors the economic characteristics of the reinsurers on an ongoing basis. The Company also assumes insurance from other domestic insurers and reinsurers. Based upon management’s evaluation, they have concluded the reinsurance agreements entered into by the Company transfer both significant timing and underwriting risk to the reinsurer and, accordingly, are accounted for as reinsurance under the provisions of SFAS No. 113 “Accounting and Reporting for Reinsurance for Short-Duration and Long-Duration Contracts.”

Intercompany pooling agreements are commonly entered into between affiliated insurance companies, so as to allow the companies to utilize the capital and surplus of all of the companies, rather than each individual company. Under pooling arrangements, companies share in the insurance business that is underwritten and allocate the combined premium, losses and related expenses between the companies within the pooling arrangement. The Insurance Company Subsidiaries utilize an Inter-Company Reinsurance Agreement (the “Pooling Agreement”).

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

This Pooling Agreement includes Star, Ameritrust Insurance Corporation (“Ameritrust”), Savers Property and Casualty Insurance Company (“Savers”) and Williamsburg National Insurance Company (“Williamsburg”). Pursuant to the Pooling Agreement, Savers, Ameritrust and Williamsburg have agreed to cede to Star and Star has agreed to reinsure 100% of the liabilities and expenses of Savers, Ameritrust and Williamsburg, relating to all insurance and reinsurance policies issued by them. In return, Star agrees to cede and Savers, Ameritrust and Williamsburg have agreed to reinsure Star for their respective percentages of the liabilities and expenses of Star. Annually, the Company examines the Pooling Agreement for any changes to the ceded percentage for the liabilities and expenses. Any changes to the Pooling Agreement must be submitted to the applicable regulatory authorities for approval.

The Company receives ceding commissions in conjunction with reinsurance activities. These ceding commissions are offset against the related underwriting expenses and were $9.2 million, $13.5 million, and $12.1 million in 2006, 2005, and 2004, respectively.

At December 31, 2006 and 2005, the Company had reinsurance recoverables for paid and unpaid losses of $202.7 million and $202.6 million, respectively. The Company manages its credit risk on reinsurance recoverables by reviewing the financial stability, A.M. Best rating, capitalization, and credit worthiness of prospective and existing risk-sharing partners. The Company customarily collateralizes reinsurance balances due from non-admitted reinsurers through funds withheld trusts or stand-by letters of credit issued by highly rated banks. The largest unsecured reinsurance recoverable is due from an admitted reinsurer, which has an “A” rating from A.M. Best and accounts for 40.8% of the total recoverable for paid and unpaid losses.

The Company has historically maintained an allowance for the potential exposure to uncollectibility of certain reinsurance balances. At the end of each quarter, an analysis of these exposures is conducted to determine the potential exposure to uncollectibility. The following table sets forth the Company’s exposure to uncollectible reinsurance and related allowances for the years ending December 31, 2006 and 2005 (in thousands):

	2006	2005

Gross Exposure	$14,815	$14,046
Collateral or other security	(3,623)	(2,7,49)
Allowance	(9,731)	(9,662)

Net Exposure	$1,461	$1,635

The Company maintains an excess-of-loss reinsurance treaty designed to protect against large or unusual loss and loss adjustment expense activity. The Company determines the appropriate amount of reinsurance primarily based on the Company’s evaluation of the risks accepted, but also considers analysis prepared by consultants and reinsurers and market conditions, including the availability and pricing of reinsurance. To date, there have been no material disputes with the Company’s excess-of-loss reinsurers. No assurance can be given, however, regarding the future ability of any of the Company’s excess-of-loss reinsurers to meet their obligations.

Under the workers’ compensation reinsurance treaty, reinsurers are responsible for 100% of each loss in excess of $350,000, up to $5.0 million for each claimant, on losses occurring prior to April 1, 2005. The Company increased its retention from $350,000 to $750,000, for losses occurring on or after April 1, 2005 and to $1.0 million for losses occurring on or after April 1, 2006. In addition, there is coverage for loss events involving more than one claimant up to $50.0 million per occurrence. In a loss event involving more than one claimant, the per claimant coverage is $10.0 million.

Under the core liability reinsurance treaty, the reinsurers are responsible for 100% of each loss in excess of $350,000, up to $2.0 million per occurrence on policies effective prior to June 1, 2005. The Company increased its retention from $350,000 to $500,000, for losses occurring on policies effective on or after June 1, 2005. The Company also purchased an additional $3.0 million of reinsurance clash coverage in excess of the $2.0 million to cover amounts that may be in excess of the $2.0 million policy limit, such as expenses associated with the settlement

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of claims or awards in excess of policy limits. Reinsurance clash coverage reinsures a loss when two or more policies are involved in a common occurrence. Effective June 1, 2006, the Company purchased a $5.0 million excess cover to support its umbrella business. This business had previously been reinsured through various semi-automatic agreements and will now be protected by one common treaty. The Company has no retention when the umbrella limit is in excess of the primary limit, but does warrant it will maintain a minimum liability of $1.0 million if the primary limit does not respond or is exhausted.

The Company has a separate treaty to cover liability specifically related to commercial trucking, where reinsurers are responsible for 100% of each loss in excess of $350,000, up to $1.0 million for losses occurring prior to December 1, 2005. The Company increased its retention from $350,000 to $500,000 for losses occurring on or after December 1, 2005. In addition, the Company purchased an additional $1.0 million of reinsurance clash coverage. The Company established a separate treaty to cover liability related to chemical distributors and repackagers, where reinsurers are responsible for 100% of each loss in excess of $500,000, up to $1.0 million, applied separately to general liability and auto liability. This treaty was terminated on a run-off basis on August 1, 2006. The exposures are covered under the core casualty treaty for policies effective August 1, 2006 and after. Additionally, the Company has a separate treaty structure to cover liability related to agricultural business. The reinsurer is responsible for 100% of each loss in excess of $500,000, up to $1.0 million for casualty losses and up to $5.0 million, for property losses occurring on or after May 1, 2006. This treaty also provides an additional $1.0 million of reinsurance clash coverage for the casualty lines.

Under the property reinsurance treaty, reinsurers are responsible for 100% of the amount of each loss in excess of $500,000, up to $5.0 million per location. In addition, there is coverage for loss events involving multiple locations up to $20.0 million after the Company has incurred $750,000 in loss.

Under the semi-automatic facultative reinsurance treaties, covering the Company’s umbrella policies, the reinsurers are responsible for a minimum of 85% of the first million in coverage and 100% of each of $2.0 million through $5.0 million of coverage. The reinsurers pay a ceding commission to reimburse the Company for its expenses associated with the treaties.

On February 1, 2006, the Company renewed its existing reinsurance agreement that provides reinsurance coverage for policies written in the Company’s public entity excess liability program. The agreement provides reinsurance coverage of $4.0 million in excess of $1.0 million for each occurrence in excess of the policyholder’s self-insured retention.

In addition, the Company purchased $10.0 million in excess of $5.0 million for each occurrence, which is above the underlying $5.0 million of coverage for the Company’s public entity excess liability program. Under this agreement, reinsurers are responsible for 100% of each loss in excess of $5.0 million for all lines, except workers’ compensation, which is covered by the Company’s core catastrophic workers’ compensation treaty structure up to $50.0 million per occurrence.

Additionally, several small programs have separate reinsurance treaties in place, which limit the Company’s exposure to $350,000 or less.

Facultative reinsurance is purchased for property values in excess of $5.0 million, casualty limits in excess of $2.0 million or for coverage not covered by a treaty.

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reconciliations of direct to net premiums, on a written and earned basis, for 2006, 2005, and 2004 are as follows (in thousands):

	2006		2005		2004
	Written	Earned	Written	Earned	Written	Earned

Direct	$246,985	$251,288	$264,511	$264,381	$261,653	$247,169
Assumed(1)	83,887	75,999	67,698	61,141	51,840	41,699
Ceded	(68,204)	(72,367)	(74,075)	(75,563)	(79,532)	(74,375)

Net	$262,668	$254,920	$258,134	$249,959	$233,961	$214,493

One reinsurer, with a financial strength rating of “A” (Excellent) rated by A.M. Best, accounts for 12.7% of ceded premiums in 2006.

(1) For the years ending December 31, 2006, 2005, and 2004, $72.6 million, $56.0 million, and $38.2 million, relates to assumed business the Company manages directly, respectively. The related transactions of this business are processed through the Company’s internal systems and related controls. In addition, the Company does not assume any foreign reinsurance.

5.	SEGMENT INFORMATION

The Company defines its operations as specialty risk management operations and agency operations based upon differences in products and services. The separate financial information of these segments is consistent with the way results are regularly evaluated by management in deciding how to allocate resources and in assessing performance. Intersegment revenue is eliminated upon consolidation. It would be impracticable for the Company to determine the allocation of assets between the two segments.

Specialty Risk Management Operations

The specialty risk management operations segment focuses on specialty or niche insurance business in which it provides various services and coverages tailored to meet specific requirements of defined client groups and their members. These services include risk management consulting, claims administration and handling, loss control and prevention, and reinsurance placement, along with various types of property and casualty insurance coverage, including workers’ compensation, commercial multiple peril, general liability, commercial auto liability, and inland marine. Insurance coverage is provided primarily to associations or similar groups of members and to specified classes of business of the Company’s agent-partners. The Company recognizes revenue related to the services and coverages the specialty risk management operations provides within seven categories: net earned premiums, management fees, claims fees, loss control fees, reinsurance placement, investment income, and net realized gains (losses).

Agency Operations

The Company earns commissions through the operation of its retail property and casualty insurance agencies located in Michigan, California, and Florida. The agency operations produce commercial, personal lines, life, and accident and health insurance, for more than fifty unaffiliated insurance carriers. The agency produces an immaterial amount of business for its affiliated Insurance Company Subsidiaries.

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table sets forth the segment results (in thousands):

	For the Years Ended December 31,
	2006	2005	2004

Revenues
Net earned premiums	$254,920	$249,959	$214,493
Management fees	18,714	16,741	16,253
Claims fees(2)	8,776	7,113	13,207
Loss control fees	2,216	2,260	2,174
Reinsurance placement	735	660	420
Investment income	21,115	17,692	14,887
Net realized gains	69	85	339

Specialty risk management	306,545	294,510	261,773
Agency operations	12,285	11,304	9,805
Miscellaneous income(3)	960	365	24
Intersegment revenue	(1,554)	(2,162)	(1,324)

Consolidated revenue	$318,236	$304,017	$270,278

Pre-tax income:
Specialty risk management	$37,950	$29,444	$23,205
Agency operations(1)	2,951	3,343	2,257
Non-allocated expenses	(9,396)	(7,121)	(5,088)

Consolidated pre-tax income	$31,505	$25,666	$20,374

(1)	The Company’s agency operations include an allocation of corporate overhead, which includes expenses associated with accounting, information services, legal, and other corporate services. The corporate overhead allocation excludes those expenses specific to the holding company. For the years ended December 31, 2006, 2005, and 2004, the allocation of corporate overhead to the agency operations segment was $2.9 million, $3.1 million, and $3.5 million, respectively.

(2)	During 2004, the Company accelerated the recognition of $3.5 million in deferred claim revenue, as a result of an earlier than anticipated termination of two limited duration administrative services and multi-state claims run-off contracts. These contracts had been terminated by the liquidator for the companies during the third quarter of 2004. Had the contract not been terminated, the Company would have received additional claims fee revenue for continued claims handling services.

(3)	The miscellaneous income included in the revenue relates to miscellaneous interest income within the holding company.

The following table sets forth the non-allocated expenses included in pre-tax income (in thousands):

	For the Years Ended December 31,
	2006	2005	2004

Holding company expenses	$(2,830)	$(2,892)	$(2,431)
Amortization	(590)	(373)	(376)
Interest expense	(5,976)	(3,856)	(2,281)

	$(9,396)	$(7,121)	$(5,088)

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	DEBT

Lines of Credit

In November 2004, the Company entered into a revolving line of credit for up to $25.0 million, which expires in November 2007. The Company plans to renew the line of credit upon its expiration and will be evaluating the renewal terms based upon the Company’s overall capital strategy. The Company uses the revolving line of credit to meet short-term working capital needs. Under the revolving line of credit, the Company and certain of its non-regulated subsidiaries pledged security interests in certain property and assets of the Company and named subsidiaries.

At December 31, 2006 and 2005, the Company had an outstanding balance of $7.0 million and $5.0 million, respectively, on the revolving line of credit.

The revolving line of credit provides for interest at a variable rate based, at the Company’s option, upon either a prime based rate or LIBOR based rate. In addition, the revolving line of credit also provides for an unused facility fee. On prime based borrowings, the applicable margin ranges from 75 to 25 basis points below prime. On LIBOR based borrowings, the applicable margin ranges from 125 to 175 basis points above LIBOR. The margin for all loans is dependent on the sum of non-regulated earnings before interest, taxes, depreciation, amortization, and non-cash impairment charges related to intangible assets for the preceding four quarters, plus dividends paid or payable to the Company from subsidiaries during such period (“Adjusted EBITDA”). At December 31, 2006, the weighted average interest rate for LIBOR based borrowings outstanding was 6.7%.

Debt covenants consist of: (1) maintenance of the ratio of Adjusted EBITDA to interest expense of 2.0 to 1.0, (2) minimum net worth of $130.0 million and increasing annually commencing June 30, 2005, by fifty percent of the prior year’s positive net income, (3) minimum A.M. Best rating of “B”, and (4) minimum Risk Based Capital Ratio for Star of 1.75 to 1.00. As of December 31, 2006, the Company was in compliance with these covenants.

Previously, a non-insurance premium finance subsidiary of the Company maintained a line of credit with a bank. At December 31, 2005, this line of credit had an outstanding balance of $2.0 million. In May 2006, the balance of this loan was paid in full by the subsidiary and the terms of the line of credit were not renewed.

Senior Debentures

In April 2004, the Company issued senior debentures in the amount of $13.0 million. The senior debentures mature in thirty years and provide for interest at the three-month LIBOR, plus 4.0%, which is non-deferrable. At December 31, 2006, the interest rate was 9.37%. The senior debentures are callable by the Company at par after five years from the date of issuance. Associated with this transaction, the Company incurred $390,000 of commissions paid to the placement agents. These issuance costs have been capitalized and are included in other assets on the balance sheet, which are being amortized over seven years as a component of interest expense.

In May 2004, the Company issued senior debentures in the amount of $12.0 million. The senior debentures mature in thirty years and provide for interest at the three-month LIBOR, plus 4.2%, which is non-deferrable. At December 31, 2006, the interest rate was 9.57%. The senior debentures are callable by the Company at par after five years from the date of issuance. Associated with this transaction, the Company incurred $360,000 of commissions paid to the placement agents. These issuance costs have been capitalized and are included in other assets on the balance sheet, which are being amortized over seven years as a component of interest expense.

The Company contributed $9.9 million of the proceeds to its Insurance Company Subsidiaries in December 2004. The remaining proceeds from the issuance of the senior debentures were used for general corporate purposes.

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Junior Subordinated Debentures

In September 2005, Meadowbrook Capital Trust II (the “Trust II”), an unconsolidated subsidiary trust of the Company, issued $20.0 million of mandatorily redeemable trust preferred securities (“TPS”) to a trust formed by an institutional investor. Contemporaneously, the Company issued $20.6 million in junior subordinated debentures, which includes the Company’s investment in the trust of $620,000. These debentures have financial terms similar to those of the TPS, which includes the deferral of interest payments at any time, or from time-to-time, for a period not exceeding five years, provided there is no event of default. These debentures mature in thirty years and provide for interest at the three-month LIBOR, plus 3.58%. At December 31, 2006, the interest rate was 8.94%. These debentures are callable by the Company at par beginning in October 2010.

The Company received $19.4 million in net proceeds, after the deduction of approximately $600,000 of commissions paid to the placement agents in the transaction. These issuance costs have been capitalized and are included in other assets on the balance sheet, which will be amortized over seven years as a component of interest expense.

The Company contributed $10.0 million of the proceeds from the issuance of these debentures to its Insurance Company Subsidiaries and the remaining balance has been used for general corporate purposes.

In September 2003, Meadowbrook Capital Trust (the “Trust”), an unconsolidated subsidiary trust of the Company, issued $10.0 million of mandatorily redeemable TPS to a trust formed by an institutional investor. Contemporaneously, the Company issued $10.3 million in junior subordinated debentures, which includes the Company’s investment in the trust of $310,000. These debentures have financial terms similar to those of the TPS, which includes the deferral of interest payments at any time, or from time-to-time, for a period not exceeding five years, provided there is no event of default. These debentures mature in thirty years and provide for interest at the three-month LIBOR, plus 4.05%. At December 31, 2006, the interest rate was 9.42%. These debentures are callable by the Company at par beginning in October 2008.

The Company received $9.7 million in net proceeds, after the deduction of approximately $300,000 of commissions paid to the placement agents in the transaction. These issuance costs have been capitalized and are included in other assets on the balance sheet, which are being amortized over seven years as a component of interest expense.

The Company contributed $6.3 million of the proceeds from the issuance of these debentures to its Insurance Company Subsidiaries and the remaining balance has been used for general corporate purposes.

The junior subordinated debentures are unsecured obligations of the Company and are junior to the right of payment to all senior indebtedness of the Company. The Company has guaranteed that the payments made to both Trusts will be distributed by the Trusts to the holders of the TPS.

The Company estimates that the fair value of the above mentioned junior subordinated debentures and senior debentures issued approximate the gross proceeds of cash received at the time of issuance.

The seven year amortization period in regard to the issuance costs represents management’s best estimate of the estimated useful life of the bonds related to both the senior debentures and junior subordinated debentures described above.

7.	DERIVATIVE INSTRUMENTS

In October 2005, the Company entered into two interest rate swap transactions to mitigate its interest rate risk on $5.0 million and $20.0 million of the Company’s senior debentures and trust preferred securities, respectively. The Company accrues for these transactions in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” as subsequently amended. These interest rate swap transactions have been designated as cash flow hedges and are deemed highly effective hedges under SFAS No. 133. In accordance with

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SFAS No. 133, these interest rate swap transactions are recorded at fair value on the balance sheet and the effective portion of the changes in fair value are accounted for within other comprehensive income. The interest differential to be paid or received is being accrued and is being recognized as an adjustment to interest expense.

The first interest rate swap transaction, which relates to $5.0 million of the Company’s $12.0 million issuance of senior debentures, has an effective date of October 6, 2005 and ending date of May 24, 2009. The Company is required to make certain quarterly fixed rate payments calculated on a notional amount of $5.0 million, non-amortizing, based on a fixed annual interest rate of 8.925%. The counterparty is obligated to make quarterly floating rate payments to the Company, referencing the same notional amount, based on the three-month LIBOR, plus 4.20%.

The second interest rate swap transaction, which relates to $20.0 million of the Company’s $20.0 million issuance of trust preferred securities, has an effective date of October 6, 2005 and ending date of September 16, 2010. The Company is required to make quarterly fixed rate payments calculated on a notional amount of $20.0 million, non-amortizing, based on a fixed annual interest rate of 8.34%. The counterparty is obligated to make quarterly floating rate payments to the Company, referencing the same notional amount, based on the three-month LIBOR, plus 3.58%.

In relation to the above interest rate swaps, the net interest income received for the year ended December 31, 2006, was approximately $67,000. The net interest expense incurred for the year ended December 31, 2005, was approximately $4,000. The total fair value of the interest rate swaps as of December 31, 2006 and 2005 was approximately $200,000 and $14,000, respectively. Accumulated other comprehensive income at December 31, 2006 and 2005, included accumulated income on the cash flow hedge, net of taxes, of approximately $130,000 and $9,000, respectively.

In July 2005, the Company made a $2.5 million loan, at an effective interest rate equal to the three-month LIBOR, plus 5.2%, to an unaffiliated insurance agency. In December 2005, the Company loaned an additional $3.5 million to the unaffiliated insurance agency. The original $2.5 million demand note was replaced with a $6.0 million convertible note. The effective interest rate of the convertible note is equal to the three-month LIBOR, plus 5.2% and is due December 20, 2010. This agency has been a producer for the Company for over ten years. As security for the loan, the borrower granted the Company a security interest in its accounts, cash, general intangibles, and other intangible property. Also, the shareholder then pledged 100% of the common shares of three insurance agencies, the common shares owned by the shareholder in another agency, and has executed a personal guaranty. This note is convertible at the option of the Company based upon a pre-determined formula, beginning in 2007. The conversion feature of this note is considered an embedded derivative pursuant to SFAS No. 133, and therefore is accounted for separately from the note. At December 31, 2006, the estimated fair value of the derivative is not material to the financial statements.

8.	REGULATORY MATTERS AND RATING ISSUES

A significant portion of the Company’s consolidated assets represent assets of its Insurance Company Subsidiaries. The State of Michigan Office of Financial and Insurance Services (“OFIS”) restricts the amount of funds that may be transferred to the Company in the form of dividends, loans or advances. These restrictions in general, are as follows: the maximum discretionary dividend that may be declared, based on data from the preceding calendar year, is the greater of each insurance company’s net income (excluding realized capital gains) or ten percent of the insurance company’s surplus (excluding unrealized gains). These dividends are further limited by a clause in the Michigan law that prohibits an insurer from declaring dividends except out of surplus earnings of the company. Earned surplus balances are calculated on a quarterly basis. Since Star is the parent insurance company, its maximum dividend calculation represents the combined Insurance Company Subsidiaries’ surplus. At December 31, 2006, Star’s earned surplus position was positive $13.2 million. At December 31, 2005, Star had negative earned surplus of $7.2 million. Based upon the 2006 statutory financial statements, Star may pay a dividend of up to $13.2 million without the prior approval of OFIS. No statutory dividends were paid in 2006 or 2005.

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Summarized 2006 and 2005 statutory basis information for the primary insurance subsidiaries, which differs from generally accepted accounting principles, is as follows (in thousands):

	2006				2005
	Star	Savers	Williamsburg	Ameritrust	Star	Savers	Williamsburg	Ameritrust

Statutory capital and surplus	$165,107	$35,914	$18,979	$16,463	$141,136	$31,883	$16,447	$14,398
RBC authorized control level	31,569	5,710	2,960	2,532	37,265	7,673	4,043	3,345
Statutory net income (loss)	9,517	4,135	1,969	2,311	13,446	283	(518)	539

Insurance operations are subject to various leverage tests (e.g. premium to statutory surplus ratios), which are evaluated by regulators and rating agencies. The Company’s targets for gross and net written premium to statutory surplus are 2.8 to 1.0 and 2.25 to 1.0, respectively. As of December 31, 2006, on a statutory combined basis, the gross and net premium leverage ratios were 2.0 to 1.0 and 1.6 to 1.0, respectively.

The National Association of Insurance Commissioners (“NAIC”) has adopted a risk-based capital (“RBC”) formula to be applied to all property and casualty insurance companies. The formula measures required capital and surplus based on an insurance company’s products and investment portfolio and is used as a tool to evaluate the capital of regulated companies. The RBC formula is used by state insurance regulators to monitor trends in statutory capital and surplus for the purpose of initiating regulatory action. In general, an insurance company must submit a calculation of its RBC formula to the insurance department of its state of domicile as of the end of the previous calendar year. These laws require increasing degrees of regulatory oversight and intervention as an insurance company’s RBC declines. The level of regulatory oversight ranges from requiring the insurance company to inform and obtain approval from the domiciliary insurance commissioner of a comprehensive financial plan for increasing its RBC to mandatory regulatory intervention requiring an insurance company to be placed under regulatory control in a rehabilitation or liquidation proceeding.

The RBC Model Act provides for four different levels of regulatory attention depending on the ratio of the company’s total adjusted capital, defined as the total of its statutory capital, surplus and asset valuation reserve, to its risk-based capital.

At December 31, 2006, all of the Insurance Company Subsidiaries were in compliance with RBC requirements. Star reported statutory surplus of $165.1 million and $141.1 million at December 31, 2006 and 2005, respectively. The calculated RBC was $31.6 million in 2006 and $37.3 million in 2005. The threshold requiring the minimum regulatory involvement was $63.1 million in 2006 and $74.5 million in 2005.

9.	DEFERRED POLICY ACQUISITION COSTS

The following table reflects the amounts of policy acquisition costs deferred and amortized (in thousands):

	For the Years Ended December 31,
	2006	2005	2004

Balance, beginning of period	$26,371	$25,167	$19,564
Acquisition costs deferred	39,201	35,367	30,883
Amortized to expense during the period	(37,670)	(34,163)	(25,280)

Balance, end of period	$27,902	$26,371	$25,167

The Company reduces deferred policy acquisition costs for premium deficiencies. There were no premium deficiencies at December 31, 2006, 2005, and 2004.

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	INCOME TAXES

The provision for income taxes consists of the following (in thousands):

	For the Years Ended December 31,
	2006	2005	2004

Current tax expense	$8,858	$6,410	$4,775
Deferred tax expense	741	1,347	1,577

Total provision for income tax expense	$9,599	$7,757	$6,352

A reconciliation of the Company’s tax provision on income from operations to the U.S. federal income tax rate of 35% in 2006 and 2005, and 34% in 2004 is as follows (in thousands):

	For the Years Ended December 31,
	2006	2005	2004

Tax provision at statutory rate	$11,027	$8,982	$6,927
Tax effect of:
Tax exempt interest	(2,021)	(1,291)	(777)
State income taxes, net of federal benefit	352	458	38
Impact of increase in statutory rate relating to deferred tax assets at December 31, 2005	—	(386)	—
Other, net	241	(6)	164

Federal income tax expense	$9,599	$7,757	$6,352

Effective tax expense rate	30.5%	30.2%	31.2%

The current statutory tax rate of 35% is based upon $31.0 million and $25.0 million of taxable income for 2006 and 2005, respectively. The 2004 statutory tax rate of 34% is based upon $6.8 million of taxable income after the utilization of $13.1 million of net operating loss carryforwards. At $18.3 million of taxable income, the statutory tax rate increased to 35%. At December 31, 2006 and 2005, the current taxes receivable (payable) were $1.6 million and ($268,000), respectively.

Deferred federal income taxes, under SFAS No. 109, “Accounting for Income Taxes,” reflect the estimated future tax effect of temporary differences between the bases of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The components of deferred tax assets and liabilities as of December 31, 2006 and 2005 are as follows (in thousands):

	2006		2005
	Deferred	Deferred	Deferred	Deferred
	Tax	Tax	Tax	Tax
	Assets	Liabilities	Assets	Liabilities

Unpaid losses and loss adjustment expenses	$14,557	$—	$14,125	$—
Unearned premium reserves	8,701	—	8,248	—
Unrealized loss/gains on investments	451	—	608	—
Deferred policy acquisition expense	—	9,765	—	9,230
Allowance for doubtful accounts	1,032	—	1,330	—
Policyholder dividends	348	—	208	—
Alternate minimum tax credit	—	—	637	—
Goodwill	—	1,900	—	1,529
Deferred revenue	152	—	125	—
Long term incentive plan	1,078	—	865	—
Amortization of intangible assets	352	—	227	—
Deferred gain on sale-leaseback transaction	231	—	262	—
Other	495	—	754	—

Total deferred taxes	27,397	11,665	27,389	10,759

Net deferred tax assets	$15,732		$16,630

Realization of the deferred tax asset is dependent on generating sufficient taxable income to absorb the applicable reversing temporary differences. Refer to Note 1 — Summary of Significant Accounting Policies.

11.  STOCK OPTIONS, LONG TERM INCENTIVE PLAN, AND DEFERRED COMPENSATION PLAN

The Company has two plans under which it has issued stock options, its 1995 and 2002 Amended and Restated Stock Option Plans (the “Plans”). Currently the Plans’ options have either five or ten-year terms and are exercisable and vest in equal increments over the option term. The Company has not issued any new stock options to employees since 2003.

The following is a summary of the Company’s stock option activity and related information for the years ended December 31:

	2006		2005		2004
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price

Outstanding — beginning of year	1,605,901	$5.42	2,121,317	$5.53	2,381,609	$5.80
Exercised	(791,038)	$3.32	(97,825)	$2.90	(39,500)	$2.74
Expired and/or forfeited	(423,185)	$7.54	(417,591)	$6.57	(220,792)	$8.97

Outstanding — end of year	391,678	$7.38	1,605,901	$5.42	2,121,317	$5.53

Exercisable at end of year	324,704	$7.62	1,288,296	$5.65	1,451,015	$5.92

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes information about stock options outstanding at December 31, 2006:

	Options Outstanding			Options Exercisable
		Weighted-	Weighted-		Weighted-
		Average	Average		Average
		Remaining	Exercise		Exercise
Range of Exercise Prices	Options	Life (Years)	Price	Options	Price

$2.173 to $3.066	267,219	0.9	$2.56	219,107	$2.64
$3.507	10,000	0.4	$3.51	10,000	$3.51
$6.48	1,500	3.0	$6.48	0	$6.48
$10.91 to $30.45	112,959	1.3	$19.14	95,597	$19.46

	391,678	1.0	$7.38	324,704	$7.62

In 2004, the Company approved the adoption of a Long Term Incentive Plan (the “LTIP”). The LTIP provides participants with the opportunity to earn cash and stock awards based upon the achievement of specified financial goals over a three-year performance period with the first performance period commencing January 1, 2004. At the end of the three-year performance period, and if the performance target is achieved, the Compensation Committee of the Board of Directors shall determine the amount of LTIP awards that are payable to participants in the LTIP. One-half of any LTIP award will be payable in cash and one-half of the award will be payable in the form of a stock award. If the Company achieves the three-year performance target, payment of the cash portion of the award would be made in three annual installments, with the first payment being paid as of the end of the performance period and the remaining two payments to be paid in the subsequent two years. Any unpaid portion of a cash award is subject to forfeiture if the participant voluntarily leaves the Company or is discharged for cause. The portion of the award to be paid in the form of stock will be issued as of the end of the performance period. The number of shares of Company’s common stock subject to the stock award shall equal the dollar amount of one-half of the LTIP award divided by the fair market value of Company’s common stock on the first date of the performance period. The stock awards shall be made subject to the terms and conditions of the LTIP and Plans. The Company accrues awards based upon the criteria set-forth and approved by the Compensation Committee of the Board of Directors, set forth in the LTIP. At December 31, 2006, the Company had $1.4 million and $2.5 million accrued for the cash and stock award, respectively, for a total accrual of $3.9 million under the LTIP. At December 31, 2005, the Company had $894,000 and $1.6 million accrued for the cash and stock award, respectively, for a total accrual of $2.5 million under the LTIP. Accordingly, the Company included 476,252 and 392,988 in diluted earnings per share for the years ended December 31, 2006 and 2005, respectively.

In 2006, the Company adopted an Executive Nonqualified Excess Plan (the “Excess Plan”). The Excess Plan is intended to be a nonqualified deferred compensation plan that will comply with the provisions of Section 409A of the Internal Revenue Code. The Company adopted the Excess Plan to provide a means by which certain key management employees may elect to defer receipt of current compensation from the Company in order to provide retirement and other benefits, as provided for in the Excess Plan. The Excess Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for eligible employees. At December 31, 2006, the Company had $211,000 accrued for deferred compensation.

12.	SHAREHOLDERS’ EQUITY

At December 31, 2006, shareholders’ equity was $201.7 million, or a book value of $6.93 per common share, compared to $177.4 million, or a book value of $6.19 per common share at December 31, 2005.

In October 2005, the Company’s Board of Directors authorized management to purchase up to 1,000,000 shares of its common stock in market transactions for a period not to exceed twenty-four months. For the year ended December 31, 2006, the Company did not repurchase any common stock. For the year ended December 31, 2005, the Company purchased and retired 772,900 shares of common stock for a total cost of approximately $4.2 million. Of these shares, 63,000 shares for a total cost of approximately $372,000 related to the

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

current share repurchase plan. As of December 31, 2006, the cumulative amount the Company repurchased and retired under the current share repurchase plan was 63,000 shares of common stock for a total cost of approximately $372,000. As of December 31, 2006, the Company has available up to 937,000 shares remaining to be purchased.

The Company’s Board of Directors did not declare a dividend in 2006 or 2005. When evaluating the declaration of a dividend, the Board of Directors considers a variety of factors, including but not limited to, the Company’s cash flow, liquidity needs, results of operations and its overall financial condition. As a holding company, the ability to pay cash dividends is partially dependent on dividends and other permitted payments from its subsidiaries. The Company did not receive any dividends from its regulated insurance subsidiaries in 2006 and 2005. Refer to Note 8 — Regulatory Matters and Rating Issues for additional information regarding dividend restrictions.

13.	GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The Company evaluates existing goodwill for impairment on an annual basis as of October 1st, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The Company carries goodwill on two reporting units within the agency operations segment in the amount of $6.5 million and three reporting units within the specialty risk management operations segment in the amount of $25.0 million.

In 2006, the Company recorded additional goodwill of $700,000, related to the 2005 acquisition of a Florida-based agency. During 2006, 2005, and 2004, the Company did not record any impairment losses in relation to its existing goodwill.

The following sets forth the carrying amount of goodwill by business segment (in thousands):

		Specialty Risk
	Agency	Management
	Operations	Operations	Total

Balance at December 31, 2006	$6,469	$25,033	$31,502
Balance at December 31, 2005	$5,769	$25,033	$30,802

Other Intangible Assets

At December 31, 2006 and 2005, the Company had other intangible assets, net of related accumulated amortization, of $1.8 million and $2.4 million, respectively, recorded on the consolidated balance sheet as part of “Other Assets.”

During the fourth quarter 2005, the Company acquired a Florida based agency and its related book of business. The total purchase price of this acquisition was $3.5 million, consisting of $1.7 million recognized as an other intangible asset. The remaining $1.8 million relates to goodwill, as indicated above. There was an immaterial amount of tangible assets related to this acquisition. The Company is amortizing $1.2 million of the other intangible asset related to the purchase over a five year period. The remaining $500,000 of the other intangible asset has an indefinite life and is evaluated annually in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.”

At December 31, 2006 and 2005, the gross carrying amount of other intangible assets was $3.3 million and the accumulated amortization was $1.5 million and $942,000, respectively. Amortization expense related to other intangible assets for 2006, 2005, and 2004, was $590,000, $373,000, and $376,000, respectively.

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Amortization expense for the five succeeding years is as follows (in thousands):

2007	$563
2008	265
2009	257
2010	213
2011	1

Total amortization expense	$1,299

14.	COMMITMENTS AND CONTINGENCIES

The Company has certain operating lease agreements for its offices and equipment. A majority of the Company’s lease agreements contain renewal options and rent escalation clauses. At December 31, 2006, future minimum rental payments required under non-cancelable long-term operating leases are as follows (in thousands):

2007	$2,749
2008	2,512
2009	2,245
2010	1,868
2011	1,606
Thereafter	3,089

Total minimum lease commitments	$14,069

Rent expense for the years ended December 31, 2006, 2005, and 2004, amounted to $2.4 million, $2.2 million, and $3.3 million, respectively.

Most states require admitted property and casualty insurers to become members of insolvency funds or associations, which generally protect policyholders against the insolvency of such insurers. Members of the fund or association must contribute to the payment of certain claims made against insolvent insurers. Maximum contributions required by law in any one year vary between 1% and 2% of annual premium written by a member in that state. Assessments from insolvency funds were $288,000, $664,000, and $784,000, respectively, for 2006, 2005, and 2004. Most of these payments are recoverable through future policy surcharges and premium tax reductions.

The Company’s Insurance Company Subsidiaries are also required to participate in various mandatory insurance facilities or in funding mandatory pools, which are generally designed to provide insurance coverage for consumers who are unable to obtain insurance in the voluntary insurance market. Among the pools participated in are those established in certain states to provide windstorm and other similar types of property coverage. These pools typically require all companies writing applicable lines of insurance in the state for which the pool has been established to fund deficiencies experienced by the pool based upon each company’s relative premium writings in that state, with any excess funding typically distributed to the participating companies on the same basis. To the extent that reinsurance treaties do not cover these assessments, they may have an adverse effect on the Company. Total assessments paid to all such facilities were $2.9 million, $3.0 million, and $2.3 million, respectively, for 2006, 2005, and 2004.

The Company, and its subsidiaries, are subject at times to various claims, lawsuits and proceedings relating principally to alleged errors or omissions in the placement of insurance, claims administration, consulting services and other business transactions arising in the ordinary course of business. Where appropriate, the Company vigorously defends such claims, lawsuits and proceedings. Some of these claims, lawsuits and proceedings seek damages, including consequential, exemplary or punitive damages, in amounts that could, if awarded, be significant. Most of the claims, lawsuits and proceedings arising in the ordinary course of business are covered by errors

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and omissions insurance or other appropriate insurance. In terms of deductibles associated with such insurance, the Company has established provisions against these items, which are believed to be adequate in light of current information and legal advice. In accordance with SFAS No. 5, “Accounting for Contingencies,” if it is probable that an asset has been impaired or a liability has been incurred as of the date of the financial statements and the amount of loss is estimable; an accrual for the costs to resolve these claims is recorded by the Company in its consolidated balance sheets. Period expenses related to the defense of such claims are included in other operating expenses in the accompanying consolidated statements of income. Management, with the assistance of outside counsel, adjusts such provisions according to new developments or changes in the strategy in dealing with such matters. On the basis of current information, the Company does not expect the outcome of the claims, lawsuits and proceedings to which the Company is subject to, either individually, or in the aggregate, will have a material adverse effect on the Company’s financial condition. However, it is possible that future results of operations or cash flows for any particular quarter or annual period could be materially affected by an unfavorable resolution of any such matters.

15.	SALE-LEASEBACK TRANSACTION

In 2004, the Company entered into an agreement with an unaffiliated third party to sell its property in Cerritos, California, owned by Savers and subsequently leaseback the property to Meadowbrook, Inc. There were no future commitments, obligations, provisions, or circumstances included in either the sale contract or the lease contract that would result in the Company’s continuing involvement; therefore, the assets associated with the property were removed from the Company’s consolidated balance sheets.

The sale proceeds were $2.9 million and the net book value of the property was $1.9 million. Direct costs associated with the transaction were $158,000. In conjunction with the sale, a deferred gain of $880,000 was recorded and is being amortized over the ten-year term of the operating lease. At December 31, 2006 and 2005, the Company had a deferred gain of $660,000 and $748,000, respectively, on the consolidated balance sheet in “Other Liabilities.” Total amortization of the gain for 2006, 2005, and 2004 was $88,000, $88,000, and $44,000, respectively, for a total accumulated amortization of $220,000 as of December 31, 2006.

16.	RELATED PARTY TRANSACTIONS

At December 31, 2006 and 2005, respectively, the Company held an $871,000 and $859,000 note receivable, including $210,000 of accrued interest at December 31, 2006, from an executive officer of the Company. Accrued interest at December 31, 2005 was $198,000. This note arose from a transaction in late 1998 in which the Company loaned the officer funds to exercise 64,718 common stock options to cover the exercise price and the taxes incurred as a result of the exercise. The note bears interest equal to the Company’s borrowing rate and is due on demand any time after January 1, 2002. The loan is partially collateralized by 64,718 shares of the Company’s common stock under a stock pledge agreement. For the years ended December 31, 2006 and 2005, $31,500 and $42,000, respectively, have been paid against the loan. As of December 31, 2006, the cumulative amount that has been paid against this loan was $119,000.

On June 1, 2001, the Company and the officer entered into an employment agreement, which provides the note is a non-recourse loan and the Company’s sole legal remedy in the event of a default is the right to reclaim the shares pledged under the stock pledge agreement. Also, if there is a change in control of the Company and the officer is terminated or if the officer is terminated without cause, the note is cancelled and deemed paid in full. In these events, the officer may also retain the pledged shares of the Company, or, at the officer’s discretion, sell these shares back to the Company at the then current market price or their book value, whichever is greater.

If the officer is terminated by the Company for cause, the note is cancelled and considered paid in full. In this case, however, the officer forfeits the pledged shares of the Company, or, at the Company’s discretion, must sell these shares back to the Company for a nominal amount.

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

If the officer terminates his employment during the term of the agreement, the Company could demand full repayment of the note. If the note was not paid by the officer on the demand of the Company, the Company’s only recourse is to reclaim the shares of the Company that were pledged under the stock pledge agreement.

17.	EMPLOYEE BENEFIT PLANS

Company employees over the age of 20 1/2 who have completed six months of service are eligible for participation in The Meadowbrook, Inc. 401(k) Profit Sharing Plan (the “401(k) Plan”). The 401(k) Plan provides for matching contributions and/or profit sharing contributions at the discretion of the Board of Directors of Meadowbrook, Inc. In 2006, 2005, and 2004, the matching contributions were $852,000, $806,000, and $600,000, respectively. There were no profit sharing contributions in 2006, 2005, and 2004.

18.	FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires companies to disclose the fair value information about their financial instruments. This standard excludes certain insurance related financial assets and liabilities and all nonfinancial instruments from its disclosure requirements.

Due to the short-term nature of cash and cash equivalents, premiums and agent balances receivable, and accrued interest, their estimated fair value approximates their carrying value. Since debt and equity securities are recorded in the financial statements at their estimated fair market value as securities available for sale under SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities,” their carrying value is their estimated fair value. The senior debentures, junior subordinated debentures, and the Company’s line of credit bear variable rate interest, so their estimated fair value approximates their carrying value. In addition, the Company’s derivative instruments, as disclosed in Note 7  Derivative Instruments, are recorded in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” and therefore are recorded at fair value.

19.	QUARTERLY FINANCIAL DATA (Unaudited)

The following is a summary of unaudited quarterly results of operations for 2006 and 2005 (in thousands, except per share and ratio data):

	1st	2nd	3rd	4th
	Quarter	Quarter	Quarter	Quarter

2006:
Gross premiums written	$89,010	$74,261	$85,827	$81,774
Net premiums written	69,381	59,205	68,905	65,177
Net premiums earned	63,124	64,514	63,688	63,594
Net commissions and fees	11,289	10,698	9,612	9,573
Net investment income and realized gains/losses	5,232	5,405	5,612	5,895
Net losses and LAE incurred	37,043	37,146	36,129	35,975
Policy acquisition and other underwriting expenses	11,424	13,180	13,059	12,816
Other administrative expenses	7,959	7,275	6,908	7,272
Salaries and employee benefits	13,368	13,846	14,183	13,172
Interest expense	1,388	1,499	1,558	1,531
Net income	5,625	5,375	5,093	5,941
Diluted earnings per share	$0.19	$0.18	$0.17	$0.20
GAAP combined ratio(1)	96.2%	97.2%	97.2%	96.6%

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	1st	2nd	3rd	4th
	Quarter	Quarter	Quarter	Quarter

2005:
Gross premiums written	$90,992	$75,959	$86,075	$79,183
Net premiums written	68,990	61,288	67,420	60,436
Net premiums earned	60,787	63,364	63,205	62,603
Net commissions and fees	10,099	8,034	9,200	8,583
Net investment income and realized gains/losses	3,977	4,581	4,632	4,952
Net losses and LAE incurred	37,134	37,728	38,469	38,211
Policy acquisition and other underwriting expenses	10,822	10,971	11,947	10,699
Other administrative expenses	7,785	6,046	6,037	7,315
Salaries and employee benefits	12,605	13,648	12,913	12,165
Interest expense	773	806	948	1,329
Net income	3,743	4,580	4,662	4,925
Diluted earnings per share	$0.13	$0.16	$0.16	$0.17
GAAP combined ratio(1)	99.3%	97.1%	99.8%	98.7%

(1)	Management uses the GAAP combined ratio and its components to assess and benchmark underwriting performance. The GAAP combined ratio is the sum of the GAAP loss and loss adjustment expense ratio and the GAAP expense ratio. The GAAP loss and loss adjustment expense ratio is the unconsolidated net incurred loss and loss adjustment expense in relation to net earned premium. The GAAP expense ratio is the unconsolidated policy acquisition and other underwriting expenses in relation to net earned premium.

MEADOWBROOK INSURANCE GROUP, INC.

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2007	2006
	(Unaudited)
	(In thousands, except share data)

ASSETS

Debt securities available for sale, at fair value (amortized cost of $512,376 and $486,213)	$511,501	$484,724
Cash and cash equivalents	41,515	42,876
Accrued investment income	6,046	5,884
Premiums and agent balances receivable, net	95,119	85,578
Reinsurance recoverable on:
Paid losses	4,485	4,257
Unpaid losses	201,879	198,422
Prepaid reinsurance premiums	21,611	20,425
Deferred policy acquisition costs	29,613	27,902
Deferred federal income taxes	15,116	15,732
Goodwill	31,502	31,502
Other assets	50,965	51,698

Total assets	$1,009,352	$969,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Losses and loss adjustment expenses	$514,833	$501,077
Unearned premiums	152,528	144,575
Debt	10,400	7,000
Debentures	55,930	55,930
Accounts payable and accrued expenses	35,299	25,384
Reinsurance funds held and balances payable	19,062	15,124
Payable to insurance companies	2,726	5,442
Other liabilities	11,195	12,775

Total liabilities	801,973	767,307

Common stock, $0.01 stated value; authorized 50,000,000 shares; 29,539,236 and 29,107,818 shares issued and outstanding	295	291
Additional paid-in capital	125,265	126,828
Retained earnings	83,205	76,282
Note receivable from officer	(871)	(871)
Accumulated other comprehensive loss	(515)	(837)

Total shareholders’ equity	207,379	201,693

Total liabilities and shareholders’ equity	$1,009,352	$969,000

The accompanying notes are an integral part of the Consolidated Financial Statements.

MEADOWBROOK INSURANCE GROUP, INC.

CONSOLIDATED STATEMENTS OF INCOME
For the Three Months Ended March 31,

	2007	2006
	(Unaudited)
	(In thousands, except share data)

Revenues
Premiums earned
Gross	$81,551	$81,692
Ceded	(16,347)	(18,568)

Net earned premiums	65,204	63,124
Net commissions and fees	11,551	11,289
Net investment income	6,156	5,239
Net realized losses	(6)	(7)

Total revenues	82,905	79,645

Expenses
Losses and loss adjustment expenses	50,002	49,884
Reinsurance recoveries	(13,356)	(12,841)

Net losses and loss adjustment expenses	36,646	37,043
Salaries and employee benefits	13,532	13,368
Policy acquisition and other underwriting expenses	13,643	11,424
Other administrative expenses	7,537	7,959
Interest expense	1,488	1,388

Total expenses	72,846	71,182

Income before taxes and equity earnings	10,059	8,463

Federal and state income tax expense	3,149	2,847
Equity earnings of affiliates	13	9

Net income	$6,923	$5,625

Earnings Per Share
Basic	$0.23	$0.20
Diluted	$0.23	$0.19
Weighted average number of common shares
Basic	29,344,293	28,757,603
Diluted	29,465,807	29,452,693

The accompanying notes are an integral part of the Consolidated Financial Statements.

MEADOWBROOK INSURANCE GROUP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
For the Three Months Ended March 31,

	2007	2006
	(Unaudited)
	(In thousands)

Net income	$6,923	$5,625
Other comprehensive income, net of tax:
Unrealized gains (losses) on securities	380	(3,029)
Net deferred derivative (loss) gain — hedging activity	(76)	252
Less: reclassification adjustment for losses included in net income	18	19

Other comprehensive income (loss), net of tax	322	(2,758)

Comprehensive income	$7,245	$2,867

The accompanying notes are an integral part of the Consolidated Financial Statements.

MEADOWBROOK INSURANCE GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31,

	2007	2006
	(Unaudited)
	(In thousands)

Cash Flows From Operating Activities
Net income	$6,923	$5,625

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization of other intangible assets	144	165
Amortization of deferred debenture issuance costs	59	59
Depreciation of furniture, equipment, and building	738	543
Net accretion of discount and premiums on bonds	690	626
Losses on sale of investments, net	28	30
Gain on sale of fixed assets	(22)	(22)
Stock-based employee compensation	2	98
Excess tax benefits from stock options exercised	(131)	(268)
Long term incentive plan expense	65	197
Deferred income tax benefit	443	(514)
Changes in operating assets and liabilities:
Decrease (increase) in:
Premiums and agent balances receivable	(9,541)	(17,845)
Reinsurance recoverable on paid and unpaid losses	(3,685)	6,210
Prepaid reinsurance premiums	(1,186)	(1,061)
Deferred policy acquisition costs	(1,711)	(878)
Other assets	753	60
Increase (decrease) in:
Losses and loss adjustment expenses	13,756	12,225
Unearned premiums	7,953	7,319
Payable to insurance companies	(2,715)	(2,675)
Reinsurance funds held and balances payable	3,938	(1,463)
Other liabilities	651	4,641

Total adjustments	10,229	7,447

Net cash provided by operating activities	17,152	13,072

Cash Flows From Investing Activities
Purchase of debt securities available for sale	(70,135)	(52,763)
Proceeds from sales and maturities of debt securities available for sale	50,740	16,304
Capital expenditures	(927)	(1,643)
Purchase of books of business	(75)	(82)
Other investing activities	(241)	92

Net cash used in investing activities	(20,638)	(38,092)

Cash Flows From Financing Activities
Proceeds from lines of credit	5,900	3,936
Payment of lines of credit	(2,500)	(2,624)
Book overdraft	423	(301)
Stock options exercised	85	150
Cash payment for payroll taxes associated with long-term incentive plan net stock issuance	(1,841)	—
Excess tax benefits from stock options exercised	131	268
Other financing activities	(73)	(69)

Net cash provided by financing activities	2,125	1,360

Net decrease in cash and cash equivalents	(1,361)	(23,660)
Cash and cash equivalents, beginning of period	42,876	58,038

Cash and cash equivalents, end of period	$41,515	$34,378

The accompanying notes are an integral part of the Consolidated Financial Statements.

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 — Summary of Significant Accounting Policies

Basis of Presentation and Management Representation

The consolidated financial statements include accounts, after elimination of intercompany accounts and transactions, of Meadowbrook Insurance Group, Inc. (the “Company”), its wholly owned subsidiary Star Insurance Company (“Star”), and Star’s wholly owned subsidiaries, Savers Property and Casualty Insurance Company, Williamsburg National Insurance Company, and Ameritrust Insurance Corporation (which are collectively referred to as the “Insurance Company Subsidiaries”), and Preferred Insurance Company, Ltd. The consolidated financial statements also include Meadowbrook, Inc., Crest Financial Corporation, and their subsidiaries.

Pursuant to Financial Accounting Standards Board Interpretation Number (“FIN”) 46(R), the Company does not consolidate its subsidiaries, Meadowbrook Capital Trust I and II (the “Trusts”), as they are not variable interest entities and the Company is not the primary beneficiary of the Trusts. The consolidated financial statements, however, include the equity earnings of the Trusts. In addition and in accordance with FIN 46(R), the Company does not consolidate its subsidiary American Indemnity Insurance Company, Ltd. (“American Indemnity”). While the Company and its subsidiary Star are the common shareholders, they are not the primary beneficiaries of American Indemnity. The consolidated financial statements, however, include the equity earnings of American Indemnity.

In the opinion of management, the consolidated financial statements reflect all normal recurring adjustments necessary to present a fair statement of the results for the interim period. Preparation of financial statements under generally accepted accounting principles requires management to make estimates. Actual results could differ from those estimates. The results of operations for the three months ended March 31, 2007 are not necessarily indicative of the results expected for the full year.

These financial statements and the notes thereto should be read in conjunction with the Company’s audited financial statements and accompanying notes included in its annual report on Form 10-K, as filed with the United States Securities and Exchange Commission, for the year ended December 31, 2006.

Revenue Recognition

Premiums written, which include direct, assumed, and ceded are recognized as earned on a pro rata basis over the life of the policy term. Unearned premiums represent the portion of premiums written that are applicable to the unexpired terms of policies in force. Provisions for unearned premiums on reinsurance assumed from others are made on the basis of ceding reports when received and actuarial estimates.

For the three months ending March 31, 2007, total assumed written premiums were $23.4 million, of which $21.7 million relates to assumed business the Company manages directly, and therefore, no estimation is involved. The remaining $1.7 million of assumed written premiums includes $1.1 million related to residual markets.

Assumed premium estimates are specifically related to the mandatory assumed pool business from the National Council on Compensation Insurance (“NCCI”), or residual market business. The pool cedes workers’ compensation business to participating companies based upon the individual company’s market share by state. The activity is reported from the NCCI to participating companies on a two quarter lag. To accommodate this lag, the Company estimates premium and loss activity based on historical and market based results. Historically, the Company has not experienced any material difficulties or disputes in collecting balances from NCCI; and therefore, no provision for doubtful accounts is recorded related to the assumed premium estimate.

In addition, certain premiums are subject to retrospective premium adjustments. Premium is recognized over the term of the insurance contract.

Fee income, which includes risk management consulting, loss control, and claims services, is recognized during the period the services are provided. Depending on the terms of the contract, claims processing fees are

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

recognized as revenue over the estimated life of the claims, or the estimated life of the contract. For those contracts that provide services beyond the expiration or termination of the contract, fees are deferred in an amount equal to management’s estimate of the Company’s obligation to continue to provide services.

Commission income, which includes reinsurance placement, is recorded on the later of the effective date or the billing date of the policies on which they were earned. Commission income is reported net of any sub-producer commission expense. Any commission adjustments that occur subsequent to the earnings process are recognized upon notification from the insurance companies. Profit sharing commissions from insurance companies are recognized when determinable, which is when such commissions are received.

The Company reviews, on an ongoing basis, the collectibility of its receivables and establishes an allowance for estimated uncollectible accounts.

Realized gains or losses on sale of investments are determined on the basis of specific costs of the investments. Dividend income is recognized when declared and interest income is recognized when earned. Discount or premium on debt securities purchased at other than par value is amortized using the effective yield method. Investments with other than temporary declines in fair value are written down to their estimated net fair value and the related realized losses are recognized in income.

Earnings Per Share

Basic earnings per share are based on the weighted average number of common shares outstanding during the period, while diluted earnings per share includes the weighted average number of common shares and potential dilution from shares issuable pursuant to stock options using the treasury stock method.

Outstanding options of 99,937 and 135,301 for the periods ended March 31, 2007 and 2006, respectively, have been excluded from the diluted earnings per share, as they were anti-dilutive. Shares issuable pursuant to stock options included in diluted earnings per share were 112,249 and 271,750 for the three months ended March 31, 2007 and 2006, respectively. Shares related to the Company’s Long Term Incentive Plan (“LTIP”) included in diluted earnings per share were 9,266 and 423,340 for the three months ended March 31, 2007 and 2006, respectively.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements,” which becomes effective for fiscal years beginning after November 15, 2007. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The Company will evaluate the impact of SFAS No. 157, but believes the adoption of SFAS No. 157 will not have a material impact on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115.” SFAS No. 159 will permit entities the option to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis as of specified election dates. This election is irrevocable. The objective of SFAS No. 159 is to improve financial reporting and reduce the volatility in reported earnings caused by measuring related assets and liabilities differently. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company will evaluate the potential impact SFAS No. 159 will have on its consolidated financial statements.

NOTE 2 — Stock Options, Long Term Incentive Plan, and Deferred Compensation Plan

Stock Options

Effective January 1, 2006, the Company adopted SFAS No. 123(R), “Share-Based Payment,” using the modified prospective application transition method. The Company previously adopted the requirements of

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

recording stock options consistent with SFAS 123 and accounting for the change in accounting principle using the prospective method in accordance with SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of FASB Statement No. 123.” Under the prospective method, stock-based compensation expense was recognized for awards granted after the beginning of the fiscal year in which the change is made, or January 1, 2003. Upon implementation of SFAS No. 148 in 2003, the Company recognized stock-based compensation expense for awards granted after January 1, 2003.

Prior to the adoption of SFAS No. 148, the Company applied the intrinsic value-based provisions set forth in APB Opinion No. 25. Under the intrinsic value method, compensation expense is determined on the measurement date, which is the first date when both the number of shares the employee is entitled to receive, and the exercise price are known. Compensation expense, if any, resulting from stock options granted by the Company was determined based upon the difference between the exercise price and the fair market value of the underlying common stock at the date of grant. The Company’s Stock Option Plan requires the exercise price of the grants to be at the current fair market value of the underlying common stock.

Upon adoption of SFAS No. 123(R), the Company was required to recognize as an expense in the financial statements all share-based payments to employees based on their fair values. SFAS No. 123(R) requires forfeitures to be estimated in calculating the expense relating to the share-based payments, as opposed to recognizing any forfeitures and the corresponding reduction in expense as they occur. In addition, SFAS No. 123(R) requires any tax savings resulting from tax deductions in excess of compensation expense be reflected in the financial statements as a cash inflow from financing activities, rather than as an operating cash flow as in prior periods. The pro forma disclosures previously permitted under SFAS 123, are no longer an alternative to financial statement recognition. As indicated, the Company adopted the requirements of SFAS 123(R) using the modified prospective application transition method. The prospective method requires compensation expense to be recorded for all unvested stock options and restricted stock, based upon the previously disclosed SFAS 123 methodology and amounts.

The Company, through its 1995 and 2002 Amended and Restated Stock Option Plans (the “Plans”), may grant options to key executives and other members of management of the Company and its subsidiaries in amounts not to exceed 2,000,000 shares of the Company’s common stock allocated for each plan. The Plans are administered by the Compensation Committee (the “Committee”) of the Board of Directors. Option shares may be exercised subject to the terms of the Plans and the terms prescribed by the Committee at the time of grant. Currently, the Plans’ options have either five or ten-year terms and are exercisable and vest in equal increments over the option term. The Company has not issued any new stock options to employees since 2003.

The following is a summary of the Company’s stock option activity and related information for the three months ended March 31, 2007:

		Weighted-
		Average
		Exercise
	Options	Price

Outstanding as of December 31, 2006	391,678	$7.38
Exercised	(49,071)	$2.94
Forfeited	(13,922)	$21.44

Outstanding as of March 31, 2007	328,685	$7.44

Exercisable as of March 31, 2007	302,815	$7.26

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes information about stock options outstanding at March 31, 2007:

	Options Outstanding			Options Exercisable
		Weighted-	Weighted-		Weighted-
		Average	Average		Average
Range of		Remaining	Exercise		Exercise
Exercise Prices	Options	Life (Years)	Price	Options	Price

$2.173 to $3.507	227,248	0.6	$2.52	227,248	$2.52
$6.48	1,500	2.7	$6.48	1,000	$3.24
$10.91 to $24.6875	99,937	1.2	$18.66	74,567	$23.49

	328,685	0.8	$7.44	302,815	$7.26

Compensation expense of $2,000 and $98,000 has been recorded in the three months ended March 31, 2007 and 2006 under SFAS 123(R), respectively. As of March 31, 2007, the Company has fully expensed all of its current outstanding stock options.

Long Term Incentive Plan

In 2004, the Company adopted a Long Term Incentive Plan (the “LTIP”). The LTIP provides participants with the opportunity to earn cash and stock awards based upon the achievement of specified financial goals over a three-year performance period with the first performance period commencing January 1, 2004. At the end of a three-year performance period, and if the performance targets for that period are achieved, the Compensation Committee of the Board of Directors shall determine the amount of LTIP awards that are payable to participants in the LTIP for the current performance period. One-half of any LTIP award will be payable in cash and one-half of the award will be payable in the form of a stock award. If the Company achieves the performance targets for the three-year performance period, payment of the cash portion of the award would be made in three annual installments, with the first payment being paid as of the end of the that performance period and the remaining two payments to be paid in the subsequent two years. Any unpaid portion of a cash award is subject to forfeiture if the participant voluntarily leaves the Company or is discharged for cause. The portion of the award to be paid in the form of stock will be issued as of the end of that performance period. The number of shares of Company’s common stock subject to the stock award shall equal the dollar amount of one-half of the LTIP award divided by the fair market value of Company’s common stock on the first date of the beginning of the performance period. The stock awards shall be made subject to the terms and conditions of the LTIP and Plans. The Company accrues awards based upon the criteria set-forth and approved by the Compensation Committee of the Board of Directors, as included in the LTIP.

In 2006, the Company achieved its specified financial goals for the 2004-2006 plan years. On February 8, 2007, the Company’s Board of Directors and the Compensation Committee of the Board of Directors approved the distribution of the LTIP award for the 2004-2006 plan years, which included both a cash and stock award. The total cash distribution was $2.5 million, of which $823,000 was paid out in 2007 with the remainder to be paid out in 2008 and 2009. The stock portion of the LTIP award was valued at $2.5 million, which resulted in the issuance of 579,496 shares of the Company’s common stock. Of the 579,496 shares issued, 191,570 shares were retired for payment of the participant’s associated withholding taxes related to the compensation recognized by the participant. The stock portion of the award was fully expensed as of December 31, 2006. The cash portion of the award is being expensed over a five-year period. In addition, the Company’s Board of Directors and the Compensation Committee of the Board of Directors approved the new performance targets for the 2007-2009 plan years. The Company commenced accruing for the LTIP payout for the 2007-2009 plan years as of March 31, 2007.

At March 31, 2007, the Company had $847,000 and $65,000 accrued for the cash and stock award, respectively, for a total accrual of $912,000 under the LTIP. Of the $912,000 accrued for the LTIP, $782,000 relates to the cash portion accrued for the 2004-2006 plan years under the LTIP. As previously indicated, the stock portion for the 2004-2006 plan years was fully expensed as of December 31, 2006. At December 31, 2006, the Company had $1.4 million and $2.5 million accrued for the cash and stock award, respectively, for a total accrual of

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$2.5 million under the LTIP. Accordingly, the Company included 9,266 and 423,340 in diluted earnings per share for the three months ended March 31, 2007 and 2006, respectively.

Deferred Compensation Plan

In 2006, the Company adopted an Executive Nonqualified Excess Plan (the “Excess Plan”). The Excess Plan is intended to be a nonqualified deferred compensation plan that will comply with the provisions of Section 409A of the Internal Revenue Code. The Company adopted the Excess Plan to provide a means by which certain key management employees may elect to defer receipt of current compensation from the Company in order to provide retirement and other benefits, as provided for in the Excess Plan. In accordance with the Excess Plan, the assets of the Excess Plan are held in a rabbi trust. The Excess Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for eligible employees. At March 31, 2007, the Company had $440,000 accrued for deferred compensation.

NOTE 3 — Reinsurance

The Insurance Company Subsidiaries cede insurance to reinsurers under pro-rata and excess-of-loss contracts. These reinsurance arrangements diversify the Company’s business and minimize its exposure to large losses or from hazards of an unusual nature. The ceding of insurance does not discharge the original insurer from its primary liability to its policyholder. In the event that all or any of the reinsuring companies are unable to meet their obligations, the Insurance Company Subsidiaries would be liable for such defaulted amounts. Therefore, the Company is subject to credit risk with respect to the obligations of its reinsurers. In order to minimize its exposure to significant losses from reinsurer insolvencies, the Company evaluates the financial condition of its reinsurers and monitors the economic characteristics of the reinsurers on an ongoing basis. The Company also assumes insurance from other domestic insurers and reinsurers. Based upon management’s evaluation, they have concluded the reinsurance agreements entered into by the Company transfer both significant timing and underwriting risk to the reinsurer and, accordingly, are accounted for as reinsurance under the provisions of SFAS No. 113 “Accounting and Reporting for Reinsurance for Short-Duration and Long-Duration Contracts.”

Intercompany pooling agreements are commonly entered into between affiliated insurance companies, so as to allow the companies to utilize the capital and surplus of all of the companies, rather than each individual company. Under pooling arrangements, companies share in the insurance business that is underwritten and allocate the combined premium, losses and related expenses between the companies within the pooling arrangement. The Insurance Company Subsidiaries utilize an Inter-Company Reinsurance Agreement (the “Pooling Agreement”). This Pooling Agreement includes Star, Ameritrust Insurance Corporation (“Ameritrust”), Savers Property and Casualty Insurance Company (“Savers”) and Williamsburg National Insurance Company (“Williamsburg”). Pursuant to the Pooling Agreement, Savers, Ameritrust and Williamsburg have agreed to cede to Star and Star has agreed to reinsure 100% of the liabilities and expenses of Savers, Ameritrust and Williamsburg, relating to all insurance and reinsurance policies issued by them. In return, Star agrees to cede and Savers, Ameritrust and Williamsburg have agreed to reinsure Star for their respective percentages of the liabilities and expenses of Star. Annually, the Company examines the Pooling Agreement for any changes to the ceded percentage for the liabilities and expenses. Any changes to the Pooling Agreement must be submitted to the applicable regulatory authorities for approval.

At March 31, 2007 and December 31, 2006, the Company had reinsurance recoverables for paid and unpaid losses of $206.4 million and $202.7 million, respectively. The Company manages its credit risk on reinsurance recoverables by reviewing the financial stability, A.M. Best rating, capitalization, and credit worthiness of prospective and existing risk-sharing partners. The Company customarily collateralizes reinsurance balances due from non-admitted reinsurers through funds withheld trusts or stand-by letters of credit issued by highly rated banks. The largest unsecured reinsurance recoverable is due from an admitted reinsurer with an “A” A.M. Best rating and accounts for 43.8% of the total recoverable for paid and unpaid losses.

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company has historically maintained an allowance for the potential exposure to uncollectibility of certain reinsurance balances. At the end of each quarter, an analysis of these exposures is conducted to determine the potential exposure to uncollectibility. The following table sets forth the Company’s exposure to uncollectible reinsurance and related allowances for the three months ending March 31, 2007 and the year ended December 31, 2006 (in thousands):

	March 31,	December 31,
	2007	2006

Gross exposure	$14,335	$14,815
Collateral or other security	(3,347)	(3,623)
Allowance	(9,674)	(9,731)

Net exposure	$1,314	$1,461

While management believes the above allowances to be adequate, no assurance can be given, however, regarding the future ability of any of the Company’s risk-sharing partners to meet their obligations.

The Company maintains an excess-of-loss reinsurance treaty designed to protect against large or unusual loss and loss adjustment expense activity. The Company determines the appropriate amount of reinsurance primarily based on the Company’s evaluation of the risks accepted, but also considers analysis prepared by consultants and reinsurers and on market conditions including the availability and pricing of reinsurance. To date, there have been no material disputes with the Company’s excess-of-loss reinsurers. No assurance can be given, however, regarding the future ability of any of the Company’s excess-of-loss reinsurers to meet their obligations.

Under the workers’ compensation reinsurance treaty, reinsurers are responsible for 100% of each loss in excess of $350,000, up to $5.0 million for each claimant, on losses occurring prior to April 1, 2005. The Company increased its retention from $350,000 to $750,000, for losses occurring on or after April 1, 2005 and to $1.0 million for losses occurring on or after April 1, 2006. In addition, there is coverage for loss events involving more than one claimant up to $50.0 million per occurrence in excess of retentions of $1.0 million. In a loss event involving more than one claimant, the per claimant coverage is $10.0 million in excess of retentions of $1.0 million.

Under the core liability reinsurance treaty, the reinsurers are responsible for 100% of each loss in excess of $350,000, up to $2.0 million per occurrence on policies effective prior to June 1, 2005. The Company increased its retention from $350,000 to $500,000, for losses occurring on policies effective on or after June 1, 2005. The Company also purchased an additional $3.0 million of reinsurance clash coverage in excess of the $2.0 million to cover amounts that may be in excess of the $2.0 million policy limit, such as expenses associated with the settlement of claims or awards in excess of policy limits. Reinsurance clash coverage reinsures a loss when two or more policies are involved in a common occurrence. Effective June 1, 2006, the Company purchased a $5.0 million excess cover to support its umbrella business. This business had previously been reinsured through various semi-automatic agreements and will now be protected by one common treaty. The Company has no retention when the umbrella limit is in excess of the primary limit, but does warrant it will maintain a minimum liability of $1.0 million if the primary limit does not respond or is exhausted.

The Company has a separate treaty to cover liability specifically related to commercial trucking, where reinsurers are responsible for 100% of each loss in excess of $350,000, up to $1.0 million for losses occurring prior to December 1, 2005. The Company increased its retention from $350,000 to $500,000 for losses occurring on or after December 1, 2005. In addition, the Company purchased an additional $1.0 million of reinsurance clash coverage. The Company established a separate treaty to cover liability related to chemical distributors and repackagers, where reinsurers are responsible for 100% of each loss in excess of $500,000, up to $1.0 million, applied separately to general liability and auto liability. This treaty was terminated on a run-off basis on August 1, 2006. The exposures are covered under the core casualty treaty for policies effective August 1, 2006 and after. Additionally, the Company has a separate treaty structure to cover liability related to agricultural business. The

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

reinsurer is responsible for 100% of each loss in excess of $500,000, up to $1.0 million for casualty losses and up to $5.0 million, for property losses occurring on or after May 1, 2006. This treaty also provides an additional $1.0 million of reinsurance clash coverage for the casualty lines.

Under the property reinsurance treaty, reinsurers are responsible for 100% of the amount of each loss in excess of $500,000, up to $5.0 million per location. In addition, there is coverage for loss events involving multiple locations up to $20.0 million after the Company has incurred $750,000 in loss.

On February 1, 2006, the Company renewed its existing reinsurance agreement that provides reinsurance coverage for policies written in the Company’s public entity excess liability program. The agreement provides reinsurance coverage of $4.0 million in excess of $1.0 million for each occurrence in excess of the policyholder’s self-insured retention.

In addition, the Company purchased $10.0 million in excess of $5.0 million for each occurrence, which is above the underlying $5.0 million of coverage for the Company’s public entity excess liability program. Under this agreement, reinsurers are responsible for 100% of each loss in excess of $5.0 million for all lines, except workers’ compensation, which is covered by the Company’s core catastrophic workers’ compensation treaty structure up to $50.0 million per occurrence.

Additionally, certain small programs have separate reinsurance treaties in place, which limit the Company’s exposure to $350,000 or less.

Facultative reinsurance is purchased for property values in excess of $5.0 million, casualty limits in excess of $2.0 million, or for coverage not covered by a treaty.

NOTE 4 — Debt

Lines of Credit

In November 2004, the Company entered into a revolving line of credit for up to $25.0 million, which expires in November 2007. The Company uses the revolving line of credit to meet short-term working capital needs. Under the revolving line of credit, the Company and certain of its non-regulated subsidiaries pledged security interests in certain property and assets of the Company and named subsidiaries.

At March 31, 2007 and December 31, 2006, the Company had an outstanding balance of $10.4 million and $7.0 million on the revolving line of credit, respectively.

The revolving line of credit provides for interest at a variable rate based, at the Company’s option, upon either a prime based rate or LIBOR-based rate. In addition, the revolving line of credit also provides for an unused facility fee. On prime based borrowings, the applicable margin ranges from 75 to 25 basis points below prime. On LIBOR-based borrowings, the applicable margin ranges from 125 to 175 basis points above LIBOR. The margin for all loans is dependent on the sum of non-regulated earnings before interest, taxes, depreciation, amortization, and non-cash impairment charges related to intangible assets for the preceding four quarters, plus dividends paid or payable to the Company from subsidiaries during such period (“Adjusted EBITDA”). At March 31, 2007, the weighted average interest rate for LIBOR-based borrowings outstanding was 6.6%.

Debt covenants consist of: (1) maintenance of the ratio of Adjusted EBITDA to interest expense of 2.0 to 1.0, (2) minimum net worth of $130.0 million and increasing annually commencing June 30, 2005, by fifty percent of the prior year’s positive net income, (3) minimum A.M. Best rating of “B”, and (4) minimum Risk Based Capital Ratio for Star of 1.75 to 1.00. As of March 31, 2007, the Company was in compliance with these covenants.

Senior Debentures

In April 2004, the Company issued senior debentures in the amount of $13.0 million. The senior debentures mature in thirty years and provide for interest at the three-month LIBOR, plus 4.0%, which is non-deferrable. At

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

March 31, 2007, the interest rate was 9.36%. The senior debentures are callable by the Company at par after five years from the date of issuance. Associated with this transaction, the Company incurred $390,000 of commissions paid to the placement agents. These issuance costs have been capitalized and are included in other assets on the balance sheet, which are being amortized over seven years as a component of interest expense.

In May 2004, the Company issued senior debentures in the amount of $12.0 million. The senior debentures mature in thirty years and provide for interest at the three-month LIBOR, plus 4.2%, which is non-deferrable. At March 31, 2007, the interest rate was 9.56%. The senior debentures are callable by the Company at par after five years from the date of issuance. Associated with this transaction, the Company incurred $360,000 of commissions paid to the placement agents. These issuance costs have been capitalized and are included in other assets on the balance sheet, which are being amortized over seven years as a component of interest expense.

The Company contributed $9.9 million of the proceeds to its Insurance Company Subsidiaries and the remaining proceeds were used for general corporate purposes.

Junior Subordinated Debentures

In September 2005, Meadowbrook Capital Trust II (the “Trust II”), an unconsolidated subsidiary trust of the Company, issued $20.0 million of mandatorily redeemable trust preferred securities (“TPS”) to a trust formed by an institutional investor. Contemporaneously, the Company issued $20.6 million in junior subordinated debentures, which includes the Company’s investment in the trust of $620,000. These debentures have financial terms similar to those of the TPS, which includes the deferral of interest payments at any time, or from time-to-time, for a period not exceeding five years, provided there is no event of default. These debentures mature in thirty years and provide for interest at the three-month LIBOR, plus 3.58%. At March 31, 2007, the interest rate was 8.93%. These debentures are callable by the Company at par beginning in October 2010.

The Company received $19.4 million in net proceeds, after the deduction of approximately $600,000 of commissions paid to the placement agents in the transaction. These issuance costs have been capitalized and are included in other assets on the balance sheet, which will be amortized over seven years as a component of interest expense.

The Company contributed $10.0 million of the proceeds from the issuance of these debentures to its Insurance Company Subsidiaries and the remaining proceeds were used for general corporate purposes.

In September 2003, Meadowbrook Capital Trust (the “Trust”), an unconsolidated subsidiary trust of the Company, issued $10.0 million of mandatorily redeemable TPS to a trust formed by an institutional investor. Contemporaneously, the Company issued $10.3 million in junior subordinated debentures, which includes the Company’s investment in the trust of $310,000. These debentures have financial terms similar to those of the TPS, which includes the deferral of interest payments at any time, or from time-to-time, for a period not exceeding five years, provided there is no event of default. These debentures mature in thirty years and provide for interest at the three-month LIBOR, plus 4.05%. At March 31, 2007, the interest rate was 9.41%. These debentures are callable by the Company at par beginning in October 2008.

The Company received $9.7 million in net proceeds, after the deduction of approximately $300,000 of commissions paid to the placement agents in the transaction. These issuance costs have been capitalized and are included in other assets on the balance sheet, which are being amortized over seven years as a component of interest expense.

The Company contributed $6.3 million of the proceeds from the issuance of these debentures to its Insurance Company Subsidiaries and the remaining proceeds were used for general corporate purposes.

The junior subordinated debentures are unsecured obligations of the Company and are junior to the right of payment to all senior indebtedness of the Company. The Company has guaranteed that the payments made to both Trusts will be distributed by the Trusts to the holders of the TPS.

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company estimates that the fair value of the above mentioned junior subordinated debentures and senior debentures issued approximate the gross proceeds of cash received at the time of issuance.

The seven year amortization period in regard to the issuance costs represents management’s best estimate of the estimated useful life of the bonds related to both the senior debentures and junior subordinated debentures described above.

NOTE 5 — Derivative Instruments

In October 2005, the Company entered into two interest rate swap transactions to mitigate its interest rate risk on $5.0 million and $20.0 million of the Company’s senior debentures and trust preferred securities, respectively. The Company accrues for these transactions in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” as subsequently amended. These interest rate swap transactions have been designated as cash flow hedges and are deemed highly effective hedges under SFAS No. 133. In accordance with SFAS No. 133, these interest rate swap transactions are recorded at fair value on the balance sheet and the effective portion of the changes in fair value are accounted for within other comprehensive income. The interest differential to be paid or received is being accrued and is recognized as an adjustment to interest expense.

The first interest rate swap transaction, which relates to $5.0 million of the Company’s $12.0 million issuance of senior debentures, has an effective date of October 6, 2005 and ending date of May 24, 2009. The Company is required to make certain quarterly fixed rate payments calculated on a notional amount of $5.0 million, non-amortizing, based on a fixed annual interest rate of 8.925%. The counterparty is obligated to make quarterly floating rate payments to the Company, referencing the same notional amount, based on the three-month LIBOR, plus 4.20%.

The second interest rate swap transaction, which relates to $20.0 million of the Company’s $20.0 million issuance of trust preferred securities, has an effective date of October 6, 2005 and ending date of September 16, 2010. The Company is required to make quarterly fixed rate payments calculated on a notional amount of $20.0 million, non-amortizing, based on a fixed annual interest rate of 8.34%. The counterparty is obligated to make quarterly floating rate payments to the Company, referencing the same notional amount, based on the three-month LIBOR, plus 3.58%.

In relation to the above interest rate swaps, the net interest income received for the three months ended March 31, 2007, was approximately $38,000. The net interest expense incurred for the three months ended March 31, 2006, was approximately $18,000. The total fair value of the interest rate swaps as of March 31, 2007 and December 31, 2006, was approximately $83,000 and $200,000, respectively. Accumulated other comprehensive income at March 31, 2007 and December 31, 2006, included the accumulated income on the cash flow hedge, net of taxes, of $54,000 and $130,000, respectively.

In July 2005, the Company made a $2.5 million loan, at an effective interest rate equal to the three-month LIBOR, plus 5.2%, to an unaffiliated insurance agency. In December 2005, the Company loaned an additional $3.5 million to the same agency. The original $2.5 million demand note was replaced with a $6.0 million convertible note. The effective interest rate of the convertible note is equal to the three-month LIBOR, plus 5.2% and is due December 20, 2010. This agency has been a producer for the Company for over ten years. As security for the loan, the borrower granted the Company a security interest in its accounts, cash, general intangibles, and other intangible property. Also, the shareholder then pledged 100% of the common shares of three insurance agencies, the common shares owned by the shareholder in another agency, and has executed a personal guaranty. This note is convertible at the option of the Company based upon a pre-determined formula, beginning in 2007. The conversion feature of this note is considered an embedded derivative pursuant to SFAS No. 133, and therefore is accounted for separately from the note. At March 31, 2007, the estimated fair value of the derivative was not material to the financial statements.

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 6 — Shareholders’ Equity

At March 31, 2007, shareholders’ equity was $207.4 million, or a book value of $7.02 per common share, compared to $201.7 million, or a book value of $6.93 per common share, at December 31, 2006.

In October 2005, the Company’s Board of Directors authorized management to purchase up to 1,000,000 shares of its common stock in market transactions for a period not to exceed twenty-four months. For the three months ended March 31, 2007 and for the year ended December 31, 2006, the Company did not repurchase any common stock. As of March 31, 2007, the cumulative amount the Company repurchased and retired under the current share repurchase plan was 63,000 shares of common stock for a total cost of approximately $372,000. As of March 31, 2007, the Company has available up to 937,000 shares remaining to be purchased.

On February 8, 2007, the Company’s Board of Directors and the Compensation Committee of the Board of Directors approved the distribution of the Company’s LTIP award for the 2004-2006 plan years, which included both a cash and stock award. The stock portion of the LTIP award was valued at $2.5 million, which resulted in the issuance of 579,496 shares of the Company’s common stock. Of the 579,496 shares issued, 191,570 shares were retired for payment of the participant’s associated withholding taxes related to the compensation recognized by the participant. Refer to Note 2  Stock Options, Long Term Incentive Plan, and Deferred Compensation Plan for further detail. The retirement of the shares for the associated withholding taxes reduced the Company’s paid in capital by $1.8 million.

NOTE 7 — Regulatory Matters and Rating Agencies

A significant portion of the Company’s consolidated assets represent assets of its Insurance Company Subsidiaries. The State of Michigan Office of Financial and Insurance Services (“OFIS”) restricts the amount of funds that may be transferred to the Company in the form of dividends, loans or advances. These restrictions in general, are as follows: the maximum discretionary dividend that may be declared, based on data from the preceding calendar year, is the greater of each insurance company’s net income (excluding realized capital gains) or ten percent of the insurance company’s surplus (excluding unrealized gains). These dividends are further limited by a clause in the Michigan law that prohibits an insurer from declaring dividends except out of surplus earnings of the company. Earned surplus balances are calculated on a quarterly basis. Since Star is the parent insurance company, its maximum dividend calculation represents the combined Insurance Company Subsidiaries’ surplus. At March 31, 2007, Star’s earned surplus position was positive $22.7 million. At December 31, 2006, Star had positive earned surplus of $13.2 million. Based upon the March 31, 2007, statutory financial statements, Star may pay a dividend of up to $22.7 million without the prior approval of OFIS. No statutory dividends were paid during 2006 or during the three months ended March 31, 2007.

Insurance operations are subject to various leverage tests (e.g. premium to statutory surplus ratios), which are evaluated by regulators and rating agencies. The Company’s targets for gross and net written premium to statutory surplus are 2.8 to 1.0 and 2.25 to 1.0, respectively. As of March 31, 2007, on a statutory combined basis, the gross and net premium leverage ratios were 2.0 to 1.0 and 1.6 to 1.0, respectively.

The National Association of Insurance Commissioners (“NAIC”) has adopted a risk-based capital (“RBC”) formula to be applied to all property and casualty insurance companies. The formula measures required capital and surplus based on an insurance company’s products and investment portfolio and is used as a tool to evaluate the capital of regulated companies. The RBC formula is used by state insurance regulators to monitor trends in statutory capital and surplus for the purpose of initiating regulatory action. In general, an insurance company must submit a calculation of its RBC formula to the insurance department of its state of domicile as of the end of the previous calendar year. These laws require increasing degrees of regulatory oversight and intervention as an insurance company’s RBC declines. The level of regulatory oversight ranges from requiring the insurance company to inform and obtain approval from the domiciliary insurance commissioner of a comprehensive financial plan for increasing

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

its RBC to mandatory regulatory intervention requiring an insurance company to be placed under regulatory control in a rehabilitation or liquidation proceeding.

At December 31, 2006, all of the Insurance Company Subsidiaries were in compliance with RBC requirements. Star reported statutory surplus of $165.1 million at December 31, 2006, compared to the threshold requiring the minimum regulatory involvement of $63.1 million in 2006. At March 31, 2007, Star’s statutory surplus was $168.5 million.

NOTE 8 — Segment Information

The Company defines its operations as specialty risk management operations and agency operations based upon differences in products and services. The separate financial information of these segments is consistent with the way results are regularly evaluated by management in deciding how to allocate resources and in assessing performance. Intersegment revenue is eliminated upon consolidation. It would be impracticable for the Company to determine the allocation of assets between the two segments.

Specialty Risk Management Operations

The specialty risk management operations segment focuses on specialty or niche insurance business in which it provides various services and coverages tailored to meet specific requirements of defined client groups and their members. These services include risk management consulting, claims administration and handling, loss control and prevention, and reinsurance placement, along with various types of property and casualty insurance coverage, including workers’ compensation, commercial multiple peril, general liability, commercial auto liability, and inland marine. Insurance coverage is provided primarily to associations or similar groups of members and to specified classes of business of the Company’s agent-partners. The Company recognizes revenue related to the services and coverages the specialty risk management operations provides within seven categories: net earned premiums, management fees, claims fees, loss control fees, reinsurance placement, investment income, and net realized gains (losses).

Agency Operations

The Company earns commissions through the operation of its retail property and casualty insurance agencies located in Michigan, California, and Florida. The agency operations produce commercial, personal lines, life, and accident and health insurance, for more than fifty unaffiliated insurance carriers. The agency produces an immaterial amount of business for its affiliated Insurance Company Subsidiaries.

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table sets forth the segment results (in thousands):

	For the Three Months
	Ended March 31,
	2007	2006

Revenues
Net earned premiums	$65,204	$63,124
Management fees	4,875	4,531
Claims fees	2,204	2,100
Loss control fees	599	538
Reinsurance placement	333	418
Investment income	5,930	5,030
Net realized losses	(6)	(7)

Specialty risk management	79,139	75,734
Agency operations	3,885	4,261
Miscellaneous income(2)	226	209
Intersegment revenue	(345)	(559)

Consolidated revenue	$82,905	$79,645

Pre-tax income:
Specialty risk management	$11,253	$9,298
Agency operations(1)	1,294	1,651
Non-allocated expenses	(2,488)	(2,486)

Consolidated pre-tax income	$10,059	$8,463

(1)	The Company’s agency operations include an allocation of corporate overhead, which includes expenses associated with accounting, information services, legal, and other corporate services. The corporate overhead allocation excludes those expenses specific to the holding company. For the three months ended March 31, 2007 and 2006, the allocation of corporate overhead to the agency operations segment was $719,000 and $825,000, respectively.

(2)	The miscellaneous income included in the revenue relates to miscellaneous interest income within the holding company.

The following table sets forth the non-allocated expenses included in pre-tax income (in thousands):

	For the Three Months
	Ended March 31,
	2007	2006

Holding company expenses	$(856)	$(933)
Amortization	(144)	(165)
Interest expense	(1,488)	(1,388)

	$(2,488)	$(2,486)

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 9 — Income Taxes

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting and reporting for uncertain tax positions. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition, measurement, and presentation of uncertain tax positions taken or expected to be taken in an income tax return. The Company adopted the provisions of FIN 48 as of January 1, 2007.

As a result of the adoption of FIN 48, the Company identified, evaluated and measured the amount of income tax benefits to be recognized for all income tax positions. The net tax assets recognized under FIN 48 did not differ from the net tax assets recognized prior to adoption, and, therefore, the Company did not record an adjustment.

Interest costs and penalties related to income taxes are classified as interest expense and other administrative expenses, respectively. As of March 31, 2007 and December 31, 2006, the Company had no amounts of accrued interest or penalties related to uncertain tax positions.

The Company and its subsidiaries are subject to U.S. federal income tax as well as to income tax of multiple state jurisdictions. Tax returns for all years after 2002 are subject to future examination by tax authorities.

NOTE 10 — Commitments and Contingencies

The Company, and its subsidiaries, are subject at times to various claims, lawsuits and proceedings relating principally to alleged errors or omissions in the placement of insurance, claims administration, consulting services and other business transactions arising in the ordinary course of business. Where appropriate, the Company vigorously defends such claims, lawsuits and proceedings. Some of these claims, lawsuits and proceedings seek damages, including consequential, exemplary or punitive damages, in amounts that could, if awarded, be significant. Most of the claims, lawsuits and proceedings arising in the ordinary course of business are covered by errors and omissions insurance or other appropriate insurance. In terms of deductibles associated with such insurance, the Company has established provisions against these items, which are believed to be adequate in light of current information and legal advice. In accordance with SFAS No. 5, “Accounting for Contingencies,” if it is probable that an asset has been impaired or a liability has been incurred as of the date of the financial statements and the amount of loss is estimable; an accrual for the costs to resolve these claims is recorded by the Company in its consolidated balance sheets. Period expenses related to the defense of such claims are included in other operating expenses in the accompanying consolidated statements of income. Management, with the assistance of outside counsel, adjusts such provisions according to new developments or changes in the strategy in dealing with such matters. On the basis of current information, the Company does not expect the outcome of the claims, lawsuits and proceedings to which the Company is subject to, either individually, or in the aggregate, will have a material adverse effect on the Company’s financial condition. However, it is possible that future results of operations or cash flows for any particular quarter or annual period could be materially affected by an unfavorable resolution of any such matters.

NOTE 11 — Subsequent Events

On April 3, 2007, the Company announced an upgrade of its financial strength rating by A.M. Best Company to “A−” (Excellent), from “B++” (Very Good) for its Insurance Company Subsidiaries.

On April 10, 2007, the Company executed an amendment to its current revolving credit agreement with its bank. The amendments included an extension of the term to September 30, 2010, an increase to the available borrowings up to $35.0 million, and a reduction of the variable interest rate basis to a range between 75 to 175 basis points above LIBOR.

MEADOWBROOK INSURANCE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On April 16, 2007, the Company entered into an Asset Purchase Agreement (“Agreement”) to acquire U.S. Specialty Underwriters, Inc. (“USSU”) for a purchase price of $23.0 million. The Company simultaneously closed on the acquisition on the same date. The purchase price was comprised of $13.0 million in cash and $10.0 million in the Company’s common stock. The total shares issued for the $10.0 million portion of the purchase price was 907,935 shares. Under the terms of the Agreement, the Company acquired the excess workers’ compensation business and other related assets. USSU is based in Cleveland, Ohio, and is a specialty program manager that produces fee based income by underwriting excess workers’ compensation coverage for a select group of insurance companies.

PROSPECTUS

Common Stock
Preferred Stock
Warrants

2,657,935 Shares of Common Stock
Offered by Selling Shareholders

We will provide you with more specific terms of these securities in supplements to this prospectus.

We may offer and sell these securities, from time to time, to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis, at prices and on other terms to be determined at the time of offering.

In addition, our chairman Merton J. Segal, his spouse Beverly Segal, and a trust established for her benefit (collectively, “Mr. Segal”), and certain shareholders of a company whose business we recently acquired, U.S. Specialty Underwriters, Inc., may sell up to a total of 2,657,935 shares (1,750,000 and 907,935, respectively) of our common stock from time to time under this prospectus and any prospectus supplement. In the prospectus supplement relating to any sales by the selling shareholders, we will, among other things, set forth the number of shares of our common stock that such shareholders will be selling. We will not receive any of the proceeds from the sale of our common stock by the selling shareholders.

Our common stock is traded on the New York Stock Exchange under the symbol “MIG.”

Investing in our securities involves a high degree of risk. You should carefully consider the information under the heading “Risk Factors” beginning on page 3 of this prospectus before investing in our securities.

Before you invest, you should carefully read this prospectus, any applicable prospectus supplement and information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 12, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, from time to time, we may sell common stock, preferred stock or warrants to purchase equity securities in one or more offerings, and the selling shareholders may, from time to time, sell up to 2,657,935 shares of common stock in one or more offerings. We have provided to you in this prospectus a general description of the securities we may offer. Each time we or the selling shareholders sell securities under this shelf registration process, we will provide a prospectus supplement that will contain specific information about the terms of the offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

As permitted by the rules and regulations of the SEC, the registration statement that contains this prospectus includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s web site or at the SEC’s offices described below under the heading “Where You Can Find Additional Information.”

As used in this prospectus, “we,” “us,” “our” and “Meadowbrook Insurance Group, Inc.” mean Meadowbrook Insurance Group, Inc. and our subsidiaries, unless the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, or the “Exchange Act,” and are required to file annual, quarterly and other reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC in Washington, D.C. (100 F Street NE, Room 1580, Washington, D.C. 20549). Copies of such materials can be obtained from the SEC’s public reference section at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330 or on the SEC website located at http://www.sec.gov.

Information about us is also available at our website at http://www.meadowbrook.com. However, the information on our website is not a part of this prospectus.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we may disclose information to you by referring you to other documents we have filed with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. In addition, information that we file with the SEC after the date of this prospectus will automatically update and supersede the information in this prospectus.

We incorporate by reference in this prospectus all the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before all the shares of common stock offered by this prospectus have been sold or de-registered:

•	the annual report on Form 10-K for the fiscal year ended December 31, 2006;

•	the proxy statement in connection with the 2007 Annual Meeting of Shareholders;

•	the quarterly report on Form 10-Q for the period ended March 31, 2007;

•	the current reports on Form 8-K filed on April 4, 2007, April 12, 2007, April 18, 2007, May 7, 2007 and May 11, 2007;

•	the description of our common stock contained in a registration statement on Form 8-A dated September 14, 1995 filed under the Exchange Act and any amendments or reports filed with the SEC for the purpose of updating such description; and

•	the description of our preferred share purchase rights contained in a registration statement on Form 8-A dated October 12, 1999 filed under the Exchange Act and any amendments or reports filed with the SEC for the purpose of updating such description.

You may send a written request or call us to obtain without charge a copy of the documents incorporated by reference in this prospectus. We will not send exhibits to these documents unless we specifically incorporated the exhibits by reference in this prospectus. Make your request by calling or writing to:

Holly Moltane
Director of External Financial Reporting
Meadowbrook Insurance Group, Inc.
26255 American Drive
Southfield, Michigan 48034-5178
(248) 204-8590
hmoltane@meadowbrook.com

You should rely only on the information that we have provided or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. You should assume that the information in this prospectus, as well as information we previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since then.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus and the documents incorporated by reference in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking phrases such as “will,” “may,” “are expected to,” “is anticipated,” “estimate,” “target,” “forecast,” “plan,” “should,” “projected,” “intends to,” or other similar words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, such as:

•	changes in the business environment in which we operate, including inflation and interest rates;

•	availability, terms and collectibility of reinsurance;

•	changes in taxes, laws and governmental regulations;

•	competitive product and pricing activity;

•	managing growth profitably;

•	catastrophe losses including those from future terrorist activity;

•	the cyclical nature of the property and casualty industry;

•	product demand;

•	claims development and the process of estimating reserves;

•	the ability of our reinsurers to pay reinsurance recoverables owed to us;

•	investment results;

•	changes in the ratings assigned to us by ratings agencies;

•	uncertainty as to reinsurance coverage for terrorist acts; and

•	availability of dividends from our insurance company subsidiaries.

We have described these and other risks under “Risk Factors” in our most recent Annual Report on Form 10-K which is incorporated by reference in this prospectus and may describe other risks in a subsequently filed document that we incorporate by reference in this prospectus or in a prospectus supplement. We have included in this prospectus and in our other filings with the SEC additional risks that may affect our future performance. You should keep in mind these risk factors and other cautionary statements in this prospectus when considering forward-looking statements.

Except as required by law, we undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider any risk factors set forth in the applicable prospectus supplement and the documents incorporated by reference in this prospectus and the applicable prospectus supplement, as well as other information we include or incorporate by reference in this prospectus and in the applicable prospectus supplement. The risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds to us from any sale by us of our securities under this prospectus. Except as described in any prospectus supplement, we currently anticipate that the net proceeds from any sale by us of our securities under this prospectus will be used for general corporate purposes, including but not limited to working capital and capital expenditures. We may also use the net proceeds to fund acquisitions of businesses. Pending application of the net proceeds, we may initially invest the net proceeds or apply them to reduce short-term indebtedness. If we intend to use the net proceeds of any offering to repay outstanding debt, we will provide details about the debt we intend to repay in a prospectus supplement.

With respect to all shares sold by the selling shareholders, all net proceeds from the sale of the shares of our common stock being offered under this prospectus and any prospectus supplement will go to the selling shareholders. Accordingly, we will not receive any proceeds from sales of these shares.

OVERVIEW OF MEADOWBROOK

General

We are a holding company organized as a Michigan corporation in 1985. We were formerly known as Star Holding Company and in November 1995, upon our acquisition of Meadowbrook, Inc. (“Meadowbrook”), we changed our name. Meadowbrook was founded in 1955 as Meadowbrook Insurance Agency and was subsequently incorporated in Michigan in 1965.

We serve as a holding company for our wholly owned subsidiary Star Insurance Company (“Star”), and Star’s wholly owned subsidiaries, Savers Property and Casualty Insurance Company, Williamsburg National Insurance Company, and Ameritrust Insurance Corporation (which collectively are referred to as the “Insurance Company Subsidiaries”), as well as American Indemnity Insurance Company, Ltd. and Preferred Insurance Company, Ltd. We also serve as a holding company for Meadowbrook, Crest Financial Corporation, and their subsidiaries.

Our principal executive offices are located at 26255 American Drive, Southfield, Michigan 48034-5178 (telephone number: (248) 358-1100).

How We Earn Revenue

Our revenues are derived from two distinct business operations:

•	Specialty risk management operations which generate service fees, net earned premium and investment income; and

•	Agency operations which generate commission income.

Specialty Risk Management Operations

Our specialty risk management operations (also referred to as our program business segment) focus on specialty or niche insurance business in which we provide services and coverages that are tailored to meet the specific requirements of defined client groups and their members. These services include risk management consulting, claims administration and handling, loss control and prevention, and reinsurance placement, along with various types of property and casualty insurance coverage, including workers’ compensation, commercial multiple peril, general liability, commercial auto liability, and inland marine. We provide insurance management services to public entity associations and currently manage public entity pools and other insurance entities which provide insurance coverage for approximately 1,700 participants, including city, county, township and village governments in three states, as well as other diverse industry groups. Our specialty risk management operations generated gross written premiums of $330.9 million, $332.2 million, and $313.5 million in the years ended December 31, 2006, 2005, and 2004, respectively.

Agency Operations

Our company was formed in 1955 as a retail insurance agency. Today, our agency operations (our agency segment) have grown to be one of the largest agencies in Michigan and, with acquisitions, have expanded into California and Florida. Our agency operations produce principally commercial insurance, as well as personal, property, casualty, life and accident and health insurance, with more than 50 unaffiliated insurance carriers from which we earn commission income. Our Michigan-based retail insurance agency operations are consistently ranked as a leading business insurance agency in Michigan and the United States. Our agency operations generated total commissions of $12.3 million, $11.3 million, and $9.8 million in the years ended December 31, 2006, 2005, and 2004, respectively.

Our Operational Structure:

• Program and Product Design

• Underwriting

• Reinsurance Placement

• Policy Administration

• Loss Prevention and Control

•	Claims Administration and Handling

• Litigation Management

•	Information Technology and Processing

• Accounting Functions

•	General Management and Oversight of the Program

Our specialty risk management operations and agency operations are entirely supported by our full-service processing capabilities, which provide every function necessary to a risk management organization.

A.M. Best Rating

Ratings have become an increasingly important factor in establishing the competitive position of insurance companies. A.M. Best maintains a letter scale rating system ranging from “A++” (Superior) to “F” (In Liquidation). In April 2007, A.M. Best Company upgraded the financial strength rating from B++ (Very Good) to A- (Excellent) for our four insurance company subsidiaries: Star, Savers, Williamsburg and Ameritrust. A.M. Best Ratings are directed toward the concerns of policyholders and insurance agencies and are not intended for the protection of investors or as a recommendation to buy, hold or sell securities.

DESCRIPTION OF MEADOWBROOK INSURANCE GROUP, INC. CAPITAL STOCK

The following summary description of our capital stock is not intended to be complete and is qualified in its entirety by reference to the articles and bylaws of Meadowbrook which have been filed as exhibits to the registration statement of which this prospectus is a part.

Our authorized capital stock consists of 75,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of May 11, 2007, there were 30,513,546 shares of common stock issued and outstanding. We have not issued any shares of preferred stock.

Michigan law allows our board of directors to issue additional shares of stock up to the total amount of common stock and preferred stock authorized without obtaining the prior approval of the shareholders. Shareholder approval may be required for certain issuances of common stock or preferred stock pursuant to the rules of the New York Stock Exchange.

Preferred Stock

Our board of directors is authorized to issue preferred stock, in one or more series, from time to time, with the voting powers, full or limited, or without voting powers, and with the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be provided in the resolution or resolutions adopted by the board of directors. The authority of the board of directors includes, but is not limited to, the determination or fixing of the following with respect to shares of the class or any series:

•	the number of shares and designation of the series;

•	the dividend rate and whether dividends are to be cumulative;

•	whether shares are to be redeemable, and, if so, at what time and at what price;

•	the rights to which the holders of shares shall be entitled, and the preferences, if any, over any other series;

•	whether the shares shall be convertible into or exchangeable for shares of any other class or of any other series of any class of capital stock and the terms and conditions of the conversion or exchange;

•	the voting powers, full or limited, if any of the shares;

•	whether the issuance of any additional shares, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any the other series; and

•	any other preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions.

Common Stock

Dividend Rights

Subject to any prior rights of any holders of preferred stock then outstanding, the holders of the common stock are entitled to dividends when, as and if declared by our board of directors out of our funds legally available for the payment of dividends. Under Michigan law, dividends may be legally declared or paid only if after the distribution a company can pay its debts as they come due in the usual course of business and the company’s total assets equal or exceed the sum of its liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of any holders of preferred stock then outstanding whose preferential rights are superior to those receiving the distribution.

Funds for the payment of dividends are expected to be obtained primarily from dividends of our subsidiaries. We cannot assure you that we will have funds available for dividends, or that if funds are available, that dividends will be declared by our board of directors.

Voting Rights

Subject to the rights, if any, of holders of shares of preferred stock then outstanding, all voting rights are vested in the holders of shares of common stock. Each share of common stock entitles the holder thereof to one vote on all matters, including the election of directors. Our shareholders do not have cumulative voting rights.

Preemptive Rights

Holders of our common stock do not have preemptive rights.

Liquidation Rights

Subject to any rights of any preferred stock then outstanding, holders of common stock would be entitled to share on a pro rata basis in our net assets which remain after satisfaction of all liabilities.

Certain Charter and Bylaw Provisions

The following provisions of our articles of incorporation may delay, defer, prevent, or make it more difficult for a person to acquire us or to change control of our board of directors, thereby reducing our vulnerability to an unsolicited takeover attempt.

Classification of the Board of Directors

Our articles of incorporation provide for the board of directors to be divided into three classes with staggered terms; each class to be as nearly equal in number as possible. Each director is elected for a three year term. Approximately one-third of the board of directors positions are filled by a shareholder vote each year. Any vacancies in the board of directors, or newly created director positions, may be filled by vote of the directors then in office.

Removal of Directors

Michigan law provides that, unless the articles of incorporation otherwise provide, shareholders may remove a director or the entire board of directors with or without cause. Our articles of incorporation provide that a director may be removed with cause by the affirmative vote of the holders of a majority of the voting power of all the shares of the company entitled to vote in the election of directors or without cause by the affirmative vote of the holders of 80% of all the shares of the company entitled to vote in the election of directors.

Filling Vacancies on the Board of Directors

Our articles of incorporation provide that a new director chosen to fill a vacancy on the board of directors will serve for the remainder of the full term of the class in which the vacancy occurred.

Shareholder Action

Our shareholders may require that the board of directors call a special meeting upon the written request of the holders of a majority of all the shares entitled to vote at the meeting. Michigan law permits shareholders holding 10% or more of all of the shares entitled to vote at a meeting to request the Circuit Court of the County in which the company’s principal place of business or registered office is located to order a special meeting of shareholders for good cause shown.

Increased Shareholders Vote for Alteration, Amendment or Repeal of Article Provisions

Our articles of incorporation require the affirmative vote of the holders of at least 80% percent of the voting stock of the company entitled to vote generally in the election of directors for the alteration, amendment or repeal of, or the adoption of any provision inconsistent with the above-described provisions of our articles of incorporation concerning the election of directors.

Anti-Takeover Provisions

Michigan Fair Price Act.  Certain provisions of the Michigan Business Corporation Act establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters (the “Fair Price Act”). The Fair Price Act provides that a supermajority vote of 90 percent of the shareholders and no less than two-thirds of the votes of noninterested shareholders must approve a “business combination.” The Fair Price Act defines a “business combination” to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an “interested shareholder” or certain “affiliates.” An “interested shareholder” is generally any person who owns 10 percent or more of the outstanding voting shares of the company. An “affiliate” is a person who directly or indirectly controls, is controlled by, or is under common control with, a specified person.

The supermajority vote required by the Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions include, among others: (i) the purchase price to be paid for the shares of the company in the business combination must be at least equal to the highest of either (a) the market value of the shares or (b) the highest per share price paid by the interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and (ii) once becoming an interested shareholder, the person may not become the beneficial owner of any additional shares of the company except as part of the transaction which resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends.

The requirements of the Fair Price Act do not apply to business combinations with an interested shareholder that the board of directors has approved or exempted from the requirements of the Fair Price Act by resolution prior to the time that the interested shareholder first became an interested shareholder.

Control Share Act.  The Michigan Business Corporation Act regulates the acquisition of “control shares” of large public Michigan corporations (the “Control Share Act”). The Control Share Act establishes procedures governing “control share acquisitions.” A control share acquisition is defined as an acquisition of shares by an acquiror which, when combined with other shares held by that person or entity, would give the acquiror voting power, alone or as part of a group, at or above any of the following thresholds: 20 percent, 33 1/3 percent or 50 percent. Under the Control Share Act, an acquiror may not vote “control shares” unless the company’s disinterested shareholders (defined to exclude the acquiring person, officers of the target company, and directors of the target company who are also employees of the company) vote to confer voting rights on the control shares. The Control Share Act does not affect the voting rights of shares owned by an acquiring person prior to the control share acquisition.

The Control Share Act entitles corporations to redeem control shares from the acquiring person under certain circumstances. In other cases, the Control Share Act confers dissenters’ right upon all of the corporation’s shareholders except the acquiring person.

Indemnification of Directors and Officers

Our bylaws provide that we will indemnify our present and past directors, officers, and other persons as the board of directors may authorize, to the fullest extent permitted by law. The bylaws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer, or while serving as a director or officer, is or was serving at our request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and pay or reimburse the reasonable expenses incurred by him or her in connection with the action, suit or proceeding. We have purchased directors’ and officers’ liability insurance for our directors and officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Limitation of Director Liability

The Michigan Business Corporation Act permits corporations to limit the personal liability of their directors in certain circumstances. Our articles of incorporation provide that a director shall not be personally liable to us or our shareholders for monetary damages for breach of the director’s fiduciary duty. However, they do not eliminate or limit the liability of a director for any breach of a duty, act or omission for which the elimination or limitation of liability is not permitted by the Michigan Business Corporation Act, currently including, without limitation, the following: (1) breach of the director’s duty of loyalty to us or our shareholders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) illegal loans, distributions of dividends or assets, or stock purchases as described in Section 551(1) of the Michigan Business Corporation Act; and (4) transactions from which the director derived an improper personal benefit.

Shareholder Rights Plan

On September 15, 1999 we declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock. Each right entitles the registered holder to purchase from us one one-hundredth of a share of Series A Preferred Stock at a price of $80.00 per one one-hundredth of a share of preferred stock, subject to adjustment. The Rights are not exercisable until the earlier to occur of: (1) 10 business days after the announcement by a person or group (other than Mr. Segal) that they have acquired beneficial ownership of 15% or more of the outstanding shares of common stock; (2) 10 business days following the commencement of, or an announcement of an intention to make, a tender offer or exchange offer which would result in the ownership by a person or group (other than Mr. Segal) of 15% or more of our common stock; or (3) 10 business days following the date on which a majority of our directors informs us of the existence of a person or group described in (1) or (2). Unless extended, the Rights will expire on October 15, 2009.

Upon exercise, each Right entitles the holder to receive a number of common shares equal to the result obtained by (a) multiplying the $80.00 purchase price by (b) the number of one one-hundredths of a preferred share for which a Right is then exercisable; and dividing that product by (c) 50% of the then current market price of our common stock The effect of the triggering of the shareholder rights plan would be to significantly dilute the ownership percentage of any person as described in (1) through (3) above.

We may redeem the Rights at any time prior to the time that an event described in (1) through (3) above occurs at a price of $0.01 per Right.

Dividend Policy

While we have paid dividends in the past, we have not in the past five years paid dividends on our common stock. Our Board of Directors considers whether or a not a dividend will be declared based on a variety of factors, including but not limited to our cashflow, liquidity needs, results of operations and financial condition. As a holding company, we are dependent upon dividends and other permitted payments from our subsidiaries to pay any cash dividend. Our regulated subsidiaries’ ability to pay dividends to us is limited by government regulations.

Transfer Agent and Registrar

LaSalle Bank National Association Corporate Trust Shareholders Services, P.O. Box 3319, South Hackensack, New Jersey, 07606-1919 is the transfer agent and registrar for our common stock. Its telephone number is 1-800-246-5761.

Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange under the symbol “MIG.”

DESCRIPTION OF WARRANTS

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which consist of warrants to purchase common stock or preferred stock in one or more series. Warrants may be offered independently or together with common stock or preferred stock offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below. We will issue the warrants under a warrant agreement which we will enter into with a warrant agent to be selected by us. We will file forms of the warrant agreements for each type of warrant we may offer under this prospectus as exhibits to the registration statement of which this prospectus is a part. We use the term “warrant agreement” to refer to any of these warrant agreements. We use the term “warrant agent” to refer to the warrant agent under any of these warrant agreements. The warrant agent will act solely as an agent of ours in connection with the warrants and will not act as an agent for the holders or beneficial owners of the warrants.

The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read the applicable prospectus supplements related to the warrants that we sell under this prospectus, as well as the complete warrant agreements that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms relating to a series of warrants. The prospectus supplement will describe the following terms, to the extent applicable:

•	the offering price and the aggregate number of warrants offered;

•	the total number of shares that can be purchased if a holder of the warrants exercises them including, if applicable, any provisions for changes to or adjustments in the exercise price or in the securities or other property receivable upon exercise;

•	the designation and terms of any series of preferred stock with which the warrants are being offered;

•	the date on and after which the holder of the warrants can transfer them separately from the related common stock or series of preferred stock;

•	the terms of any rights to redeem or call, or accelerate the expiration of, the warrants;

•	the date on which the right to exercise the warrants begins and the date on which that right expires;

•	federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Warrants for the purchase of shares of common stock or preferred stock will be in registered form only. A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase shares of common stock or preferred stock are exercised, holders of the warrants will not have any rights of holders of the underlying common stock or preferred stock, including any rights to receive dividends or to exercise any voting rights, except to the extent set forth under “— Warrant Adjustments” below.

Exercise of Warrants

Each holder of a warrant is entitled to purchase such number of shares of common stock or preferred stock at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised warrants will become void. A holder of warrants may exercise them by following the general procedure outlined below:

•	delivering to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

•	properly completing and signing the reverse side of the warrant certificate representing the warrants; and

•	delivering the warrant certificate representing the warrants to the warrant agent.

If the holder complies with the procedures described above, such holder’s warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price, subject to the transfer books for the securities issuable upon exercise of the warrant not being closed on such date. After the holder has completed those procedures and subject to the foregoing, we will, as soon as practicable, issue and deliver to such holder the common stock or preferred stock that such holder purchased upon exercise. If a holder exercises fewer than all of the warrants represented by a warrant certificate, a new warrant certificate will be issued to such holder for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

Amendments and Supplements to the Warrant Agreements

We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants to cure ambiguities in the warrant agreement, to cure or correct a defective provision in the warrant agreement, or to provide for other matters under the warrant agreement that we and the warrant agent deem necessary or desirable, so long as, in each case, such amendments or supplements do not harm the interests of the holders of the warrants.

Warrant Adjustments

Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of securities covered by, a warrant will be adjusted proportionately if we subdivide or combine our common stock or preferred stock, as applicable. In addition, unless the prospectus supplement states otherwise, if we, without receiving payment therefor:

•	issue capital stock or other securities convertible into or exchangeable for common stock or preferred stock, or any rights to subscribe for, purchase or otherwise acquire any of the foregoing, as a dividend or distribution to holders of our common stock or preferred stock;

•	pay any cash to holders of our common stock or preferred stock other than a cash dividend paid out of our current or retained earnings or other than in accordance with the terms of the preferred stock;

•	issue any evidence of our indebtedness or rights to subscribe for or purchase our indebtedness to holders of our common stock or preferred stock; or

•	issue common stock or preferred stock or additional stock or other securities or property to holders of our common stock or preferred stock by way of spin-off, split-up, reclassification, combination of shares or similar corporate rearrangement, then the holders of warrants, as applicable, will be entitled to receive upon exercise of the warrants, in addition to the securities otherwise receivable upon exercise of the warrants and without paying any additional consideration, the amount of stock and other securities and property such holders would have been entitled to receive had they held the common stock or preferred stock, as applicable, issuable under the warrants on the dates on which holders of those securities received or became entitled to receive such additional stock and other securities and property.

Except as stated above, the exercise price and number of securities covered by a common stock warrant or preferred stock warrant, and the amounts of other securities or property to be received, if any, upon exercise of those warrants, will not be adjusted or provided for if we issue those securities or any securities convertible into or exchangeable for those securities, or securities carrying the right to purchase those securities or securities convertible into or exchangeable for those securities.

Holders of common stock warrants and preferred stock warrants may have additional rights under the following circumstances:

•	certain reclassifications, capital reorganizations or changes of the common stock or preferred stock, as applicable;

•	certain share exchanges, mergers, or similar transactions involving us and which result in changes of the common stock or preferred stock, as applicable; or

•	certain sales or dispositions to another entity of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock or preferred stock are entitled to receive stock, securities or other property with respect to or in exchange for their securities, the holders of the common stock warrants or preferred stock warrants then outstanding, as applicable, will be entitled to receive upon exercise of their warrants the kind and amount of shares of stock and other securities or property that they would have received upon the applicable transaction if they had exercised their warrants immediately before the transaction.

SELLING SHAREHOLDERS

Our chairman Merton J. Segal, together with his spouse, Beverly Segal, and a trust established for her benefit (collectively, “Mr. Segal”), may sell up to 1,750,000 shares and certain shareholders of a company whose business we recently acquired, U.S. Specialty Underwriters, Inc., may sell up to 907,935 shares of our common stock from time to time under this prospectus and any prospectus supplement. Information on these selling shareholders is set forth below.

Merton J. Segal.  As a selling stockholder, Mr. Segal may sell up to an aggregate of 1,750,000 shares of our common stock from time to time under this prospectus and any applicable prospectus supplement in one or more offerings. All expenses, other than underwriting discounts and commissions, incurred with the registration of the shares of common stock owned by Mr. Segal will be borne by us.

Merton J. Segal is the founder of the Company. He has been a director since 1985 and is chairman of the board of the Company. He is a member of the Finance Committee and the Investment Committee of the board of directors of the Company. In addition, he serves as a director of the following subsidiaries of the Company: Star Insurance Company, Savers Property and Casualty Insurance Company, Williamsburg National Insurance Company, Ameritrust Insurance Corporation, and Meadowbrook, Inc.

The following table sets forth, to our knowledge, certain information about the stock being registered by Mr. Segal as of June 11, 2007, the date of the table, based on information furnished to us by Merton J. Segal. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.

	Shares Beneficially			Shares Beneficially
	Owned Prior to		Shares Being	Owned After
	Offering(1)		Registered	Offering(1)(2)
Name of Selling Shareholder	Number	Percent	for Sale(2)	Number	Percent

Merton J. Segal(3)	1,623,262	5.3%	923,242	700,020	2.3%
Beverly J. Segal	827,583	2.7%	826,758	825	—

(1)	We have calculated the percentage of issued and outstanding shares of common stock set forth in the table above based on 30,528,142 shares of common stock issued and outstanding as of June 11, 2007.

(2)	We have assumed that all shares of common stock covered by this prospectus supplement have been sold.

(3)	Includes 1,127,069 shares held by the Beverly J. Segal Two-Year Grantor Retained Annuity Trust u/a/d March 1, 2007, of which Merton J. Segal is the sole trustee. 453,376 of such shares are being registered. Of the remaining 496,193 shares of Meadowbrook common stock that Mr. Segal currently holds directly, he has informed us that he intends to transfer 400,000 of such shares to Beverly J. Segal within the immediate future.

U.S. Specialty Underwriters, Inc.  The 907,935 shares of common stock covered by this prospectus by certain selling shareholders other than Mr. Segal (the “USSU selling shareholders”) were issued in connection with the Company’s recent acquisition of the business of U.S. Specialty Underwriters, Inc., an Arizona corporation (“USSU”) pursuant to an asset purchase agreement with USSU, Evergreen/UNI RW Acquisition Corp., an Ohio corporation, Daniel J. Clark, Joseph E. LoConti, and other individuals. In accordance with the asset purchase agreement, the Company paid to USSU a total of $23.0 million, consisting of $13.0 million in cash and $10.0 million in common stock of the Company. The 907,935 shares issued to USSU represented in the aggregate approximately 3% of the shares of our outstanding common stock. For more information on the USSU acquisition, please refer to the Company’s current report on Form 8-K filed with the SEC on April 18, 2007.

The USSU selling shareholders may sell up to an aggregate of 907,935 shares of our common stock from time to time under this prospectus and any applicable prospectus supplement in one or more offerings. All expenses (excluding USSU selling shareholders’ expenses of legal counsel in excess of $10,000), other than underwriting discounts and commissions, incurred with the registration of the shares of common stock owned by the USSU selling shareholders will be borne by us.

The following table sets forth, to our knowledge, certain information about the USSU selling shareholders as of June 11, 2007, the date of the table, based on information furnished to us by the USSU selling shareholders. Each USSU selling shareholder has indicated to us that they are acting individually, not as a member of a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 30,528,142 shares of Meadowbrook common stock outstanding as of the date of the table. Shares shown as beneficially owned after the offering assume that all shares being offered are sold.

	Shares Beneficially					Shares Beneficially
	Owned Prior to				Shares Being	Owned After
	Offering(1)				Registered	Offering(1)(2)
Name of USSU selling shareholder	Number		Percent		for Sale(2)	Number	Percent

Daniel J. Clark(3)	200,000			*	200,000	—	—
Bradley P. Newman	45,396			*	45,396	—	—
Roswell P. Ellis	33,776			*	33,776	—	—
Joseph E. LoConti(4)	357,435	(5)		*	357,435	—	—
Anne L. Meyers	16,888			*	16,888	—	—
Kathleen P. Price	16,888			*	16,888	—	—
Craig L. Stout	95,000			*	95,000	—	—
Felicia P. Young	108,776	(6)		*	108,776	—	—
Andrew B. Zelenkofske	33,776	(7)		*	33,776	—	—

*	Less than 1% of outstanding Meadowbrook common shares.

(1)	Except as otherwise indicated, each USSU selling shareholder named in the table has sole voting and investment power with respect to all common shares beneficially owned by such shareholder.

(2)	We have no assurance that the USSU selling shareholders will sell any of the common shares being registered for sale.

(3)	Mr. Clark is Vice President and director of USSU.

(4)	Mr. LoConti is the father of Christina, Anne Marie, and Jeannine LoConti.

(5)	Includes 33,776 shares held by The Old Mill Trust dated July 1, 2003, of which Mr. LoConti is the sole trustee.

(6)	Includes 25,000 shares held by The Christina LoConti Irrevocable Gifting Trust Agreement Number 1, of which Ms. Young is the sole trustee; 25,000 shares held by The Jeannine LoConti Irrevocable Gifting Trust Agreement Number 1, of which Ms. Young is the sole trustee; and 25,000 shares held by The AnneMarie LoConti Irrevocable Gifting Trust Agreement Number 1, of which Ms. Young is the sole trustee.

(7)	Includes 33,776 shares held by The Revocable Trust for the Benefit of Andrew B. Zelenkofske, of which Mr. Zelenkofske is the sole trustee.

(8)	There were no material relationships between us and any of the USSU selling shareholders during the past three years.

The prospectus supplement for any offering of our common stock by Mr. Segal or the USSU selling shareholders will include the amount and percentage of the common stock held by them before and after the offering and the number of shares of our common stock offered by them.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus from time to time. Registration of the securities covered by this prospectus does not mean, however, that those securities will necessarily be offered or sold.

We may sell the securities separately or together:

•	through one or more underwriters or dealers in a public offering and sale by them;

•	directly to investors; or

•	through agents.

We may sell the securities from time to time:

•	in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the times of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We will describe the method of distribution of the securities and the terms of the offering in the prospectus supplement.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.

Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities in connection with the distribution.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent and describe any compensation received by them from us. In no event will the aggregate discounts, concessions and commissions to any underwriters, dealers or agents exceed eight percent of the gross proceeds. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Shares of our common stock are traded on the New York Stock Exchange. Unless otherwise specified in the related prospectus supplement, all securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriter may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We may apply to list any series of preferred stock or warrants on an exchange, but we are not obligated to do so. Therefore, there may not be liquidity or a trading market for any series of securities.

Any underwriter may engage in overallotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We make no representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of the securities.

Underwriters, dealers or agents who may become involved in the sale of our securities may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive compensation.

LEGAL MATTERS

Howard & Howard Attorneys, P.C. will pass on the validity of the shares of common stock offered in this prospectus.

EXPERTS

The consolidated financial statements of Meadowbrook Insurance Group, Inc. as of December 31, 2006 and 2005 and for the years then ended (including schedules for those years) appearing in Meadowbrook Insurance Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2006, and Meadowbrook Insurance Group, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of said firm as experts in accounting and auditing.

The financial statements for the year ended December 31, 2004 and the financial statement schedules for the year ended December 31, 2004 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

7,250,000 Shares

Common Stock

PRELIMINARY PROSPECTUS SUPPLEMENT

KeyBanc Capital Markets
Friedman Billings Ramsey
Ferris, Baker Watts Incorporated

          , 2007